UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Hecla Mining Company
(Name of Registrant as Specified In Its Charter)

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April 8, 2015

Dear Fellow Shareholders:

On behalf of your Board of Directors and management, it is our pleasure to invite you to attend the Annual Meeting of Shareholders of Hecla Mining Company to be held on Thursday, May 21, 2015, at 10:00 a.m., Eastern Daylight Time, at the offices of Lavery, de Billy, L.L.P., located at 1 Place Ville Marie, Suite 4000, Montreal, Quebec, Canada. Driving directions to the offices of Lavery, de Billy can be found in the back of this document.

This year’s Proxy Statement again demonstrates our commitment to simplify and more effectively explain the matters to be addressed at our Annual Meeting of Shareholders. Our Board of Directors feels that it is important to provide you the information you are looking for about the Company in a way that is easy to understand.

At the meeting, we will be electing two members to our Board of Directors. We will also be considering ratification of the selection of BDO USA, LLP as our independent registered public accountants, and an advisory vote to approve executive compensation. In addition, we will discuss Hecla’s 2014 performance and the outlook for 2015, and answer your questions.

Your vote is very important to us and to our business. Whether or not you plan to attend our Annual Meeting of Shareholders, we urge you to vote your shares as soon as possible. Since a majority of the outstanding shares of our common stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, please promptly vote your shares by completing, signing, dating and returning your proxy card in the envelope provided, or by Internet or telephone voting as described in the Proxy Statement, the proxy card, or the Notice of Internet Availability of Proxy Materials.

We sincerely hope you will be able to attend and participate in our Annual Meeting of Shareholders. We welcome the opportunity to meet with many of you and give you a firsthand report on our progress, as well as express our appreciation for your confidence and support. Your Board of Directors and management are committed to the continued success of Hecla Mining Company, and the enhancement of your investment.

Ted Crumley	Phillips S. Baker, Jr.
Chairman of the Board	President and Chief Executive Officer

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 21, 2015

Hecla Mining Company Notice of 2015 Annual Meeting of Shareholders

6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
208-769-4100

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders of Hecla Mining Company will be held at the offices of Lavery, de Billy, L.L.P., located at 1 Place Ville Marie, Suite 4000, Montreal, Quebec, Canada, on Thursday, May 21, 2015, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	Elect two nominees to the Board of Directors, to serve for a three-year term or until their respective successors are elected;
2.	Ratify the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for 2015;
3.	Approve, on an advisory basis, the compensation of our named executive officers; and
4.	Transact such other business as may properly come before the meeting.

The Board of Directors (“Board”) has fixed the close of business on March 27, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the 2015 Annual Meeting of Shareholders and at any adjournment or postponement thereof. We are not currently aware of any other business to be brought before the 2015 Annual Meeting of Shareholders. A list of shareholders eligible to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 21, 2015, at Hecla’s corporate offices, located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho, and at the offices of Lavery, de Billy, L.L.P., located at 1 Place Ville Marie, Suite 4000, Montreal, Quebec, Canada.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to shareholders over the Internet. We believe that this e-proxy process lowers our costs and reduces the environmental impact related to the mailing of materials associated with our 2015 Annual Meeting of Shareholders. On or about April 8, 2015, we began mailing to certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and how to vote online. All other shareholders will receive the proxy materials by mail.

By Order of the Board of Directors

Michael B. White
Corporate Secretary
April 8, 2015

Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2014 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

General Information

2015 Annual Meeting of Shareholders	10:00 a.m., Eastern Daylight Time
Time and Date	Thursday, May 21, 2015

Location	Lavery, de Billy, L.L.P.
1 Place Ville Marie
Suite 4000
Montreal, Quebec, Canada

Items to be Voted on	Proposal 1: Election of two directors (Nethercutt and Bowles) (p. 17)
✓ Board recommendation: FOR ALL NOMINEES

Proposal 2: Ratification of appointment of BDO USA, LLP as our independent registered public accounting firm for calendar year ending December 31, 2015 (p. 24)
✓ Board recommendation: FOR

Proposal 3: Advisory vote to approve named executive officer compensation (p. 27)
✓ Board recommendation: FOR

Record Date	March 27, 2015

Shareholders of Record	5,424

About the Company	Stock Symbol: HL

Stock Exchange: NYSE

Shares Outstanding as of Record Date: 369,990,632

Registrar & Transfer Agent: American Stock Transfer & Trust Company (Phone: 1-800-937-5449)

Corporate Headquarters: 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815

Corporate Website: www.hecla-mining.com

Established in 1891, Hecla is headquartered in Coeur d’Alene, Idaho, and has a sister office in Vancouver, B.C. The Company’s common stock has been traded on the New York Stock Exchange for 50 years.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	1

Corporate Governance Highlights

The following table summarizes our Board structure and key elements of our corporate governance framework:

Governance Element	Comments
Board Independence	6 of our 7 directors are independent under the New York Stock Exchange listing standards. Mr. Baker, our Chief Executive Officer, is not independent. All members of the Audit, Compensation and Corporate Governance and Directors’ Nominating Committees are independent.
Tenure of the Independent Directors	8 years:	Terry V. Rogers and Charles B. Stanley
	9 years:	John H. Bowles
	10 years:	George R. Nethercutt, Jr.
	13 years:	Dr. Anthony P. Taylor
	20 years:	Ted Crumley
Independent Directors’ Meetings	Our independent directors meet in executive sessions after each regular board meeting without management present, unless the independent directors request their attendance.
Meeting Attendance	All Directors attended all Board and committee meetings in 2014.
Board Leadership Structure	Our Board is led by an independent chair.
Board Structure	Our Board is classified with three classes.
Share Ownership Guidelines	To align director and executive officer interests with those of our shareholders, we have share ownership guidelines for executive officers and directors. Each of the executive officers exceeds the guidelines for ownership of Hecla common shares, and all directors, except for Mr. Crumley, exceed the guidelines for ownership of Hecla common shares.
Board Self-Assessments	Each year, the Board conducts a self-evaluation of its performance and effectiveness. Additionally, each committee conducts an annual self-evaluation of its performance.
Hedging/Pledging Transactions Prohibited	We have an insider trading policy that prohibits executive officers and directors from pledging, short sales and hedging of shares of our common stock.
Performance-Based Compensation	We rely heavily on performance-based compensation for executive officers, including awards of performance-based shares to our Chief Executive Officer.
Clawback Policy	Our Board may require reimbursement of incentive compensation and/or equity awarded to an executive officer if we are required to restate our financial results due to material non-compliance with financial reporting requirements.
Advisory Vote on Executive Compensation	We conduct an annual shareholder advisory vote on named executive officer compensation.
Related Party Transactions	No executive officer or director was involved in a related party transaction in 2014.
Shareholder Rights Plan (“Poison Pill”)	We do not have a shareholder rights plan.
Oversight of Risk	The Board as a whole exercises its oversight responsibilities with respect to material risks we face, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. The Board has delegated responsibility for the oversight of specific risks to Board committees.
Insider Trading Policy	We have a policy that prohibits all executive officers and directors and certain other employees designated as insiders from purchasing or selling any Company securities three weeks before through two days after the release of any Form 10-Q or Form 10-K, or at other specified times during the year while in possession of material non-public information.
Shareholder Proposals under Rule 14a-8	Shareholder proposals for consideration for inclusion in our 2016 Proxy Statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 must be delivered to us by December 10, 2015.
Proposals and Director Nominations Submitted Pursuant to our Bylaws	Notice of shareholder proposals and director nominees for consideration at our 2016 Annual Meeting of Shareholders must be received by us no earlier than January 21, 2016, and no later than February 20, 2016.

2014 Business Highlights

We had a very good year in 2014, setting a number of new records in our 124-year history, such as silver reserves, silver production and silver equivalent production, and total revenue. Hecla’s net income increased $42 million compared to 2013 despite lower metals prices. Silver production was 11.1 million ounces and gold was 186,997 ounces, an increase of 24% and

56% respectively over 2013, due principally to a full year of ownership of Casa Berardi and production at Lucky Friday, as well as Greens Creek having an excellent year. In addition, in 2014 we also achieved record sales of $501 million, a 31% increase over 2013, adjusted EBITDA1 of $174.4 million, a 29% increase over 2013,

____________________
[1]	Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is a measurement that is not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). A reconciliation of this non-GAAP measure to net income (loss), the most comparable GAAP measure, can be found in Appendix A.

2       Proxy Statement Summary

Proxy Statement Summary

and our Total Shareholder Return ranking for 2014 was second out of a peer group of 12 companies. Additional 2014 highlights include the following:

●	Cash and cash equivalents of approximately $209.7 million at year-end, only $2.5 million less than 2013 year-end;
●	Operating cash flow of $83.1 million, a 212% increase over 2013, despite the final $55.4 million payment to satisfy the Coeur d’Alene Basin litigation settlement;
●	Net income applicable to common shareholders of $17.3 million compared to a loss of $25.7 million in 2013;
●	Cash costs, after by-product credits, per ounce of silver and gold[2] decreased by 30% and 15%, respectively compared to 2013;
●	Silver equivalent production of 34.5 million ounces for 2014, which is the highest in our history, and is a 50% increase over 2013 and 142% increase over 2012 levels;[3]
●	Lead and zinc production was 33% and 11% higher than 2013 production; and
●	Highest year-end proven and probable silver reserve levels in our history and an increase for the ninth consecutive year despite lower silver price assumptions.

Shareholder Outreach

Once again we engaged in a shareholder outreach program in order to hear and understand the issues that our shareholders consider to be important. Members of our management team (excluding named executive officers) sought meetings with each of our largest shareholders, and ultimately met in one-on-one discussions with shareholders holding over 10% of our common stock. We also engaged in one-on-one discussions with the two major proxy advisory firms. The response was overwhelmingly supportive of the changes we made in our executive compensation program in 2014. See further discussions on pages 27, 29 and 46.

Key Compensation Actions Taken in 2015 and 2014

The compensation of our named executive officers for 2014 is more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, starting on page 44. The following includes key issues discussed with shareholders and proxy advisory services.

Pay Component	Comments
Elimination of Excise Tax Gross-Up (p. 64)	✓

In March 2015, the Compensation Committee authorized amending the change in control agreements to eliminate the excise tax gross-up provision for those named executive officers whose agreements still had them. The amended agreements will apply a “Best Net After Tax Payment,” which reduces the amount received by the executive upon a change in control if the executive would receive a greater after-tax benefit than he would receive if full severance benefits were paid, taking into account all applicable taxes including any excise tax.

Elimination of Single Trigger Equity Vesting (p. 73)	✓	We amended existing agreements to further clarify the “double-trigger” for equity vesting in a change in control.
Base Salary (p. 53)	✓	There was no increase in base salary for our Chief Executive Officer.
	✓	We increased base salaries for our Senior Vice President and Chief Financial Officer and Senior Vice President – Operations to better align pay to market levels.
Annual Incentive Plan (p. 54)	✓	We amended the Annual Incentive Plan, starting with the 2014 Annual Incentive Plan, in order for awards to be more formulaic.
	✓	There was no increase in incentive opportunity for our Chief Executive Officer in 2014.
	✓	We increased annual incentive opportunities for our Senior Vice President and Chief Financial Officer, and Senior Vice President – Operations to better align pay to market levels.
Long-term Incentive Plan (p. 60)	✓	We published performance goals for all existing three-year plans under our Long-term Incentive Plan.
✓

We increased the number of units granted under the Long-term Incentive Plan for our Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Senior Vice President – Operations to better align pay to market levels, starting with the 2014-2016 Long-term Incentive Plan period.

____________________
[2]	Cash cost, after by-product credits, per ounce of silver and gold is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, can be found in Appendix A under “Reconciliation of Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) to Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP)”.
[3]	2014 silver equivalent calculation is based on the following prices: $19.08/oz. for silver, $1,266/oz. for gold, $0.95/lb. for lead, and $0.98/lb. for zinc.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	3

Pay Component	Comments
Performance-based Shares (awarded to CEO only) (p. 58)	✓	Based on a three-year Total Shareholder Return (“TSR”).
Equity Awards (p. 58)	✓	There were no stock options awarded in 2014.
✓

Restricted stock units represent 14.7% of the Chief Executive Officer’s long-term compensation and 23.7% for all other named executive officers. Restricted stock units were awarded with a three-year vesting schedule.

Director’s Compensation (p. 41)	✓	We increased director’s equity grants from $46,000 to $61,000.
	✓	We increased committee chair retainers.
	✓	We increased the Chairman of the Board’s annual retainer from $75,000 to $90,000.

Key Elements of Chief Executive Officer Pay Mix for 2014

CHIEF EXECUTIVE OFFICER TOTAL DIRECT COMPENSATION FOR 2014 - $3,908,538
✓2014 Base Salary - $605,000 (no increase in 2014).
✓Annual Incentive Plan Payout was $919,600 (152% of target). For 2014, the Compensation Committee determined that Annual Incentive Plan awards be paid 75% in cash and 25% in Hecla common stock issued under the 2010 Stock Incentive Plan.
✓Long-term Incentive Plan Payout was $1,383,938. In February 2012, our Chief Executive Officer was awarded 8,250 units under our 2012-2014 Long-term Incentive Plan. Based on the long-term achievements under this plan period, the plan paid out $167.75 per unit. For 2014, the Compensation Committee determined that the 2012-2014 Long-term Incentive award be paid 75% in cash and 25% in Hecla common stock issued under the 2010 Stock Incentive Plan.
✓Restricted Stock Units – In June 2014, our Chief Executive Officer was awarded 151,515 restricted stock units with a grant date fair value of $500,000 ($3.30 per share), subject to a three-year vesting schedule (one-third in June 2015, one-third in June 2016, and one-third in June 2017).
✓Performance-based Shares: Awarded 151,515 performance-based shares with a grant date fair value of $500,000 ($3.30 per share), the ultimate value of which is based on our three-year TSR ranking in a peer group.

Base Salary Annual Incentive (cash portion) Long-term Incentive (cash portion) Annual and Long-term Incentive (equity portion) Restricted Stock Units Performance-based Shares

2014 Summary Compensation and Realized Compensation

Set forth below is the 2014 compensation for each named executive officer as determined under Securities and Exchange Commission (“SEC”) rules. Total compensation, as reported in the Summary Compensation Table and calculated under SEC rules, includes several items that are driven by accounting and actuarial assumptions. Accordingly, it is not necessarily reflective of the compensation our named executive officers actually realized in 2014. To supplement that disclosure we have added the “W-2/T4 Realized Comp.” column to the right of the table below to compare our named executive officers’ 2014 compensation as determined under SEC rules with W-2/T4 income for 2014, which is the federally taxable compensation our named executive officers received in 2014 inclusive of vested stock and exercised stock options, if any. This supplemental table is not designed to replace the Summary Compensation Table found on page 67, but rather to provide additional, supplemental compensation disclosure. The differences between this supplemental table and the Summary Compensation Table are (i) the supplemental table includes compensation related to stock awards that became fully vested in 2014, whereas the Summary Compensation Table includes compensation for stock awards as it is expensed for financial accounting purposes; (ii) the supplemental table does not reflect the FASB ASC Topic 718 expense associated with equity awards; (iii) the supplemental table includes compensation related to bonuses that were paid in 2014, whereas the Summary Compensation Table includes bonuses as they

4     Proxy Statement Summary

Proxy Statement Summary

are expensed for financial accounting purposes; and (iv) the supplemental table does not include in compensation the change in pension value and the Company matching contribution for individual 401(k) deferral. For more information on total compensation as calculated under SEC rules, see the narrative and footnotes accompanying the “Summary Compensation Table for 2014” on page 67.

2014 Summary Compensation and Realized Compensation

Name and Principal Position	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	SEC Total ($)	SEC Total Without Change in Pension Value ($)	W-2/T4 Realized Comp.[1] ($)
Phillips S. Baker, Jr. President and Chief Executive Officer	605,000	1,438,288	2,303,538	164,099	15,600	4,526,525	4,362,426	2,546,415

James A. Sabala Senior Vice President and CFO	366,458	887,623	954,800	279,690	15,600	2,504,171	2,224,481	1,424,758

Lawrence P. Radford Senior Vice President – Operations	366,458	709,326	886,775	98,277	15,600	2,076,436	1,978,159	1,176,839

Dr. Dean W. A. McDonald Senior Vice President - Exploration	275,000	562,276	721,875	214,384	15,600	1,789,135	1,574,751	1,066,957

David C. Sienko Vice President – General Counsel	250,000	376,900	543,725	78,318	15,600	1,264,543	1,186,225	740,261

Don Poirier Vice President – Corporate Development	226,000	412,820	459,800	165,348	15,600	1,279,568	1,114,220	829,816

1.	The amounts reported in this column include 2014 salary, vested stock received in 2014, and cash portion of 2013 Annual Incentive and cash portion of 2011-2013 Long-term Incentive, which were paid in 2014.

Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	5

Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2015

This Proxy Statement and the accompanying Annual Report are available at: http://www.hecla-mining.com

This Proxy Statement is being furnished by the Board of Hecla Mining Company, a Delaware corporation (“we,” “our,” “us,” “Hecla,” or the “Company”), to holders of shares of Hecla’s common stock, par value $0.25 per share, in connection with the soliciting of proxies to be voted at our Annual Meeting of Shareholders to be held on Thursday, May 21, 2015, at 10:00 a.m., Eastern Daylight Time, and any adjournment or postponement thereof (“Annual Meeting”), for the purposes set forth in the accompanying Notice of 2015 Annual Meeting of Shareholders. The Annual Meeting will be held at the offices of Lavery, de Billy, L.L.P., located at 1 Place Ville Marie, Suite 4000, Montreal, Quebec, Canada.

If you held shares of our common stock on March 27, 2015 (the “Record Date”), you are invited to attend the Annual Meeting and vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign, date, and return the enclosed proxy card. You may also vote your shares by proxy over the Internet or by telephone.

On or about April 8, 2015, we mailed to our shareholders of record as of the close of business on the Record Date, either a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our 2014 Annual Report (“Proxy Materials”) online, or a printed copy of these Proxy Materials.

Notice of Electronic Availability of Proxy Materials

As permitted by SEC rules, we are making these Proxy Materials available to certain shareholders electronically via the Internet. The Notice contains instructions on how to access these Proxy Materials and vote by proxy online. If you received a Notice by mail, you will not receive a printed copy of the Proxy Materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Materials. The Notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our Proxy Materials, you should follow the instructions for requesting such materials contained in the Notice.

Record Date, Shares Outstanding and Quorum

If you were a holder of Hecla common stock either as a “shareholder of record” or as the “beneficial owner” of shares held in street name as of the Record Date, you may vote your shares at the Annual Meeting. As of the Record Date, 369,990,632 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Shares of our common stock that are held by us in our treasury are not counted as shares outstanding and will not be voted. Each shareholder has one vote for each share of common stock held as of the Record Date.

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of the presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the Record Date. Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

6     Proxy Statement

Proxy Statement

Voting Matters and Vote Recommendation

Our Board recommends that you vote your shares as follows:

Proposal No.	Matter	Board Vote Recommendation	Page Reference (for more detail)
		FOR EACH
1	Election of two directors	NOMINEE	17
2	Ratification of appointment of BDO USA, LLP as auditors for 2015	FOR	24
3	Approval of named executive officer compensation	FOR	27

“Shareholder of Record” versus “Beneficial Owner”

If, on the Record Date, your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “shareholder of record.” As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by telephone or Internet, to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a broker, bank, or other financial institution or other nominee (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “street name” and these Proxy Materials are being forwarded to you by your broker. The broker holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting. However, since you are not a shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.

Special Note to Beneficial Holders of Shares of Common Stock

THE INFORMATION SET FORTH IN THIS SECTION IS IMPORTANT TO MANY SHAREHOLDERS OF THE COMPANY, SINCE MANY SHAREHOLDERS HOLD SHARES THROUGH THEIR BROKER OR OTHER NOMINEE AND DO NOT HOLD SHARES IN THEIR OWN NAME.

Shareholders who do not hold their shares in their own name (referred to in this Proxy Statement as “beneficial shareholders” or “beneficial owner”) should note that only proxies submitted by shareholders whose names appear on the Company records as the registered holders of shares of common stock can be recognized and acted upon at our Annual Meeting. If shares of common stock are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares of common stock will not be registered in the shareholder’s name on the Company records and are most likely registered under the names of the shareholder’s broker or an agent of that broker. In the United States, the vast majority of such shares are registered under the name of Cede & Co. as nominee for The

Depository Trust Company (which acts as depository for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee and custodian for many Canadian brokerage firms).

Applicable regulatory policy requires brokers to seek voting instructions from beneficial shareholders in advance of shareholders’ meetings, unless a beneficial shareholder has waived the right to receive meeting materials. Every broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by beneficial shareholders in order to ensure that their shares of common stock are voted at our Annual Meeting. The form of proxy supplied to a beneficial shareholder by its broker (or the agent of the broker) is similar to the form of proxy provided to registered shareholders by us. However, its purpose is limited to instructing the registered shareholder (the broker or agent of the broker) how to vote on behalf of the beneficial shareholder. The majority of brokers

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	7

now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in the United States and Canada. Broadridge typically applies a special sticker to proxy forms, mails those forms to the beneficial shareholders, and the beneficial shareholders return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions on the voting of shares to be represented at our Annual Meeting. A beneficial shareholder receiving a Broadridge proxy cannot use that proxy to vote shares of our common stock directly at our Annual Meeting – the proxy must be returned to Broadridge well in advance of our Annual Meeting, in order to have the shares of common stock voted.

Alternatively, a beneficial shareholder may request in writing that his or her broker send to the beneficial shareholder a legal proxy which would enable the beneficial shareholder to attend our Annual Meeting and vote his or her shares of common stock.

Information about Voting

The Notice containing instructions on how to access these Proxy Materials electronically cannot be used to vote your shares. The Notice does, however, provide instructions on how to vote by proxy using the Internet, telephone, or by requesting and returning a paper proxy card or voting instruction card.

If your shares are held in your name, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the Proxy Materials.

To vote by mail:

●	Mark, sign and date your proxy card; and
●	Return your proxy card in the enclosed postage-paid envelope.

To vote by proxy over the Internet:

●	Have your proxy card or Notice available;
●	Log on to the Internet and visit the website noted on your proxy card or Notice (www.proxyvote.com);
●	Follow the instructions provided; and
●	Do not mail your proxy card.

To vote by proxy by telephone:

●	Have your proxy card available;
●	Call the toll-free number listed on your proxy card (1-800-690-6903);
●	Follow the recorded instructions; and
●	Do not mail your proxy card.

To vote in person if you are a registered shareholder of record:

●	Attend our Annual Meeting;
●	Bring a valid photo identification; and
●	Deliver your completed proxy card or ballot in person.

To vote in person if you hold your shares in “street name” (through a broker, financial institution or other nominee):

●	Attend our Annual Meeting;
●	Bring a valid photo identification; and
●	Obtain from your broker a document that allows you to vote the shares held for your benefit, attach that document to your completed proxy card or ballot and deliver it in person.

To vote your 401(k) Plan shares:

If you participate in the Hecla Mining Company Capital Accumulation Plan and hold shares of our common stock in your plan account as of the Record Date, you will receive a request for voting instructions from the plan trustee (“Vanguard”) with respect to your plan shares. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m., Eastern Daylight Time, on May 20, 2015, the Hecla shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the plan.

8     Proxy Statement

Proxy Statement

Inspectors of Election

Representatives of Broadridge will receive and tabulate proxies, act as independent Inspectors of Election, supervise the voting, decide the validity of proxies, and certify their count of all votes and ballots. Broadridge has been instructed that the vote of each shareholder must be kept confidential and may not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareholders).

Votes Required for the Proposals

Under New York Stock Exchange (“NYSE”) rules, if your shares are held in “street name” and you do not indicate how you wish to vote, your broker is only permitted to exercise its discretion to vote your shares on certain “routine” matters. Proposal 1 (Election of Directors) and Proposal 3 (Approval of Executive Compensation), are not “routine” matters, whereas Proposal 2 (Ratification of Appointment of BDO USA, LLP) is a “routine” matter. Accordingly, if you do not direct your broker how to vote for a director in Proposal 1 or how to vote for Proposal 3, your broker is not permitted to exercise discretion and is not permitted to vote your shares on such matters. This is called a “broker non-vote.”

Proposal 1 - Election of Directors. For more information on director elections, see “Proposal 1 – Election of Directors” beginning on page 17. Pursuant to our Bylaws, each director will be elected by a majority of votes cast at the Annual Meeting, whether in person or by proxy. A properly executed proxy card marked “WITHHOLD” with respect to the election of directors will not be voted (and therefore will not be considered a vote cast) and will not count “FOR” the nominee or nominees for which the vote was withheld. Any shares not voted (whether by abstentions, broker non-votes or otherwise) have the same impact as an instruction to withhold authority in the election of directors, and will not affect the election of directors.

You may vote “FOR” the nominees for election as directors, or you may “WITHHOLD” authority to vote for one or more of the nominees.

Please note that this election of directors is an uncontested election, meaning that there is only one candidate for each of the two directorships to be elected at the Annual Meeting. In the future, if an election for a board seat is contested at an annual or special meeting, the candidate who receives the most “FOR” votes would be the winner of the election (assuming a quorum is present at the meeting) because instructions to withhold authority, abstention and broker non-votes are not considered to be votes cast for purposes of determining a majority vote under our Bylaws. As a result, all director elections under our Bylaws are effectively determined in the same manner as would be the case under a “plurality” voting standard.

Proposal 2 - Ratification of Appointment of BDO USA, LLP. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to approve the selection of BDO USA, LLP. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Abstentions or shares that are not voted are not counted as cast for this purpose. The appointment of our independent registered public accounting firm for calendar year 2015 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their clients on this item.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2015.

Proposal 3 – Approval of Named Executive Officer Compensation. For more information on approval of our executive compensation see “Proposal 3 - “Approval of Named Executive Officer Compensation” beginning on page 27. Please also review the Compensation Discussion and Analysis section beginning on page 44 and compensation tables beginning on page 67. The advisory vote on executive compensation requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Abstentions or shares that are not voted are not counted as cast for this purpose. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	9

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the compensation of our named executive officers.

Discretionary voting by proxies on other matters. Aside from the election of two directors, the ratification of the appointment of BDO USA, LLP, and the approval of executive compensation, we do not know of any other proposal that may be presented at the Annual Meeting.

However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to Phillips S. Baker, Jr. and Michael B. White to vote on such matters at their discretion. No other proposals have been timely submitted in accordance with our Bylaws, and we are not aware of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting.

Proxies

A “proxy” is your legal appointment in a written document of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. We have designated Phillips S. Baker, Jr., our President and Chief Executive Officer, and Michael B. White, our Corporate Secretary, as proxies for the Annual Meeting.

When you sign the proxy card, you appoint Phillips S. Baker, Jr. and Michael B. White as your representatives at the Annual Meeting. As your representatives, they will vote your shares at the Annual Meeting (including any adjournment or postponement) as you have instructed them on your proxy card or, if no instruction is given, as set forth in the following paragraph. With proxy voting, your shares will be voted whether or not you attend the

Annual Meeting in person. Even if you plan to attend the Annual Meeting, we urge you to complete, sign and return your proxy card in advance of the Annual Meeting in case your plans change.

Properly signed and dated proxies received by us prior to or at the Annual Meeting will be voted as instructed on the proxies or, in the absence of such instruction:

(i)	FOR the election to the Board of George R. Nethercutt, Jr. and John H. Bowles;
(ii)	FOR the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2015; and
(iii)	FOR approval of our named executive officers’ compensation.

Revoking a Proxy

If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

●	By sending a written notice of revocation to our Corporate Secretary, if such notice is received prior to the vote at the Annual Meeting, at our principal executive offices:

Hecla Mining Company
Attn: Corporate Secretary
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, ID 83815-9408

●	By submitting a later-dated proxy to our Corporate Secretary prior to the vote at the Annual Meeting; or
●	By voting in person at the Annual Meeting.

If you hold your shares in street name, you should contact your broker for information on how to revoke your voting instructions and provide new voting instructions.

If you hold your shares in the Hecla Mining Company Capital Accumulation Plan, you may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting plan shares. If you hold your Hecla shares outside of the plan, you may vote those shares separately.

10     Proxy Statement

Proxy Statement

Costs of Solicitation

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, assembling, printing, mailing and distributing these Proxy Materials. We have hired Broadridge to assist us in mailing these Proxy Materials. Additionally, we have retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut to assist in the solicitation of votes for an estimated fee of $8,000, plus reimbursement of certain out-of-pocket expenses. Solicitations may be made personally or by mail, facsimile, telephone, or via the

Internet. However, if you choose to access the Proxy Materials over the Internet, you are responsible for any Internet access charges you may incur. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

Results of the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov, visiting our website at www.hecla-mining.com or contacting our Investor Relations Department by writing to Investor Relations Department, Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408 or by sending an email to hmc-info@hecla-mining.com.

Annual Report

Our Annual Report to Shareholders, consisting of our Form 10-K for the year ended December 31, 2014, and other information, is being made available to shareholders with this Proxy Statement. Shareholders may obtain a copy of our Annual Report for the calendar year ended December 31, 2014, without cost, by written or oral request to:

Hecla Mining Company
Attention: Jeanne DuPont
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
Telephone: 208-769-4100

You can also access our SEC filings, including our Annual Reports on Form 10-K, and all amendments thereto, on the SEC website at http://www.sec.gov/edgar.shtml or on our website at http://www.hecla-mining.com.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	11

Hecla’s Transfer Agent

Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
800-937-5449 or 718-921-8275

Householding of Proxy Materials

Many brokerage firms, financial institutions and transfer agents have instituted “householding” procedures for beneficial owners and shareholders of record. Householding is when a single copy of our Proxy Materials is sent to a household in which two or more shareholders reside if they appear to be members of the same family. This practice is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources.

If you are a beneficial owner, you may have received householding information from your broker, financial institution or other nominee shareholder in the past. Please contact the shareholder of record directly if you have questions, require additional copies of our Proxy Materials, or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the shareholder of record if you wish to institute householding. These options are available to you at any time.

Shareholders of record who share an address and would like to receive a separate copy of our Proxy Materials for future annual meetings, or have questions regarding the householding process, may contact our transfer agent, American Stock Transfer & Trust Company, either by written request or by telephone at the address and telephone number listed above. By contacting American Stock Transfer & Trust Company, shareholders of record sharing an address can also request delivery of multiple copies of our Proxy Materials in the future.

Electronic Delivery of Proxy Materials, Annual Reports, News Releases and Documents Filed with the Securities and Exchange Commission

If you are a shareholder of record, you may request and consent to electronic delivery of future Proxy Materials by following the instructions on your proxy card or by visiting our website at http://www.hecla-mining.com under “Investors” and selecting the “Annual Report and Proxy Material” icon and following the instructions. If your shares are held in street name, please contact your broker and ask about the availability of electronic delivery. If you select electronic delivery, we will discontinue mailing the Proxy Materials to you beginning next year and you will be sent an email message notifying you of the Internet address or addresses where you may access the Proxy Materials. Your consent to electronic delivery will remain in effect until you revoke it. If you selected electronic delivery last year, we will not mail the Proxy Materials to you this year and you will receive an email message with the Internet address where you may access the Proxy Materials for the current year. This process is designed to expedite shareholders’ receipt of Proxy Materials, lower the cost of the Annual Meeting, and help conserve natural resources.

Shareholders may also elect to receive notice of our filings with the SEC, annual reports and news releases by email. You may sign up for this service by visiting our website at http://www.hecla-mining.com and selecting the “Email Updates” icon on our home page.

12     Proxy Statement

Proxy Statement

Direct Registration System and Investor Services

The Direct Registration System (“DRS”) is a system that allows your Hecla shares to be held in your name in book-entry form, without having a physical certificate issued. You retain full ownership of your shares, and you have the same rights and privileges as holders of shares held in certificate form. You may request a physical certificate at any time, although it is generally easier and more efficient to maintain your shares in non-certificated form. The benefits of DRS are:

●	Provides accurate, quick and cost-efficient transfers between our transfer agent and your broker/dealer;
●	Ensures secure electronic transfer of your securities;
●	Reduces the risk with physical certificates being processed, including turnaround delays, mail losses and risks associated with stolen, forged or counterfeit certificates;
●	You will receive a periodic annual statement from our transfer agent. Unlike a physical certificate, if you lose the statement, it is easy to get another one; and
●	It is generally safer to own your shares in book-entry form because there are no certificates to be stolen, lost or destroyed. There is also no need to rent a safe-deposit box or other safe place to keep the certificates, and you do not have to send them in the mail or insure them.

You can contact our transfer agent, American Stock Transfer & Trust Company, at the address and telephone number listed above for more information on DRS.

Our transfer agent also offers expanded online services through its affiliate, AST Investor Services, an online retail investor portal. For example, it offers shareholders the ability to consolidate positions in a single account.

For more information on this service, contact AST Investor Services at 1-888-444-0057, or visit them on the Internet at www.astinvestor.com, or through customer service at Customerservice@astinvestor.com.

Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement      13

Provisions of Hecla’s Bylaws With Respect to Shareholder Proposals and Nominations for Election as Directors

You may submit proposals for consideration at future annual shareholder meetings, including director nominations, as follows:

Shareholder Proposals at the 2016 Annual Meeting of Shareholders

Our Bylaws establish procedures governing the eligibility of nominees for election to our Board, and the proposal of business to be considered by our shareholders at an Annual Meeting of Shareholders. For nominations or other business to be properly brought before an Annual Meeting of Shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely, a shareholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders; provided, however, that in the event the date of the Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such Annual Meeting of Shareholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Adjournment of a meeting shall not commence a new time period for giving shareholder’s notice as described above. Such shareholder’s notice shall set forth:

(a)	As to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934 (the “Exchange Act”), as amended, and Rule 14a-11 thereunder, including such person’s written consent to being named in our Proxy Statement as a nominee and to serve as a director if elected;
(b)	As to any other business that the shareholder proposes to bring before the meeting, who has not otherwise complied with the rules and regulations under the Exchange Act for the inclusion of a shareholder proposal in our Proxy Statement, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(c)	As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

	(i)	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; and

	(ii)	the class and number of Company shares which are owned beneficially and of record by such shareholder or beneficial owner.

The applicable time period for timely shareholder submissions pursuant to the above provisions for the 2016 Annual Meeting of Shareholders is January 21, 2016 (the 120th day preceding the anniversary of the 2015 Annual Meeting) to February 20, 2016 (the 90th day preceding such anniversary).

The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Provisions of Hecla’s Bylaws With Respect to Shareholder
Proposals and Nominations for Election as Directors

Shareholder Proposals to be Included in Next Year’s Proxy Statement

In addition to the foregoing section, we will comply with Rule 14a-8 under the Exchange Act with respect to any shareholder proposals that meet that rule’s requirements. We will review shareholder proposals intended to be included in our Proxy Statement for the 2016 Annual Meeting of Shareholders which are received by us at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, no

later than December 10, 2015. Such proposals must be submitted in writing and should be sent to the attention of our Corporate Secretary.

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Identifying and Evaluating Nominees for Directors

General Principles and Procedures. The Corporate Governance and Directors’ Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The committee is responsible for ensuring that the composition of the Board accurately reflects the needs of our business. In the event vacancies are anticipated, or arise, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for election at the next annual meeting of shareholders.

We hold the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, the process for identifying nominees reflects our practice of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership on the Board, who the committee believes continue to make important contributions to the Board, and who consent to continue their service on the Board.

The committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

Board members should possess such attributes and experience as are necessary for the Board as a whole to contain a broad range of personal characteristics, including diversity of backgrounds, management skills, mining, accounting, finance and business experience. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

In general, and as more fully outlined in our Bylaws and Corporate Governance Guidelines, in evaluating director candidates for election to our Board, the committee will: (i) consider if the candidate satisfies the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines; (ii) consider factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; (iii) consider the contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, with such diversity being considered among the other desirable attributes of the Board; (iv) assess the performance of an incumbent director during the preceding term; (v) consider each candidate’s ability to devote sufficient time and effort to his or her duties as a director; (vi) consider a candidate’s independence and willingness to consider all strategic proposals; (vii) consider any other criteria established by the Board and any core competencies or technical expertise necessary to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties; and (viii) determine whether there exists any special, countervailing considerations against nomination of the candidate.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	15

Shareholder Nominees

The committee will consider persons recommended by shareholders as nominees for election as directors. Our Bylaws provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board by following the procedures set forth on page 14. Shareholders who wish to submit a proposed nominee to the committee should send written notice to the Corporate Governance and Directors’ Nominating Committee Chairman, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, within the time period set forth on page 14. The notification should set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Exchange Act, including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected; the name and address of the shareholder or beneficial owner making the nomination or on whose behalf the nomination is being made; and the class and number of shares of the Company owned beneficially and of record by such shareholder or beneficial owner. The committee will consider shareholder nominees on the same terms as nominees selected by the committee.

Regardless of how a candidate is brought to the committee, qualified candidates are subjected to one or more interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated.

Director Qualifications, Evaluation, and Nomination

The committee believes that nominees for election to the Board should also possess certain minimum qualifications and attributes. The nominee must: (i) exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices; (ii) not be involved in ongoing litigation with the Company or be employed by an entity that is engaged in such litigation; and (iii) not be the subject of any ongoing criminal investigations in the jurisdiction of the United States or any state thereof, including investigations for fraud or financial misconduct. Our Bylaws and Corporate Governance Guidelines provide that directors will not be nominated for re-election after their 72nd birthday.

In connection with the director nominees who are up for re-election at the Annual Meeting, the committee also considered the nominees’ roles in: (i) overseeing the Company’s efforts in complying with its SEC disclosure requirements; (ii) assisting in improving the Company’s internal controls and disclosure controls; (iii) assisting with the strategic plan of the Company; and (iv) working with management to implement the strategic plan and mission statement. Directors are expected to exemplify high standards of personal and professional integrity and to constructively challenge management through their active participation and questioning.

In addition to fulfilling the above criteria, each nominee for election to the Board at the upcoming Annual Meeting brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, executive management, accounting, finance, mining, and board service. The committee has reviewed the nominees’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

Proposal 1 – Election of Directors

Our current Bylaws require the Board to have not less than five nor more than nine members. The size of the Board may be increased or decreased within that range from time-to-time by resolution approved by the affirmative vote of a majority of the Board. The current Board is composed of seven directors.

In accordance with our Certificate of Incorporation, the Board is divided into three classes. The terms of office of the directors in each class expire at different times. There are two directors whose terms will expire at the 2015 Annual Meeting: Messrs. George R. Nethercutt, Jr. and John H. Bowles.

At a meeting held by the Corporate Governance and Directors’ Nominating Committee in February 2015, the committee determined that the two directors whose terms are expiring - Messrs. Nethercutt and Bowles - were qualified candidates to stand for re-election at the Annual

Meeting, and the Board designated Messrs. Nethercutt and Bowles as nominees for re-election as directors of the Company, each for a three-year term expiring in 2018. Each nominee has accepted the nomination and agreed to serve as a director if elected by the Company’s shareholders.

It is intended that the proxies solicited hereby from our shareholders that do not provide voting instructions will be voted FOR the election of George R. Nethercutt, Jr. and John H. Bowles. The Board knows of no reason why the nominees will be unable or unwilling to accept election. However, if any nominee becomes unable or is unwilling to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees submitted by the Corporate Governance and Directors’ Nominating Committee. If substitute nominees are selected, proxies that do not provide voting instructions will be voted in favor of such nominees.

Director Qualifications and Biographical Information

Set forth below is biographical information for each of the director nominees, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that each of the director nominees should serve as a director. There are no family relationships among any of our directors or executive officers.

Our Board includes individuals with strong backgrounds in executive leadership and management, accounting and finance, and Company and industry knowledge, and we believe that, as a group, they work effectively together in overseeing our business. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term best interests of our shareholders.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	17

Current Nominees for Election to the Board – Term Ending at the 2015 Annual Meeting

If elected, the nominees will each serve for a three-year term ending in 2018. The nominees are as follows:

George R. Nethercutt, JR.
Age 70
Director since 2005
Mr. Nethercutt has served as Chairman of The George Nethercutt Foundation, a nonprofit student leadership and civics education charity, since 2007, and was appointed Of Counsel for Lee & Hayes PLLC, a law firm, in September 2010. He has been a board member of Washington Policy Center, a public policy organization providing analysis on issues relating to the free market and government regulation, since January 2005; board member of ARCADIS Corporation, an international company providing consultancy, engineering and management services, since May 2005; and Board of Chancellors, Juvenile Diabetes Research Foundation International, a charity and advocate of juvenile diabetes research worldwide, since June 2011. He was a Principal of Nethercutt Consulting LLC, a strategic planning and consulting firm, from January 2007 to January 2012, and served as a member on the board of IP Street, a software company, from May 2011 to January 2015. He also served as U.S. Chairman of the Permanent Joint Board on Defense - U.S./Canada from April 2005 to December 2009; Member, U.S. House of Representatives from 1995 to 2005; Member, Subcommittee on Interior, Agriculture and Defense Appropriations from 1995 to 2005; Member, Committee on Science and Energy from 1998 to 2005; and Vice Chairman, Defense Subcommittee on Appropriations from 2000 to 2004. Mr. Nethercutt has also been a member of the Washington State Bar Association since 1972.

Key attributes, experience and skills: While serving as a U.S. Congressman, Mr. Nethercutt’s focus was on natural resources policy, mining legislation and environmental policies on public lands. Mr. Nethercutt’s extensive political background also included working as a staff member in the U.S. Senate in Washington, D.C., where he focused on issues relating to oil and gas, natural resources, mining and commerce. He served as chief of staff to a U.S. Senator from Alaska, working on such issues as agriculture, fisheries, timber and mining. Mr. Nethercutt’s consulting business consisted of representing clients with mining and natural resources issues. He holds a Juris Doctor degree which he used to gain experience and expertise in business, natural resources and mining law. Our Corporate Governance and Directors’ Nominating Committee and the Board believe that his experience in natural resources, significant political background, and his significant board experience make him an asset to the Board.

Hecla Committees:
●Compensation (Chair)
●Corporate Governance and Directors’ Nominating

Proposal 1 – Election of Directors

John H. Bowles
Age 69
Director since 2006
Mr. Bowles was a Partner in PricewaterhouseCoopers LLP, an accounting firm, from April 1976 until his retirement in June 2006. He has been a Director Emeritus for Ducks Unlimited Canada, a national, private, non-profit wetland conservation organization, since March 1996, and has served on the audit committee for the Canadian Institute of Mining since May 2014. He served as a Director of Mercator Minerals LTD., a copper, molybdenum and silver mining company, from April 2011 to September 2014; Director of Boss Power Corp., a mineral exploration company, from September 2007 to November 2013; Treasurer, Mining Suppliers Association of British Columbia, an association of providers of equipment, products and related services to the British Columbia mining industry, from May 1999 to May 2012; and Director, HudBay Minerals Inc., a zinc, copper, gold and silver mining company, from May 2006 to March 2009. He was appointed a Fellow of the British Columbia Institute of Chartered Accountants in December 1997, and appointed a Fellow of the Canadian Institute of Mining and Petroleum in May 2003. In 2006, Mr. Bowles was named Mining Person of the Year by the Mining Association of BC.

Key attributes, experience and skills: Mr. Bowles is a chartered accountant and served with one of the “Big Four” auditing firms, where he specialized in the audits of public companies in the mining industry. He previously served as a director for a mineral exploration company, as well as a copper, molybdenum and silver producing company, and a zinc, copper, gold and silver mining company. Our Corporate Governance and Directors’ Nominating Committee and the Board believe that his experience as an accountant and financial expertise, which qualify him as an “audit committee financial expert”, and his significant board experience make him an asset to the Board.

Hecla Committees:
●Audit (Chair)
●Executive
●Health, Safety, Environmental and Technical

The Board recommends that shareholders vote “FOR” the election of George R. Nethercutt, Jr. and John H. Bowles

Our directors whose terms are not expiring this year follow. They will continue to serve as directors for the remainder of their terms or until their respective successors are elected.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	19

Continuing Members of the Board – Term Ending at the 2016 Annual Meeting

Ted Crumley
Age 70
Director since 1995
Chairman of the Board since 2006
Mr. Crumley served as Executive Vice President and Chief Financial of Officer of OfficeMax Incorporated, a distributor of office products, from January 2005 until his retirement in December 2005. He was also Senior Vice President of OfficeMax Incorporated from November 2004 to January 2005; and Senior Vice President and Chief Financial Officer of Boise Cascade Corporation, a manufacturer of paper and forest products, from 1994 to 2004.

Key attributes, experience and skills: Mr. Crumley has over 30 years’ experience in management, finance and accounting in the natural resources industry. He understands all aspects of our business, including the mining elements. He has served on Hecla’s Board since 1995, making him the longest serving member of the Board, and also holds the position of Chairman of the Board. Our Corporate Governance and Directors’ Nominating Committee and the Board believe that Mr. Crumley’s substantial management experience as an executive vice president, his financial expertise, and his significant experience as a board member for Hecla, make him an asset to the Board.

Hecla Committees:
●Executive
●Compensation

Proposal 1 – Election of Directors

Charles B. Stanley
Age 56
Director since 2007
Mr. Stanley has been Chief Executive Officer, President and Director of QEP Resources, Inc., an independent natural gas and oil exploration and production company, since May 2010. He was appointed Chairman of the Board of QEP Resources, Inc. in May 2012. He also served as Chairman, Chief Executive Officer, President and Director of QEP Midstream Partners, LP, a master limited partnership that owns, operates, acquires and develops midstream energy assets, from May 2013 to December 2014. He served as Chief Operating Officer of Questar Corporation, a Western U.S. natural gas-focused exploration and production, interstate pipeline and local distribution company, from March 2008 to June 2010; Executive Vice President and Director of Questar Corporation from February 2002 to June 2010; President and Chief Executive Officer, Questar Market Resources, Inc., Wexpro Company, an exploration and production company that develops and produces gas reserves, Questar Exploration and Production Company, an oil and gas exploration and production company, Questar Gas Management Company, a gas gathering and processing company and Questar Energy Trading Company, a wholesale marketing and storage company, from February 2002 to June 2010.

Key attributes, experience and skills: Mr. Stanley has over 31 years’ experience in the international and domestic upstream and midstream oil and gas industry. He is a geologist with an extensive background in natural resources and is familiar with the financial reporting, disclosure, governance, and control requirements imposed on public companies by various regulatory agencies because of his experience as an executive officer of an SEC registrant. Our Corporate Governance and Directors’ Nominating Committee and the Board believe that his experience as a chief executive officer of a public company, his geology experience, financial expertise, which qualify him as an “audit committee financial expert”, and his significant public company board experience make him an asset to the Board.

Hecla Committees:
●Audit
●Corporate Governance and Directors’ Nominating
●Health, Safety, Environmental and Technical

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	21

Terry V. Rogers, C. Dir., H.R.C.C.C.
Age 68
Director since 2007
Mr. Rogers served as Senior Vice President and Chief Operating Officer of Cameco Corporation, a uranium producer, from February 2003 until his retirement in June 2007. He is a former President of Kumtor Operating Company, a gold producing company and a subsidiary of Cameco Corporation, where he served from 1999 to 2003 and has served on the Board of Directors of Cameco Gold Company and its publicly traded successor Centerra Gold Inc., a gold mining company, since February 2003.

Key attributes, experience and skills: Mr. Rogers has over 30 years’ experience in the mining industry where he held several executive positions with major mining companies and their subsidiaries worldwide. He has experience in operating mining projects, including being a mine manager and overseeing all aspects of production, engineering, planning, and administrative services. Mr. Rogers also has experience in open-cast, open-pit and underground operations in coal, gold, and uranium mines around the world. Mr. Rogers obtained the Chartered Director (C. Dir.) designation from The Directors College (a joint venture of McMaster University and The Conference Board of Canada) in March 2011. In 2013, Mr. Rogers also obtained the Human Resources and Compensation Committee Certified (H.R.C.C.C.) designation from The Directors College. Our Corporate Governance and Directors’ Nominating Committee and the Board believe that his experience in management and his extensive background in open-cast, open-pit and underground operations, as well as his board experience and certified designations, make him an asset to the Board.

Hecla Committees:
●Health, Safety, Environmental and Technical (Chair)
●Audit
●Compensation

Proposal 1 – Election of Directors

Continuing Members of the Board – Term Ending at the 2017 Annual Meeting

Phillips S. Baker, Jr.
Age 55
Director since 2001
Mr. Baker has been our Chief Executive Officer since May 2003 and has served as our President since November 2001. He has served as a Director of QEP Resources, Inc., an independent natural gas and oil exploration and production company, since May 2010, as well as serving as a Director for Questar Corporation, a Western U.S. natural gas-focused exploration and production, interstate pipeline and local distribution company, from February 2004 through June 2010.

Key attributes, experience and skills: As our Chief Executive Officer for nearly twelve years and our President and a director since 2001, Mr. Baker is very familiar with Hecla and all of our operations, and is unique among our directors in his institutional knowledge of the Company. His over 29 years’ experience with mining companies is a key component of our Board’s collective experience. Mr. Baker has served on the board of other publicly held mining and natural resource companies and holds legal and accounting degrees, each of which provides additional experience and skills that are helpful to our Board. Our Corporate Governance and Directors’ Nominating Committee and the Board believe that his extensive experience in management and his knowledge of the Company’s operations, as well as his board experience, make him an asset to the Board.

Hecla Committees:
●Executive (Chair)

Dr. Anthony P. Taylor
Age 73
Director since 2002
Dr. Taylor has served as President, CEO and Director of Selex Resources Ltd., a private Ontario Corporation engaged in mineral exploration, since January 2012. Since October 2001, he has served as President and Director of Caughlin Preschool Co., a private Nevada corporation that operates a preschool, which he co-founded. He previously served as Executive Chairman of Crown Gold Corporation, an exploration company, from August 2010 to August 2012, after serving as Chief Executive Officer and Director of Gold Summit Corporation, a public Canadian minerals exploration company, from October 2003 to August 2010.

Key attributes, experience and skills: Dr. Taylor has over 50 years’ experience in the mining industry in all levels of exploration from a field geologist to senior management for Cominco, Selection Trust, BP Minerals and Gencor until 1996. Since then, he has led the formation of three start-up mineral exploration companies based in Nevada. He has extensive experience in lead, zinc, nickel, copper, diamond, gold and silver exploration from his work in Europe, Australia, South Africa, and North and South America. Our Corporate Governance and Directors’ Nominating Committee and Board believe that his management experience and his extensive background in geology and exploration make him an asset to our Board.

Hecla Committees:
●Corporate Governance and Directors’ Nominating (Chair)
●Health, Safety, Environmental and Technical
●Compensation

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	23

Proposal 2 – Ratification of Appointment of BDO USA, LLP as the Company’s Independent Registered Public Accounting Firm for 2015

The Audit Committee has appointed BDO USA, LLP (“BDO”), to serve as our independent registered public accounting firm for 2015, and the Board is submitting that appointment for ratification by our shareholders. BDO has served as our independent registered public accounting firm since 2001.

Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, we are asking our shareholders to ratify the appointment of BDO as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the appointment of BDO to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm, and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it will be considered as a direction to the Board and to the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the Company and our shareholders.

The Board recommends that shareholders vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2015.

Audit Committee Report

Membership and Role of the Audit Committee

The Audit Committee consists of John H. Bowles (Chair), Terry V. Rogers, and Charles B. Stanley. Each member of the committee satisfies the definition of “independent director” as established in the NYSE listing standards and SEC rules. In addition, each member of the committee is financially literate and the Board has determined that each member of the committee qualifies as an audit committee “financial expert” as defined by SEC rules.4 In addition to Hecla, Mr. Rogers serves on the audit committee of one Canadian public company. Messrs. Bowles and Stanley do not serve on the audit committee of any other public companies.

The committee’s principal functions are to assist the Board in fulfilling its oversight responsibilities, and to specifically review: (i) the integrity of our financial statements; (ii) the independent auditor’s qualifications and independence;

(iii) the performance of our internal auditor and the independent auditor; and (iv) our compliance with laws and regulations, including disclosure controls and procedures. During 2014, the committee worked with management, our internal auditor and our independent auditor to address Sarbanes-Oxley Section 404 internal control requirements. The committee met six times in 2014.

The committee acts under a written charter as amended and restated effective December 8, 2014. You may obtain a copy of the charter in the “Company” section of http://www.hecla-mining.com under “Corporate Governance.”

____________________
[4]	Audit Committee “financial expert” is defined as a person who has thorough: (i) education and experience as a principal financial officer, principal accounting officer, controller, public accountant, auditor or position performing similar functions; (ii) experience actively supervising one or more such persons; (iii) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or (iv) other relevant experience and the following attributes: (a) an understanding of Generally Accepted Accounting Principles and financial statements; (b) the ability to assess the general application of Generally Accepted Accounting Principles in connection with the accounting for estimates, accruals, and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be reasonably expected to be raised by a company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (d) an understanding of internal controls and procedures for financial reporting; and (e) an understanding of audit committee functions.

Audit Committee Report

Review of the Company’s Audited Financial Statements for the Calendar Year Ended December 31, 2014

The committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal control over financial reporting. Our independent auditors are engaged to audit and express opinions on the conformity of our financial statements to accounting principles generally accepted in the United States, and the effectiveness of our internal control over financial reporting.

The committee has reviewed and discussed the audited financial statements, together with the results of management’s assessment of the internal control over financial reporting, with management, the internal auditor and the independent auditor. The committee has discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees (AS 16)). In addition, the committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) for independent auditor communications with audit committees concerning independence, and has discussed with the independent auditors the independent auditor’s independence. The committee meets with the internal auditor and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee has considered whether the independent auditor’s provision of non-audit services to us is compatible with the auditor’s independence.

Based on the Audit Committee’s review and discussions noted above, it recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2014, for filing with the SEC.

Respectfully submitted by
The Audit Committee of the
Board of Directors

John H. Bowles, Chair
Terry V. Rogers
Charles B. Stanley

Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement     25

Audit Fees

Audit and Non-Audit Fees

The following table represents fees for professional audit services rendered by BDO for the audit of our annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees for other services rendered by BDO during those periods.

	2014	2013
Audit Fees	$577,700	$963,697
Audit Related Fees	87,000	89,203
Tax Fees	17,800	37,658
All Other Fees	—	—
Total	$682,500	$1,090,558

Audit Fees. Annual audit fees relate to services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and fees related to the registration of securities with the SEC.

Audit Related Fees. Audit related fees consisted principally of fees for audits of financial statements of employee benefit plans.

Tax Fees. Tax fees consisted of fees for tax consultation and tax compliance services, tax planning and miscellaneous tax research.

All Other Fees. There were no other fees.

The Audit Committee considers whether the provision of these services is compatible with maintaining BDO’s independence, and has determined such services for calendar years 2014 and 2013 were compatible with such independence. All of the fees were pre-approved by the committee. All of the services described above were approved by the committee pursuant to paragraph (c)(7)(i)(B) of Rule 2-01 of Regulation S-X promulgated by the SEC, to the extent that rule was applicable during calendar years 2014 and 2013.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the committee is requested. The committee reviews these requests and advises management if the committee approves the engagement of the independent auditor for specific projects. On a periodic basis, management reports to the committee regarding the actual spending for such projects and services compared to the approved amounts. The committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more committee members, provided that any such pre-approvals are reported on at a subsequent committee meeting.

Proposal 3 – Approval of Named Executive Officer Compensation

We are asking our shareholders to indicate their support for the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement. This advisory vote on executive compensation proposal gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the principles, policies and practices described in the Compensation Discussion and Analysis beginning on page 44.

The vote is advisory and therefore not binding on Hecla, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

As described in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves this Objective
Pay for Performance	✓	Linking a significant portion of each NEO’s targeted total direct compensation - 67.5% for our CEO and at least 49.4% for other NEOs – to the achievement of performance goals.
Alignment with Shareholders’ Interests	✓	Establishing performance metrics under our Annual Incentive Plan and Long-term Incentive Plan that are designed to focus executives on the strategic objectives of the Company.
Commitment to Compensation “Best Practices”	✓	No perquisites.
	✓	Clawback policy for incentive compensation awards.
	✓	Stock ownership requirements.
	✓	No excise tax gross-up in Change in Control Agreements.
	✓	No hedging or pledging.
Attract and Retain Top Talent	✓	Competing effectively for the highest quality people who will determine our long-term success.

Shareholder Outreach

Over the last few years, we have undertaken significant shareholder outreach efforts in order to hear and understand the concerns of our shareholders. In advance of our 2014 Annual Meeting, a management team (excluding NEOs) held one-on-one discussions with shareholders holding over 15% of the Company’s common stock and obtained constructive feedback on our executive compensation program. The Compensation

Committee, with the assistance from management and its compensation consultant, considered the opinions and specific requests expressed during these meetings, as well as the analysis provided by proxy advisory firms. As a result of this work and the committee’s ongoing efforts to ensure a strong alignment between executive pay and Company performance, the committee made the following changes to the executive compensation program in 2014:

What we heard . . .	How we responded . . .

The Company’s Annual Incentive Plan permits too much discretion by the committee and does not include enough metrics. Shareholders prefer awards based on measurable improvements in performance against objective metrics considered to be key drivers of value creation, such as return on equity, earnings per share, or EBITDA.

Modified the Annual Incentive Plan, starting with the 2014 Annual Incentive Plan, in an effort to achieve a more metric-based approach, with less committee discretion. See “Overview of our Compensation Decisions and Results for 2014” on page 53.

The Company doesn’t publish performance goals for existing three-year plans under its Long-term Incentive Plan. In past years, we have published performance goals only for the three-year plan that was completed at the end of the prior year and the awards received under the plan.

We now publish performance goals for all of our current three-year plans. We added a description for each of our current three-year plans (2013-2015, 2014-2016, and 2015-2017). See “Future Compensation Actions” on page 60.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	27

What we heard . . .	How we responded . . .
The Company’s Change in Control Agreements have a “single-trigger” for vesting of equity. Our Employment Agreements provided for a “double-trigger.” But our stock plans provided for a single-trigger.

We amended our agreements in February 2014, to further clarify the “double-trigger.” We chose not to amend the stock plans because we believe the single-trigger is an appropriate benefit to employees other than those who have Change in Control Agreements. We further amended the agreements so they are now entitled “Change in Control Agreements.” See “Change in Control and Termination” on page 73.

Communications are not transparent enough. Shareholders expect an explicit and easily understood explanation of our program and its outcomes in the Compensation Discussion and Analysis.

We revised our Compensation Discussion and Analysis. We have overhauled the presentation of how we make pay decisions to increase clarity. In addition, our new compensation framework is designed to be easier to understand and more transparent.

After implementing these changes, our 2014 say-on-pay vote received 78.47% support. The committee believes the changes made in 2014 impacted the vote because they were responsive to the feedback from investors and proxy advisory firms, and enhanced the performance orientation of our executive compensation program. Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 44. The current frequency of shareholder advisory votes on executive compensation is every year.

We have continued our shareholder outreach program, and in September 2014, we re-engaged with our shareholders. Our management team (excluding NEOs) again held one-on-one discussions with shareholders holding over 10% of the Company’s common stock, as well as one-on-one discussions with the proxy advisory firms. The response was overwhelmingly supportive of the changes we made to our executive compensation program in 2014. As a result of this engagement and the committee’s ongoing efforts to ensure a strong alignment between executive pay and Company performance, the committee made the following change to the executive compensation program in 2015:

●	Eliminated excise tax gross-ups in current Change in Control Agreements

We are asking shareholders to approve the following resolution at the 2015 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Proxy Statement, is hereby APPROVED.”

The Board recommends that you vote “FOR” approval of the compensation of our NEOs.

Corporate Governance

We believe that good corporate governance practices reflect our values and support our strong strategic and financial objectives and performance. Our corporate governance practices are generally reflected in our Bylaws, Corporate Governance Guidelines, and committee charters, which can be found at http://www.hecla-mining.com. The charters of each committee spell out the committees’ roles and responsibilities assigned to each by the Board.

In addition, the Board has established policies and procedures that address matters such as chief executive officer succession planning, transactions with related persons, risk oversight, communications with the Board by shareholders and other interested parties, as well as the independence and qualifications of our directors. This “Corporate Governance” section provides insights into how the Board has implemented these policies and procedures to benefit Hecla and our shareholders.

Shareholder Outreach

The Board welcomes and values the input of our shareholders. Listening and responding to shareholders is important to the Board and helps it in its ongoing review and analysis of our policies and procedures in an effort to continue to act in the best interests of the Company and our shareholders. In addition to seeking input on our compensation practices, our shareholder outreach program seeks to identify corporate governance matters that are of concern primarily to our shareholders, but also to the major proxy advisory firms. Although we appreciate and consider the positions expressed to us concerning corporate governance matters by certain shareholders, and more generally by the proxy advisory firms, we do not always agree with their position or are otherwise unable to implement the requested change because of a lack of support from our other shareholders. The latter case occurred in 2014 when we tried to amend our Bylaws to permit shareholders to call special meetings. Under our Certificate of Incorporation, such a change required the approval by holders of 80% of our outstanding shares of common stock, yet we only received approval from 40%.

In some cases we believe that responding as suggested would hinder the Company and be potentially counterproductive to shareholder interests. Some examples of these suggestions include:

What we heard . . .	How we responded . . .
Exclusive Forum. Shareholders were concerned that we amended our Bylaws to include an “exclusive forum” bylaw without seeking shareholder approval of the amendment.

We adopted this amendment as a result of having recently been subject to nine different lawsuits, including a putative class action lawsuit, filed in three different jurisdictions, each of which related to the same underlying facts. The nine lawsuits were ultimately consolidated into four lawsuits, each of which was dismissed with prejudice. Nevertheless, the lawsuits caused us to incur over $500,000 in out of pocket expenses, much of which was the direct result of having to litigate the same basic facts in three different jurisdictions. The diversity in jurisdictions also caused undue distractions to our management, and although each case was dismissed, subjected us to unnecessary risks, including inconsistent outcomes and possible effects on the ability to maintain certain insurance policies at reasonable rates. As a result of the foregoing, our Board adopted this amendment in an effort to address these potential risk and expense issues.

Exclusive forum provisions are intended to discourage forum shopping by plaintiffs and the practice of litigating similar or identical claims in multiple jurisdictions. The benefits of such provisions to corporations can be significant. They remove the need to hire multiple counsel and make filings in different jurisdictions. They reduce the risk of inconsistent outcomes. And they allow corporations to identify and approach courts that have particular expertise in corporate matters, such as, for example, the Delaware Court of Chancery. The exclusive forum bylaw only covers certain types of litigation concerning Delaware law; it does not apply to any other types of cases brought against us.

Classified Board. Some shareholders prefer a declassified Board because it results in annual accountability for all directors.

We prefer a classified board because it leads to (1) greater stability and continuity (in that such directors offer more knowledge and deeper counsel about the business based on their longer tenure), and (2) protection against abusive takeover tactics. During periods of dramatic change in the strategy of the Company, this stability and continuity is an important benefit allowing the Company to accomplish the changes.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	29

What we heard . . .	How we responded . . .
Board Independence. In prior years, a few shareholders expressed concern about our CEO and one of our directors sitting on each other’s boards.

Under Section 303A.02 of the NYSE rules, Mr. Stanley passes all of the independence tests. Neither Mr. Stanley nor Mr. Baker sit on each other’s compensation committee, and during Board discussions on CEO compensation, Mr. Stanley abstains from voting. The Corporate Governance and Directors’ Nominating Committee had extensive discussions and concluded that it was beneficial for Mr. Baker to serve on another company’s board despite the time commitment required. Mr. Stanley and Mr. Baker sitting on each other’s company boards enhance the benefit of the experience of board service for another company.

Tenure of Directors – Seeking Potential New Directors. The average tenure is 10 years. Shareholders expect to see refreshment over time. Our Chairman has served on the Board for 20 years.

We believe that long service is beneficial to the Company. We are strongly opposed to a one-size-fits-all model of corporate governance and believe that each board should consider its own circumstances. We believe director term limits would prevent shareholders from keeping a company’s most valuable directors, forcing those directors into retirement regardless of how acutely the company may need their unique experience and skills. The mining industry requires a board that understands the options available to the Company, is diligent in following the industry outside of meetings and is available to meet on a regular basis. Good directors are hard to find. There are a limited number of people that possess both the management experience and industry knowledge required to serve capably as public company directors. Antitrust and commercial considerations preclude service by those aligned with competitors. Other commercial relationships create the potential for related-party transactions that could impair independence under stock exchange rules or proxy advisory firms’ more restrictive independence standards. Companies limit or prohibit their executives from serving on other companies’ boards, and directors can serve on no more than a handful of boards to avoid proxy advisors’ overboarding concerns.

With respect to our Chairman, Mr. Crumley, we see a strategic advantage in having him serve as Chairman. He has served on the Board for 20 years, but only served the last 9 years as Chairman. Not only does he bring experience and historical context to the vitality and growth of Hecla, he serves as an advisor to our Chief Executive Officer. With his extensive corporate, financial, federal regulatory, state of Idaho and natural resource experience, he has been the ideal person to lead the Board.

No women serving on the Board. Some shareholders were concerned that the Company did not have any women serving as directors on our Board.

We have directors approaching retirement age and are continually seeking out new directors. The Board is very conscious of the benefits of diversity on the Board and has made efforts to seek qualified candidates that add diversity, including women. However, as explained above, there are a limited number of people that possess both the management experience and industry knowledge required to serve capably as public mining company directors, including women. See “Identifying and Evaluating Nominees for Directors” (p. 15) and “Director Qualifications, Evaluation, and Nomination” (p. 16).

Corporate Governance

Director Independence

Our Corporate Governance Guidelines provide, among other things, that the Board will have a majority of directors who meet the criteria for independence required by the NYSE. In determining independence each year, the Corporate Governance and Directors’ Nominating Committee affirmatively determines whether directors have any “material relationship” with the Company. When assessing the “materiality” of a director’s relationship with the Company, the committee considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. The committee also reviews the frequency or regularity of services or transactions between the Company and directors, whether the services or transactions are being carried out at arm’s length in the ordinary course of business and whether the services or transactions are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable services or transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. To guide its determination of whether a director is independent, the Board has adopted the following NYSE listing standards:

A director will not be independent if:

●	the director is, or has been, within the last three years, our employee, or an immediate family member[5] is, or has been within the last three years, an executive officer[6];
●

the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

●

the director is: (i) a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of a firm that is our internal or external auditor and who personally works on the Company’s audit; (iii) the director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on the Company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;

●

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

●

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three calendar years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Pursuant to our Corporate Governance Guidelines, the committee undertook its annual review of director independence in February 2015. During this review, the committee considered transactions and relationships between each director or any member of his immediate family and Hecla and our subsidiaries and affiliates, including relationships described below and any reported on page 38 under “Certain Relationships and Related Transactions.” The committee also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

Based upon an assessment of all facts and circumstances known to the committee, including, among other things, a review of questionnaires submitted by our directors, the committee and the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth by the NYSE:

John H. Bowles	Dr. Anthony P. Taylor
Terry V. Rogers	George R. Nethercutt, Jr.
Charles B. Stanley	Ted Crumley

____________________
[5]	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
[6]	The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	31

Messrs. Stanley and Baker both serve as members of the board of directors of QEP Resources, Inc., of which Mr. Stanley is chief executive officer. The committee reviewed this relationship with the Board, and the Board made the affirmative decision that this relationship did not disqualify Mr. Stanley from being independent. Neither Mr. Baker nor Mr. Stanley serve on the Compensation Committee of either Hecla or QEP Resources, Inc.

Mr. Baker is our President and Chief Executive Officer (“CEO”). As such, he cannot be deemed independent under the NYSE listing standards.

Directors are expected to immediately inform the Board of any material change in their circumstances or relationships that may impact their independence.

Family Relationships

There are currently no family relationships between the directors or executive officers of Hecla.

Diversity Policy

While the Board has not adopted a formal policy on diversity, the Company’s Corporate Governance Guidelines provide that, as a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented. The Board seeks to include an array of skills and experience in its overall composition rather than requiring every director to possess the same skills, perspective, and interests. This guideline is implemented by seeking to identify candidates who bring diverse skill sets, backgrounds, and experiences, including ethnic and gender diversity, to the Board when director candidates are needed.

Board Leadership and Executive Sessions

Currently, the positions of CEO and Chairman of the Board (“Chairman”) are held by separate persons. The Board believes this structure is optimal for the Company at this time because it allows the CEO to focus on leading the Company’s business and operations, and the Chairman to serve as a sounding board and advisor to the CEO, and to lead the activities of the Board. The Board has also determined that having a non-management director serve as Chairman is in the best interest of shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and it enhances the Board’s independence and, we believe, senior management’s accountability to the Board.

Mr. Ted Crumley chairs meetings of the Board, as well as the executive sessions with independent members of the Board. His duties include chairing annual meetings of shareholders, overseeing the preparation of agendas for Board meetings, preparing for executive sessions of the Board and providing feedback to the CEO, staying current on developments to determine when it may be appropriate to alert the Board to significant pending developments, serving as a liaison between independent directors and the CEO with respect to sensitive issues, and other matters. Executive sessions of non-management directors are included on the agenda for every regularly scheduled Board and committee meeting and during 2014, executive sessions were held at each regularly scheduled Board meeting. The executive sessions are chaired by the Chairman. Our non-management directors meet in executive sessions without management present, unless the non-management directors request their attendance.

For the foregoing reasons we have determined that our leadership structure is appropriate in the context of our specific circumstances.

Corporate Governance

Succession Planning

In light of the critical importance of executive leadership to the Company’s success, the Compensation Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed our CEO and to report annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the senior management team.

The CEO and Director of Human Resources make a formal succession planning presentation to the Compensation Committee annually. The Compensation Committee reviews recommended candidates for senior management positions to see that qualified candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of the candidates. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board.

In 2014, the Compensation Committee conducted a full executive talent review of all named executive officers,

with an emphasis on CEO succession. In connection with that review, the Compensation Committee identified potential successors to the CEO.

In conjunction with the succession review, management also reviewed potential successors for the top management roles across Hecla. In connection with that review, we concluded that “ready now” potential successors exist for approximately one-third of those roles, which represents an increase in the level of readiness of our talent compared to previous years. We created development plans for the potential successors who were identified as being ready in one to two years or three to five years. By the end of 2014, we had greater visibility into our talent pool and we used that information to build the succession plans for the next tier of critical roles.

Our Corporate Governance Guidelines also provide that in the event of the death, resignation, removal or incapacitation of the President and CEO, the Chairman will act as the President and CEO until his successor is duly elected. In addition, our Corporate Governance Guidelines and Bylaws provide that in the event of the death, resignation, removal or incapacitation of our current Chairman, the President and CEO will act as the Chairman until his successor is duly elected.

Role of Board in Risk Oversight

Our management is responsible for identifying and reviewing risks facing the Company, including, without limitation, strategic, operational, financial, compensation and regulatory risks, and meets regularly as part of such responsibility to review and discuss the Company’s risk exposure. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. The Board and its committees periodically receive risk management updates through business reports from management provided at meetings of the Board or its committees throughout the year. Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize the Company’s risk exposure.

We also believe that our leadership structure and the use of executive sessions as described above aids the Board in risk oversight.

The Audit Committee is responsible for considering and discussing major financial risk exposures and the steps management has taken to monitor and control these exposures. The committee regularly reviews and monitors compliance with securities and financial regulations, in addition to overseeing the audit work performed on behalf of the Company in the area of internal audit for compliance with the Sarbanes-Oxley Act. The committee meets at least quarterly to review the major financial risk exposures in connection with various matters, including the filing of quarterly reports with the SEC.

The Corporate Governance and Directors’ Nominating Committee monitors the effectiveness of the Company’s Corporate Governance Guidelines.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	33

The Compensation Committee assesses and monitors whether any of the Company’s compensation policies and programs have the potential to encourage excessive risk-taking.

To the extent any risks identified by each standing committee of the Board are material or otherwise merit discussion by the whole Board, the respective committee chairman will raise risks at the next scheduled meeting of the Board.

For the foregoing reasons, we have determined that our risk oversight is appropriate in the context of our specific circumstances, risk management efforts, and the Board’s administration of its oversight function.

Board Self-Evaluation

Each year, the Board conducts a self-evaluation of its performance and effectiveness. As part of this process, each director completes an evaluation form on specific aspects of the Board’s role, organization and meetings. The collective comments are then presented by the chairman of the Corporate Governance and Directors’ Nominating Committee to the whole Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops actions to take to enhance the Board’s effectiveness over the next year. Additionally, each committee conducts an annual self-evaluation of its performance through a similar process.

Director Communications

Shareholders or other interested parties wishing to communicate with the Chairman or with the independent directors as a group may do so by delivering or mailing the communication in writing to: Chairman of the Board, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. Please refer to our website at http://www.hecla-mining.com under the tab entitled “Company” and then select the tab entitled “Corporate Governance” for any changes in this process.

Electronic Access to Corporate Governance Documents

Our corporate governance documents are available by accessing our website at http://www.hecla-mining.com under the tab entitled “Company” and then selecting the tab entitled “Corporate Governance.” These include:

●	Corporate Governance Guidelines;
●	Whistleblower Policy;
●	Charters of the Audit, Compensation, Corporate Governance and Directors’ Nominating and Health, Safety, Environmental & Technical Committees of the Board;
●	Code of Ethics for our Chief Executive Officer and Senior Financial Officers; and
●	Code of Business Conduct and Ethics for Directors, Officers and Employees.

The information on our website is not incorporated by reference into this Proxy Statement.

Shareholders may also request a free copy of these documents from: Investor Relations, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408; (208) 769-4100.

Corporate Governance

Corporate Governance Guidelines

The Corporate Governance Guidelines were adopted by the Board to ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of our shareholders.

In December 2014, the Corporate Governance and Directors’ Nominating Committee and the Board amended the Corporate Governance Guidelines to more precisely track statutory requirements to improve its clarity and functionality, as well as to more closely match the Company’s practices.

Code of Business Conduct and Ethics

We believe that operating with honesty and integrity has earned trust from our shareholders, credibility within our community, and dedication from our employees. Our directors, officers and employees are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. Our Code of Business Conduct and Ethics covers many topics, including conflicts of interest, confidentiality, fair dealing, protection, proper use of the Company’s assets, and compliance with laws, rules and regulations. In addition to the Code of Business Conduct and Ethics for directors, officers and employees, our Chief Executive Officer, Chief Financial Officer and Controller are also bound by a Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

The Corporate Governance and Directors’ Nominating Committee has adopted procedures to receive, retain, and react to complaints received regarding possible violations of the Code of Business Conduct and Ethics, and to allow for the confidential and anonymous submission by employees of concerns regarding possible violations of the Code of Business Conduct and Ethics. Our employees may submit any concerns regarding apparent violations of the Code of Business Conduct and Ethics to their supervisor, our General Counsel, the Chairman of the Corporate Governance and Directors’ Nominating Committee, or through an anonymous telephone hotline.

Whistleblower Policy

The Audit Committee adopted a Whistleblower Policy, which encourages our employees to report to appropriate Company representatives, without fear of retaliation, certain accounting information relating to possible fraud. Our employees may submit any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters to the Audit Committee, our General Counsel, or through an anonymous telephone hotline. The goal of this policy is to discourage illegal activity and business conduct that damages Hecla’s reputation, business interests, and our relationship with shareholders.

Stock Ownership Guidelines

In an effort to more closely align the Company’s non-management directors’ financial interests with those of the shareholders, in June 2012, the Compensation Committee and Board adopted stock ownership guidelines for our non-management directors. Under these guidelines, each non-management director is encouraged to own shares of common stock (which includes shares held under the Hecla Mining Company Stock Plan for Nonemployee

Directors) valued at three times their annual cash retainer and should comply with the guidelines within five years of the adoption of the guidelines.

Similarly, we believe that it is important to encourage our executive officers to hold a material amount of our common stock and to link their long-term economic interest directly to that of our shareholders. To achieve

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	35

this goal, in June 2012, the Company established stock ownership guidelines for the Company’s senior management. The guidelines for the CEO are six times base salary, which should be achieved within five years of the adoption of the guidelines. The guidelines for all other executive officers are two times base salary, which should be achieved within five years of the adoption of the guidelines. Unvested shares of restricted stock units and shares held directly are considered owned for purposes of the guidelines. Stock ownership does not include unexercised stock options. See “Executive Stock Ownership as of December 31, 2014” on page 63.

Board Meetings During 2014

During 2014, the Board held six meetings. Each director attended all meetings of the Board and committees of the Board on which he served. It is our policy that all directors are expected, absent compelling circumstances, to prepare for, attend and participate in all Board and applicable committee meetings, and each annual meeting of shareholders. All members of the Board attended last year’s Annual Meeting of Shareholders, which was held in May 2014.

Committees of the Board and Committee Assignments

The Board has five standing committees: Audit; Compensation; Corporate Governance and Directors’ Nominating; Health, Safety, Environmental & Technical; and Executive. Information regarding these committees is provided below. With the exception of the Executive Committee, all remaining committees are composed entirely of independent directors. The Compensation Committee charter was amended in August 2014. The Audit, Corporate Governance and Directors’ Nominating and the Health, Safety, Environmental and Technical Committee charters were amended in December 2014.

The charters of the Audit, Compensation, Corporate Governance and Directors’ Nominating, and Health, Safety, Environmental and Technical Committees are available on the Company’s website at http://www.hecla-mining.com under “Company” by selecting “Corporate Governance.” You may also obtain copies of these charters by contacting the Company’s Investor Relations Department. The members of the Board on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below, along with the number of meetings held in 2014.

Executive Committee Members	Functions of the Committee	Meetings in 2014
Phillips S. Baker, Jr., Chair John H. Bowles Ted Crumley	■empowered with the same authority as the Board in the management of our business, except for certain matters enumerated in our Bylaws or Delaware law, which are specifically reserved to the whole Board	3

Audit Committee Members[1,2]	Functions of the Committee	Meetings in 2014
John H. Bowles, Chair Terry V. Rogers Charles B. Stanley	■assist the Board in fulfilling its oversight responsibilities ■review the integrity of our financial statements ■review the independent auditor’s qualifications and independence ■review the performance of our internal auditor and the independent auditor ■review our compliance with laws and regulations, including disclosure controls and procedures ■please refer to “Audit Committee Report” on page 24	6

Compensation Committee Members[2]	Functions of the Committee	Meetings in 2014
George R. Nethercutt, Jr., Chair Ted Crumley Terry V. Rogers Dr. Anthony P. Taylor	■approve compensation levels and programs for the executive officers, including the CEO ■administer our stock-based plans ■please refer to the “Compensation, Discussion and Analysis” on page 44	5

Corporate Governance

Corporate Governance and Directors’ Nominating Committee Members[2]	Functions of the Committee	Meetings in 2014
Dr. Anthony P. Taylor, Chair George R. Nethercutt, Jr. Charles B. Stanley
■consider matters of corporate governance
■periodically review our Corporate Governance Guidelines and corporate procedures to ensure compliance with laws and regulations
■review any director candidates, including those nominated or recommended by shareholders
■identify individuals qualified to become directors consistent with criteria approved by the Board
■recommend to the Board the director nominees for the next annual meeting of shareholders, any special meeting of shareholders, or to fill any vacancy on the Board
■review the appropriateness of the size of the Board relative to its various responsibilities
■recommend committee assignments and committee chairpersons for the standing committees for consideration by the Board
4

Health, Safety, Environmental & Technical Committee Members	Functions of the Committee	Meetings in 2014
Terry V. Rogers, Chair John H. Bowles Charles B. Stanley Dr. Anthony P. Taylor
■review and monitor health, safety and environmental policies
■review the implementation and effectiveness of compliance systems
■review the effectiveness of health, safety and environmental policies, systems and monitoring processes
■review audit results and updates from management with respect to health, safety and environmental performance
■review emerging health, safety and environmental trends in legislation and proposed regulations affecting the Company
■review the technical activities of the Company
■make recommendations to the Board concerning the advisability of proceeding with the exploration, development, acquisition or divestiture of mineral properties and/or operations
4

1.	The Board has determined that each of the members of the Audit Committee is financially literate and qualifies as an audit committee “financial expert” as defined by SEC rules.
2.	Each member of the Audit, Compensation, and Corporate Governance and Directors’ Nominating Committee satisfy the definition of “independent director” as established in the NYSE listing standards and SEC rules.

Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	37

Certain Relationships and Related Transactions

We review all relationships and transactions with related persons to determine whether such persons have a direct or indirect material interest. Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by us are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC regulations) and certain other similar transactions. Pursuant to our Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Corporate Governance and Directors’ Nominating Committee. We evaluate these reports along with responses to our annual director and officer questionnaires for any indication of possible related party transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions. If a transaction is deemed by us to be a related party transaction, the information regarding the transaction is discussed with the Board. As required under the SEC rules, transactions that are determined to be directly or indirectly material to Hecla or a related party are disclosed in our Proxy Statement.

In December 2007, upon Board approval, we created the Hecla Charitable Foundation (the “Foundation”). We have made and intend to continue to make charitable contributions to the Foundation, which in turn has provided and intends to continue to provide grants to other organizations for charitable and educational purposes. Mr. James A. Sabala and Dr. Dean W.A. McDonald (our Senior Vice President and Chief Financial Officer and Senior Vice President – Exploration, respectively) serve as directors of the Foundation. In December 2007, our Board committed to make a contribution of 550,000 shares of our common stock to the Foundation. Since 2007, the Foundation has sold 279,860 shares of our common stock. Cash contributions totaling $2.0 million and $1.5 million were made by the Company to the Foundation during 2011 and 2010, respectively. The funds from the sale of the shares and the additional cash were put into various investment accounts. The Foundation is currently operating in a self-sufficient manner. The Company gave no additional funds to the Foundation during 2014. The Foundation holds 270,140 shares of our common stock as of December 31, 2014. The value of those shares based on the closing price of our common stock on the NYSE on December 31, 2014 ($2.79), was $753,691. In 2014, the Foundation gave $320,071 in donations.

In 2014, we did not make any contribution to any charitable organization in which a director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number and percentage of the shares of common stock beneficially owned by each current director and each current executive officer of Hecla, and by all current directors and executive officers as a group, as of March 27, 2015. On that date, all of such persons together beneficially owned an aggregate of less than one percent of the outstanding shares of our common stock. Except as otherwise indicated, the directors, nominees and officers have sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire by exercising stock options but has not done so.

		Shares Beneficially Owned
Name of Beneficial Owner	Title of Class	Number	Nature	Percent of Class
Phillips S. Baker, Jr. President and Chief Executive Officer		1,578,536[1]	Direct[2]
		301,201	RSU[3]
		137,615	Vested Options[4]
		173,983	Deferred Shares[5]
		322,163	Performance Units[6]
	Common	2,513,498		*
Dr. Dean W.A. McDonald Senior Vice President – Exploration		229,733	Direct[2]
		180,290	RSU[3]
		38,226	Vested Options[4]
	Common	448,249		*
Don Poirier Vice President - Corporate Development		179,848	Direct[2]
		119,977	RSU[3]
		30,581	Vested Options[4]
	Common	330,406		*
Lawrence P. Radford Senior Vice President – Operations		207,067	Direct[2]
		211,724	RSU[3]
	Common	418,791
James A. Sabala Senior Vice President and Chief Financial Officer		209,730[7]	Direct[2]
		206,535	RSU[3]
	Common	416,265		*
David C. Sienko Vice President and General Counsel		138,990	Direct[2]
		92,771	RSU[3]
		30,581	Vested Options[4]
	Common	262,342		*
John H. Bowles Director		57,115	Direct[2]
		40,192	Indirect[8]
	Common	97,307		*
Ted Crumley Director		68,115	Direct[2]
		66,308	Indirect[8]
	Common	134,423		*
George R. Nethercutt, Jr. Director		52,115	Direct[2]
		41,607	Indirect[8]
	Common	93,722		*
Terry V. Rogers Director		52,115	Direct[2]
		35,355	Indirect[8]
	Common	87,470		*
Charles B. Stanley Director		52,115	Direct[2]
		35,355	Indirect[8]
	Common	87,470		*
Dr. Anthony P. Taylor Director		28,000	Direct[2]
		2,500	IRA
		59,769	Indirect[8]
	Common	90,269		*
All current directors, nominee directors and officers as a group (12 individuals)	Common	4,980,212		1.3%

*	Represents beneficial ownership of less than one percent, based upon 369,990,632 shares of our common stock issued and outstanding as of March 27, 2015.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	39

1.	Includes 223,642 shares held jointly with Mr. Baker’s spouse, as to which Mr. Baker shares voting and investment power.
2.	“Direct” means shares held of record and any shares beneficially owned through a trust, broker, financial institution, or other nominee, and with respect to which the officer or director has sole or shared voting power.
3.	“RSU” means restricted stock units awarded under the Key Employee Deferred Compensation Plan or 2010 Stock Incentive Plan that have not vested. See footnote 1 of the “Outstanding Equity Awards at Calendar Year-End for 2014”on page 70.
4.	“Vested Options” mean options granted under the 1995 Stock Incentive Plan and 2010 Stock Incentive Plan, which are vested or will be exercisable within 60 days of March 27, 2015.
5.	“Deferred Shares” means stock that has vested or been awarded, but is deferred until a distributable event under the terms of the Key Employee Deferred Compensation Plan.
6.	“Performance Units” means performance-based equity, based on a three-year TSR. See “Performance-based Shares” on page 58 and “Outstanding Equity Awards at Calendar Year-End for 2014” table on page 70.
7.	Represents 209,730 shares held jointly with Mr. Sabala’s spouse, as to which Mr. Sabala shares voting and investment power.
8.	“Indirect” means shares credited to each independent director, all of which are held indirectly in trust pursuant to our Stock Plan for Nonemployee Directors. Each director disclaims beneficial ownership of all shares held in trust under the stock plan. See “Compensation of Non-Management Directors” on page 41.

To our knowledge, as of March 27, 2015, the only “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 5% of our common stock entitled to vote at the Annual Meeting are shown in the table below:

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class
Common	Van Eck Associates Corporation[1] 335 Madison Ave. – 19th Floor New York, NY 10017	50,431,126	13.6%
Common	The Vanguard Group, Inc.[2] 100 Vanguard Blvd. Malvern, PA 19355	21,942,137	5.9%
Common	BlackRock, Inc.[3] 55 East 52nd Street New York, NY 10022	20,326,367	5.4%

1.	Based solely on a Schedule 13G/A filed on January 9, 2015, with the SEC by Van Eck Associates Corporation. Van Eck Associates Corporation has sole voting and dispositive power with respect to all shares.
2.	Based solely on a Schedule 13G/A filed on February 10, 2015, with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 537,194 shares, shared dispositive power with respect to 501,522 shares, and sole dispositive power with respect to 21,440,615 shares.
3.	Based solely on a Schedule 13G/A filed on February 2, 2015, with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 19,436,169 shares and sole dispositive power with regard to 20,326,367 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in their ownership of our stock. These persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the calendar year ended December 31, 2014, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were complied with.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth in the “Compensation Committee Report.” There are no members of the Compensation Committee who were officers or employees of Hecla or any of our subsidiaries during the fiscal year, formerly were officers of Hecla or any of our subsidiaries, or had any relationship otherwise requiring disclosure under the proxy rules promulgated by the SEC or the NYSE.

Compensation of Non-Management Directors

The Compensation Committee of the Board is responsible for recommending to the Board the form and amount of compensation for our non-management directors. The compensation program is designed to provide pay that is competitive with directors in the Company’s peer group, which is described on page 48 of this Proxy Statement in the Compensation Discussion and Analysis. It consists of a combination of cash retainers and equity awards. The committee periodically engages its compensation consultant to review compensation of the Company’s Board compared to the Company’s peer group. The following discussion of compensation applies only to our non-management directors, and does not apply to Mr. Baker who, as an employee of the Company, is compensated as an executive officer and does not receive additional compensation for his service as a director.

2014 Compensation Changes for Non-Management Directors

As a result of its periodic review of Board compensation, in 2014, the Compensation Committee recommended and the Board approved to:

●	Increase the retainer for the chairman from $75,000 to $90,000 to align with market data and the role and responsibilities of the chairman.
●	Increase the committee chair retainers from $8,000 to $12,000 annually for the Audit and Compensation Committee chairs.
●	Increase the committee chair retainers from $4,000 to $8,000 annually for the Corporate Governance and Directors’ Nominating and Health, Safety, Environmental and Technical Committee chairs.
●	Increase the equity award under the 2010 Stock Incentive Plan from $46,000 to $61,000.

Cash Compensation

Each non-management director receives an annual cash retainer for his service on the Board in the amount of $66,000. The Chairman of the Board receives an additional annual cash retainer in the amount of $90,000. For service on Board committees or as chair of the committees: (i) each non-management member of the Audit and Compensation Committees receives an annual fee of $12,000; (ii) each non-management member of the Executive, Corporate Governance and Directors’ Nominating, and Health Safety, Environmental and Technical Committees receives an annual fee of $8,000; (iii) the committee chair for each of the Audit and Compensation Committees receives an additional annual fee of $12,000; and (iv) the committee chair for each of the Health, Safety, Environmental and Technical and Corporate Governance and Directors’ Nominating Committees receives an additional annual fee of $8,000.

All of the above annual fees are paid in quarterly installments. No other attendance fees are paid to the non-management directors. The non-management directors do not receive stock options, non-equity incentive plan compensation, or any other compensation, except as described below.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	41

Equity Compensation

In March 1995, we adopted the Hecla Mining Company Stock Plan for Nonemployee Directors, which became effective following shareholder approval on May 5, 1995. The plan was amended July 18, 2002, February 25, 2004, May 6, 2005, December 10, 2007, and May 24, 2012. The plan terminates July 17, 2017, and is subject to termination by the Board at any time. Pursuant to the plan, on May 30 of each year, each non-management director is credited with a number of shares determined by dividing $24,000 by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year. Non-management directors joining the Board after May 30 of any year are credited with a pro rata number of shares based upon the date they join the Board. These shares are held in a grantor trust, the assets of which are subject to the claims of our creditors, until delivered under the terms of the plan. Delivery of the shares from the trust occurs upon the earliest of: (i) death or disability; (ii) retirement from the Board; (iii) a cessation of the director’s service for any other reason; (iv) a change in control of the Company (as defined in the plan); or (v) at the election of the director at any time, provided, however, that shares must be held in the trust for at least two years prior to delivery. Subject to certain restrictions, directors may elect delivery of the shares on such date or in annual installments thereafter over 5, 10 or 15 years. The maximum number of shares of common stock which may be credited pursuant to the plan is 1,000,000. As of December 31, 2014, there were 555,167 ungranted shares remaining in the plan.

In February 2010, we adopted the 2010 Stock Incentive Plan for executive officers, employees, directors, and certain consultants, which was approved by shareholders in June 2010, and became effective on August 25, 2010. Pursuant to the 2010 Stock Incentive Plan, directors may be awarded grants of stock options, restricted stock units, restricted stock, or stock. In June 2014, the Compensation Committee recommended that the Board award $61,000 of additional stock to the directors as part of their compensation. The Board approved the additional award, and each of the directors received 18,485 additional shares under the 2010 Stock Incentive Plan in June 2014.

Other

The Company covers directors under its overall director and officer liability insurance policies, as well as reimbursing them for travel, lodging, and meal expenses incurred in connection with their attendance at Board and committee meetings, meetings of shareholders, and for traveling to visit our operations. Directors are eligible, on the same basis as Company employees, to participate in the Company’s matching gift program, pursuant to which the Company matches contributions made to qualifying nonprofit organizations. The aggregate annual limit per participant is $5,000. Beyond these items, no other cash compensation was paid to any non-management director.

As described more fully above, the following chart summarizes the annual cash and equity compensation for our non-management directors during 2014.

Non-Management Director Compensation for 2014

	Fees
Director	Annual Retainer ($)	Committee Meeting Fees ($)	Committee Chairman Fees ($)	Totals Fees Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation[2] ($)	Total ($)
Ted Crumley, Chairman	148,500	20,000	0	168,500	18,221[3]
					61,001[4]	0	247,722
John H. Bowles	66,000	28,000	10,000	104,000	18,221[3]
					61,001[4]	0	183,222
George R. Nethercutt, Jr.	66,000	20,000	10,000	96,000	18,221[3]
					61,001[4]	0	175,222
Terry V. Rogers	66,000	32,000	6,000	104,000	18,221[3]
					61,001[4]	0	183,222
Charles B. Stanley	66,000	28,000	0	94,000	18,221[3]
					61,001[4]	1,500	173,222
Dr. Anthony P. Taylor	66,000	28,000	6,000	100,000	18,221[3]
					61,001[4]	0	179,222

Compensation of Non-Management Directors

1.	The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in valuing the awards please see Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
2.	Amounts in this column reflect matching contributions under the Company’s charitable matching gift program.
3.	On May 30, 2014, each non-management director received 6,578 shares of our common stock under the terms of the Stock Plan for Nonemployee Directors. Based on our closing stock price on the NYSE on May 30, 2014 ($2.77), the grant date fair value for each block of 6,578 shares credited to Messrs. Crumley, Bowles, Nethercutt, Rogers, Stanley and Taylor on May 30, 2014, was $18,221. (The amounts do not reflect the actual amounts that may be realized by the directors.)
4.	On June 25, 2014, each non-management director received 18,485 shares of our common stock under the terms of the 2010 Stock Incentive Plan. Based on our closing stock price on the NYSE on June 25, 2014 ($3.30), the grant date fair value for each block of 18,485 shares credited to Messrs. Crumley, Bowles, Nethercutt, Rogers, Stanley and Taylor on June 25, 2014, was $61,001. (The amounts do not reflect the actual amounts that may be realized by the directors.)

Share Ownership Guidelines for Directors

In June 2012, the Compensation Committee and Board adopted stock ownership guidelines for our non-management directors. Under these guidelines, each non-management director is encouraged to own shares of common stock (which includes shares held under the Hecla Mining Company Stock Plan for Nonemployee Directors) valued at three times their annual cash retainer and should comply with the guidelines within five years of the adoption of the guidelines. As of December 31, 2014, Messrs. Bowles, Nethercutt, Rogers, Stanley and Taylor are each in compliance with the stock ownership guidelines. Mr. Crumley has until June 2017 to comply with the guidelines.

Director Stock Ownership as of December 31, 2014

Director	Annual Retainer ($)	X Annual Retainer	Total Value of Shares to be Held ($)	Shares Held Directly (#)		Shares Held in Directors Trust[1] (#)	Total Shares (#)	Total Value of Shares Held by Director at 12/31/14 ($2.79) ($)	Meets Guidelines
Bowles	66,000	3x	198,000	57,115		40,192	97,307	271,487	Yes
Crumley	156,000	3x	468,000	68,115		66,308	134,423	375,040	No
Nethercutt	66,000	3x	198,000	52,115		41,607	93,722	261,484	Yes
Rogers	66,000	3x	198,000	52,115		35,355	87,470	244,041	Yes
Stanley	66,000	3x	198,000	52,115		35,355	87,470	244,041	Yes
Taylor	66,000	3x	198,000	30,500	[2]	59,769	90,269	251,851	Yes

1.	As of December 31, 2014, the total amount of shares held in trust pursuant to the terms of the Stock Plan for Nonemployee Directors by each of the above- named directors.
2.	Includes 2,500 shares held in an IRA by Dr. Taylor.

Additional information regarding shares held by the non-management directors is included in the “Security Ownership of Certain Beneficial Owners and Management” table on page 39.

Retirement Age

The Company has no current retirement plan for non-management directors. Our Bylaws and Corporate Governance Guidelines provide that directors will not be nominated for re-election after their 72nd birthday (this policy was waived in 2014 when Dr. Anthony P. Taylor was nominated for re-election after his 72nd birthday). As of December 31, 2014, the average age of members of our Board was approximately 65 and the average tenure of our Board was approximately 11 years.

Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	43

Compensation Discussion and Analysis

Our Compensation Committee strives to design a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward performance and provide incentives that are based on our performance, with an overall emphasis to maximize our long-term shareholder value. Our executive compensation program consists of several components, including base salary, annual and long-term performance awards (paid in cash or equity), equity awards, deferred compensation plan and retirement benefits. This Compensation Discussion and Analysis (“CD&A”) provides information regarding our compensation objectives, the relationship between the components of our compensation program and our objectives and factors considered by the committee in establishing compensation levels for our NEOs. The NEOs who are discussed throughout this CD&A and in the compensation tables are:

Name	Age	Position
Phillips S. Baker, Jr.	55	President and Chief Executive Officer
James A. Sabala	60	Senior Vice President and Chief
		Financial Officer
Lawrence P. Radford	54	Senior Vice President – Operations
Dr. Dean W.A. McDonald	58	Senior Vice President – Exploration
David C. Sienko	46	Vice President – General Counsel
Don Poirier	56	Vice President – Corporate
		Development

Executive Summary

Hecla is not only the largest and one of the lowest-cost U.S. silver producers, but also a growing gold producer. We are one of the oldest precious metals mining companies in North America. We own two primary silver mines, Greens Creek in Alaska and Lucky Friday in Idaho, and the Casa Berardi gold mine in Quebec. In addition to being a leading silver producer, we remain dedicated to our strong safety, environmental, social and community relations commitments.

In addition to our diversified silver and gold operating and cash-flow generating base, we have a number of exploration properties and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada. With an active exploration and pre-development program, we have consistently grown our reserve base for future production.

Our stock price is heavily influenced by silver and gold prices, which fluctuate widely and are primarily driven by economic, political and regulatory factors that are difficult to predict and outside of our control.

In 2014, silver and gold prices continued to be under pressure and were lower than in 2013. We believe the drop in the prices was largely related to macroeconomic forces such as interest rates, strength of the U.S. dollar and the lack of realized or anticipated inflation. As the U.S. and other economies displayed signs of improvement, investor preference appears to have trended away from commodity-based silver and gold mining stocks toward potentially higher yields,

Compensation Discussion and Analysis

furthering the decline in silver and gold industry market capitalization. As Hecla’s stock price is highly correlated and dependent on silver and gold prices, we were not immune to the industry shift. However, relative to our peers, we performed above average (70th percentile). The chart below shows the change in our share price in 2014 compared to each of the companies in our peer group.

Key Operating and Financial Results

In 2014, we repositioned the business in a challenging silver and gold price environment, aggressively reducing costs while continuing to focus on safety and sustainability. During the year, we delivered on our production targets, improved operational efficiencies and kept all key projects on target and on budget.

The mining business requires long-term planning and implementation of operating strategies over several years to deliver successful operating and financial results. Accordingly, in the table below and summary that follows, we set forth our key operating and financial results for years 2014, 2013 and 2012.

	As of and for the Year Ended December 31,
Key Results	2014	2013	2012
Silver (ounces) produced	11,090,506	8,919,728	6,394,235
Gold (ounces) produced	186,997	119,989	55,496
Lead (tons) produced	40,255	30,374	21,074
Zinc (tons) produced	67,969	61,406	64,249

Sales of products	$500,781	$382,589	$321,143
Net income (loss)	$17,824	$(25,130)	$14,954
Basic income (loss) per common share	$0.05	$(0.08)	$0.05
EBITDA[7]	$151,532	$69,130	$76,373
Cash from operating activities (in millions)	$83.1	$26.6	$69.0
Cash and cash equivalents (in millions)	$209.7	$212.2	$191.0

____________________
[7]	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is a measurement that is not in accordance with GAAP. EBITDA is used by management, and we believe is useful to investors, for evaluating our operational performance. A reconciliation of this non-GAAP measure to net income (loss), the most comparable GAAP measure, can be found in Appendix A.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	45

Despite lower metals prices in 2014 compared to 2013, we significantly improved our operating performance. Our overall operating and financial results are more fully described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 18, 2015. Our 2014 results were strong relative to our 2013 results. In 2014, we achieved the following:

●	Produced 11.1 million ounces of silver, a 24% increase over 2013, with a 30% decrease in cash cost, after by-product credit per ounce of silver;[8]
●	Produced 186,994 ounces of gold, a 56% increase over 2013, with a cash cost, after by-product credits, per gold ounce of $826, a 13% reduction;[8]
●	Increased lead and zinc production by 33% and 11% respectively, over 2013 production;
●	Increased silver equivalent production 50% over 2013 and 142% over 2012 levels to 34.5 million ounces, the most in Hecla’s history;
●	Increased year-end silver reserve levels for the ninth consecutive year to the highest in Company history, with silver reserves up 2%;
●	Generated operating cash flow of $83.1 million, a 212% increase from 2013, inclusive of the $55.4 million payment to satisfy the Coeur d’Alene Basin litigation settlement;
●	Ended the year with a cash balance of $209.7 million, only $2.5 million less than 2013 year-end;
●	Increased sales of products 31% over 2013 to a Company record of $501 million;
●	Increased adjusted EBITDA 29% to $174.4 million;[9]
●	Increased diluted income per common share from a loss of $0.08 in 2013 to a gain of $0.05 in 2014; and
●	Increased net income applicable to common shareholders from a loss of $25.7 million in 2013 to a gain of $17.3 million in 2014.

Shareholder Outreach and 2014 Advisory Vote on Executive Compensation

Over the last few years we have undertaken significant shareholder outreach efforts in an effort to hear and understand the concerns of our shareholders. In response to shareholder concerns gleaned from our shareholder outreach, we made changes to our executive compensation program in 2014, and we believe as a result of those changes, last year’s say-on-pay vote achieved over 78% support.

In advance of our 2015 Annual Meeting, we continued to reach out to our shareholders. In September 2014, the chair of the Compensation Committee contacted investors that collectively held over 44% of our common stock. We also held one-on-one discussions with the two major proxy advisory firms. The purpose of these meetings was to gain feedback on the changes we made to our executive compensation in 2014 and to discuss any further concerns. A management team (excluding NEOs) held one-on-one discussions with shareholders holding over 10% of our common stock, and obtained constructive feedback on our executive compensation program. During our discussions, all of the changes made to our executive compensation program in 2014 were well-received. In addition, we heard concern about the excise tax gross-up provision in the change in control agreements with certain of our executive officers (previously we had eliminated such provisions for any executive officer joining the Company after 2011). As a result of this engagement, the Compensation Committee has approved eliminating any remaining excise tax gross-ups in our change in control agreements. See further discussion on p. 73.

____________________
[8]	Cash cost, after by-product credits, per ounce of silver and gold is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, can be found on Appendix A under “Reconciliation of Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) to cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP).
[9]	Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is a measurement that is not in accordance with GAAP. A reconciliation of this non-GAAP measure to net income (loss), the most comparable GAAP measure, can be found in Appendix A.

Compensation Discussion and Analysis

Oversight and Determination of the Executive Compensation Program

Role of the Compensation Committee. The committee, consisting entirely of independent members (Nethercutt, Crumley, Rogers and Taylor), has primary responsibility for executive compensation decisions. The committee carries out its responsibilities under a charter approved by the Board. In 2014, the committee and the Board amended the committee’s charter to provide that the committee has the authority to approve all executive compensation, including our CEO’s (but not that of our independent directors, which remains decided by the full Board). The committee receives information from Mercer (US) Inc. (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc., its independent executive compensation consultant, and uses this information in making decisions and conducting its annual review of the Company’s executive compensation program.

Role of Management. The committee considers input from the CEO in making determinations regarding our executive compensation program and the individual compensation of each executive officer (other than himself). As part of our annual review process, the CEO reviews the performance of each member of the executive team (other than himself), and their contribution to the overall performance of the Company. Approximately mid-year, the CEO presents recommendations to the committee regarding base salary adjustments, target annual incentive awards, stock-based grants, and long-term performance unit grants, based on a thorough analysis of relevant market compensation data comparing Hecla with an applicable peer group within the mining industry. The CEO and senior management also make recommendations to the committee regarding our annual and long-term quantitative goals and annual qualitative goals for the executive officers (other than the CEO), as well as recommendations regarding the participation in our stock-based compensation plans and amendments to the plans, as necessary.

Role of Compensation Consultant. The committee independently seeks and receives advice from independent compensation and benefits consultants, which it believes is useful in conducting reviews of our compensation programs. In addition to providing technical support and input on market practices, the committee’s goal in using compensation and benefits consultants is to provide external benchmark information for assessing compensation relative to our compensation philosophy.

The committee sought advice and external benchmarking information from Mercer on a number of occasions in connection with conducting reviews of our compensation program. The committee has assessed Mercer’s independence in light of SEC rules and NYSE listing standards, and has determined that Mercer’s work does not raise any conflicts of interest or independence concerns.

Mercer performs executive compensation services solely on behalf of the committee, is engaged by and reports directly to the committee, meets separately with the committee with no members of management present, and consults with the committee chairman between meetings. As described on page 48 under “Market Analysis,” Mercer assists the committee in identifying the appropriate companies to be included in our peer group for executive and director compensation and pay practices, and in benchmarking our executive and director pay against the peer group each year.

In June 2014, Mercer performed a competitive analysis and presented its findings and recommendations to the committee. The competitive analysis provided detailed comparative data for each executive officer position and assessed each component of pay, including base salary, short- and long-term incentives and total target compensation, as well as the mix of compensation between these pay elements. We compared this information to our executives’ compensation by similarity of position. The committee also reviewed our performance and carefully evaluated each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with Hecla, current compensation arrangements and long-term potential.

The committee has established procedures that it considers adequate to ensure that Mercer’s advice to the committee remains objective and is not influenced by Company management. These procedures include: a direct reporting relationship between the Mercer consultant and the committee; a provision in the committee’s engagement letter with Mercer specifying the information and recommendations that can and cannot be shared with management; an annual update to the committee on Mercer’s financial relationship with Hecla, including a summary of the work performed for Hecla during the preceding 12 months; and written assurances from Mercer that within the Mercer organization, the Mercer consultant who performs services for Hecla has a reporting relationship determined separately from Mercer’s other lines of business and from its other work for Hecla.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	47

The total amount of fees for executive compensation consulting services Mercer provided to the committee in 2014 was $106,039.

During 2014, management hired Mercer or its affiliates to provide consulting services on our benefit plans, including support under the Affordable Care Act. The total amount of fees for these additional consulting services in 2014 was $149,538. The decision to engage Mercer or its affiliates for these additional consulting services was made by management, and neither the committee nor the Board approved these other services.

Market Analysis. To attract and retain key executives, our goal is to provide competitive compensation. We generally align our NEO total compensation to the median of our peer companies and survey composite data. However, we allow total compensation to exceed the median when our Company performance and individual experience, responsibilities and performance warrant.

Central to the pay review process is the selection of a relevant peer group. Because we operate in a global business that is dominated by Canadian companies, our peer group reflects this with only six U.S. companies among our peer group. The committee reviews and determines the composition of our peer group on an annual basis, based on recommendations from Mercer. In 2014, the committee, assisted by Mercer, removed three peers from the 2013 peer group (Eldorado Gold, Osisko Mining and Golden Star Resources), and identified four new peers (Detour Gold, Tahoe Resources, Royal Gold and Thompson Creek Metals). For 2014, Hecla’s peer group was made up of the following 16 companies, whose aggregate profile was comparable to Hecla in terms of size, industry and competition for executive talent.

IAMGOLD Corporation
First Majestic Silver Corp.
Detour Gold Corporation
Centerra Gold Inc.
New Gold Inc.
Stillwater Mining Company
Alamos Gold Inc.
Tahoe Resources Inc.
AuRico Gold Inc.
Silver Standard Resources Inc.
Thompson Creek Metals Company
Pan American Silver Corporation, Inc.
Coeur Mining Inc.
Allied Nevada Gold Corp.
Royal Gold, Inc.
Endeavour Silver Corp.

The peer group is composed entirely of publicly held companies most of which are engaged in the business of mining precious metals with revenue and market capitalization within a reasonable range of Hecla’s. The 2014 peer group consists of companies with annual revenues ranging from approximately $153 million to $1.1 billion (as of December 31, 2013) and market capitalization ranging from approximately $428 million to $4.2 billion (as measured at April 30, 2014). Compared to this peer group, Hecla’s market cap is closer to the median of the peer group and all but three peer companies are within two times Hecla’s market cap. We believe these peer companies are appropriate because they are in the same industry, compete for executive talent, have executives in positions similar to ours, and are considered by the committee to be in an acceptable revenue range compared to Hecla.

In making compensation decisions the committee also reviews survey data provided by Mercer from the following mining and general industry survey sources:

●	Mercer US Mining Industry Corporate Compensation Report
●	Mercer North America Mining Industry CEO Compensation Report
●	Mercer US Executive Remuneration Suite
●	Towers Watson Survey Report on Top Management Compensation

Base salaries are targeted between the 25th percentile and median (50th percentile), with incentive opportunities that can provide above-median total compensation based on performance. In 2014, target total direct compensation (base salary, short- and long-term incentives) for our NEOs was between the median and the 75th percentile of both the peer group and survey data. Compensation for individuals within this group may be positioned higher or lower than market median where the committee believes appropriate, considering each executive’s roles and responsibilities and experience in their position within Hecla.

Mercer provided the committee with a report summarizing executive compensation levels at the 25th, 50th and 75th percentiles of the peer group and the survey data for positions comparable to those held by each of our NEOs. The committee also received an analysis from Mercer comparing the target total cash compensation (base salary plus target annual incentive) and target total direct compensation (base salary plus target annual incentive plus value of long-term incentives) for each of the NEOs against these benchmarks. For retention and competitive considerations, in comparison to the peer group data or survey data applicable to each NEOs position, we target

Compensation Discussion and Analysis

each NEO’s total cash compensation at the median level and the total target compensation at or above the median level, and deliver compensation above or below these levels when warranted by performance.

The committee suggests that the following considerations be kept in mind regarding comparisons of our NEO compensation and Company performance against external benchmarks:

●

Standard industry classifications and groupings of U.S. companies are not appropriate to determine Hecla’s peers. There are very few public U.S. mining companies that are involved in the precious metals business. Most precious metals companies are in Canada with some employees who are U.S. citizens. This means that most of Hecla’s true peers are excluded from the U.S. industry classification. In addition, the limited number of U.S. precious metals companies of comparable size to Hecla means that companies from the broader “material” industry are substituted by some proxy advisors for comparison purposes. The performance of precious metal companies is often negatively correlated to the broader industry, so benchmarking Hecla’s TSR against chemical, construction materials, base metals and forest products is simply not relevant in determining relative performance.

●

Comparing Hecla’s TSR to other companies over discrete time periods is imperfect. TSR is the primary measure used by proxy advisors in comparing performance across companies. However, fairly measuring TSR for one company during times of high stock price volatility, such as that faced by Hecla and others in the precious metals industry over the past year, can be an imperfect point of comparison since the selection of starting and ending stock prices that are within several days or weeks of one another can produce very different TSR results. Moreover, comparisons with companies that are not in the same industry as Hecla, and therefore not subject to precious metals price volatility and other prevailing industry economic factors, are even more problematic.

Compensation Risk Assessment

The committee does not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Hecla. In 2014, with the assistance of Mercer, the committee assessed the Company’s compensation arrangements to determine if their provisions and operation create undesired or unintentional risks of a material nature. The committee’s determination is based on its assessment of the balance of potential risk to potential reward. Although the committee reviewed all compensation programs, it focused on the programs with variability of payout, and the ability of a participant to directly affect payout, as well as the controls on participant action and payout. Base salary and performance-based compensation are generally uniform in design throughout the Company for all levels of salaried employees. The Company’s compensation policies and practices start with base salary and annual incentive compensation, and are based on similar performance criteria for each salaried employee. Long-term incentive and equity compensation are applicable to specific employees in executive and managerial positions as approved by the committee, with the same performance criteria applied for all eligible participants.

Our compensation policies and practices include risk mitigation features such as:

●	balance among short- and long-term incentives, cash and equity, and fixed and variable pay;
●	multiple performance measures;
●	award caps;
●	clawbacks;
●	stock ownership and holding guidelines;
●	anti-hedging policies; and
●	limited change in control benefits.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that: do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and risk management practices of the Company; and are supported by the oversight and administration of the committee with regard to executive compensation programs.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	49

Compensation Philosophy and Objectives

We operate in a competitive and challenging industry. Over the past decade, a worldwide mining boom has significantly increased the demand for executives with mining-related skills and experience. In addition, the supply of mining executives is very limited, particularly in the United States. As a result, having a viable compensation strategy is critical to our success.

Our compensation philosophy is to pay our NEOs competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at companies in our peer group (discussed on pages 48 and 53) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve our corporate objectives.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement plays a significant role in our ability to produce strong operating, exploration, strategic, and financial results. It enables us to attract and retain a highly experienced and successful team to manage our business. Our pay programs strongly support our business objectives and are aligned with the value provided to our shareholders. Further, as an executive’s level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance – through the annual incentive and long-term incentive programs, as well as share performance.

In setting policies and practices regarding compensation, the guiding philosophy of the committee is to:

●	have compensation that is primarily at-risk and based on performance of our stock, strategic objectives and tactical activities; and
●	acquire, retain and motivate talented executives.

The committee believes that a mix of both cash and equity incentives is appropriate, as annual cash incentives reward executives for achieving both short- and long-term quantitative and qualitative goals, while equity incentives align executives to shareholder interests. In determining the amount of the cash and equity incentives, the committee considers each officer’s total compensation on both a short- and long-term basis to assess the retention and incentive value of his or her overall compensation.

The committee conducts its annual review process near the end of each calendar year in order to align each executive’s compensation awards with the Company’s operational, financial and strategic results for the calendar year.

We also maintain the following pay practices that we believe enhance our pay-for-performance philosophy and further align our NEOs’ interests with those of shareholders:

We DO NOT Have these Practices
x	Repricing of stock options
x	Perquisites
x	Excise tax gross-ups

We DO Have these Practices
✓	Incentive award metrics that are objective and tied to Company performance
✓	82% of CEO and 73% of NEO pay is at-risk
✓	Over 67% of total compensation for the CEO is performance-based
✓	49% of total compensation for NEOs other than the CEO is performance-based and 24% is granted in equity
✓	100% of the CEO’s annual incentive compensation is tied solely to Company performance
✓

56% of the NEOs’ long-term incentive compensation is performance-based and delivers value only if operational, strategic, financial, and other targets are met, which contributes to sustained long-term corporate financial health and company value. The value of the remaining 44% of the NEOs’ long-term incentive compensation is in the form of time-based restricted stock units and fluctuates with stock price

✓	Stock ownership requirements for our NEOs and directors
✓	Compensation recoupment “Clawback” policy
✓	Double-trigger change in control severance for NEOs
✓	Equity awards that vest over a three-year period to promote retention
✓	Anti-hedging policy

Compensation Discussion and Analysis

Elements of Total Compensation

We have a multifaceted compensation program. For the year ended December 31, 2014, our executive compensation program consisted of the following elements:

BASE SALARY

Objective: Provide a fixed level of cash compensation for performing day-to-day responsibilities generally at less than median of peers.

Key Features: Set in the middle of each year for the 12-month period from July 1 to June 30.

Terms: Paid semi-monthly.

INCENTIVE PAY

Annual Incentive Plan

Objective: Focus executives on achieving Company’s short-term goals, and the performance steps necessary to achieve longer-term objectives.

Key Features: Based on corporate achievement of goals and individual performance. Some goals are now quantitative, such as EBITDA and production, and others are qualitative. Weighting is 50% quantitative corporate performance facts, 25% qualitative/other goals (which may include both (i) goals for specific NEOs and their related parts of our business or Hecla as a whole, and (ii) other quantitative goals related to specific NEOs and their related parts of our business or Hecla as a whole), and 25% discretionary factor as determined by the committee.

Terms: Determined by the committee and paid in a single payment following the performance year. Awarded in the first quarter of each year. Designed to be awarded in cash, but may be paid in equity.

Long-term Incentive Plan

Objective: Focus executives on longer-term value creation as determined by the specific targets of the plan.

Key Features: Based on corporate goals achieved over a three-year performance period. A new three-year performance period begins each calendar year and performance units are granted in the first half of each year. Each three-year plan identifies key long-term objectives that are expected to create long-term value for shareholders such as operating performance, increasing production and resources, increasing shareholder return, and developing significant capital programs.

Terms: Determined by the committee and paid in a single payment following the three-year performance period. Awarded in the first quarter of each year. Designed to be awarded in cash, but may be paid in equity (in full or part).

EQUITY

Restricted Stock Units and Stock Options

Objectives: Align management’s interests with those of shareholders and provide incentive for NEOs to remain with the Company for the long term.

Key Features: Restricted stock unit awards are denominated in shares and delivered in stock with a vesting schedule of three years for NEOs. Stock option awards generally vest immediately with a five-year expiration period.

Terms: Restricted stock units and stock options are granted in the second quarter of each year. In recent years only restricted stock unit awards have been made.

Performance-based Shares

Objectives: Provide incentive for CEO to remain with the Company for the long-term and to align CEO’s interests with those of shareholders.

Key Features: Performance-based shares realize more value if the TSR ranks high within its selected peer group.

Terms: Performance-based shares are granted to the CEO in the second quarter of each year and are based on a three-year TSR.

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

Objective: Increase exposure to the Company, while also providing a tax deferral opportunity and encouraging financial planning.

Key Features: Allows for the voluntary deferral of base salary, annual incentive pay, long-term incentive pay and restricted stock unit payouts.

Terms: Generally, employee must make election in the previous year to defer in the coming year.

BENEFITS

Objectives: Attract and retain highly qualified executives.

Key Features: Participation in retirement plans, company-paid health, dental and vision insurance, life insurance, and accidental death and dismemberment insurance.

Terms: Same terms for all U.S. permanent full-time salaried employees.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	51

Total Compensation Mix

Our executive compensation program – composed primarily of base salary, short- and long-term incentives, and equity awards – is intended to align the interests of our NEOs with the long-term interests of our shareholders. The program is designed to accomplish this by rewarding performance that results in an increase in the value of our shareholders’ investment in Hecla. We believe that the proportion of at-risk, performance-based compensation should comprise a significant portion of executive pay.

The mix of compensation for our CEO and other NEOs, which we believe is similar to our peer group, is shown below.

2014 Target Compensation Structure. The following table lists total 2014 target compensation for the NEOs.

NEO	Base Salary ($)	Annual Incentive Target Award ($)	Long-term Incentive Plan Target Award ($)	Equity ($)	Total ($)
Baker	605,000	605,000	1,187,500	1,000,000[1]	3,397,500
Sabala	380,000	304,000	425,000	345,000	1,454,000
Radford	380,000	304,000	425,000	335,000	1,444,000
McDonald	275,000	220,000	325,000	300,000	1,120,000
Sienko	250,000	150,000	237,500	154,000	791,500
Poirier	226,000	135,600	256,250	200,000	817,850

1.	Consists of $500,000 in restricted stock units and $500,000 in performance-based shares.

Compensation Discussion and Analysis

Individual base salaries and annual incentive targets for the NEOs are based on the scope of each NEO’s responsibilities, individual performance and market data. At the beginning of each year, we also define the key strategic objectives each NEO is expected to achieve during that year, which are evaluated and approved by the committee.

Overview of our Compensation Decisions and Results for 2014

Base Salary

Design. Pursuant to our market positioning policy, the committee targets base salaries between the 25th percentile and median of Hecla’s peer group for our NEOs. An individual NEO’s base salary may be set above or below this market range for that particular position, depending on the committee’s subjective assessment of the individual NEO’s experience, recent performance and expected future contribution, retention concerns, and the recommendation of our CEO (other than for himself). The committee does not use any type of quantitative formula to determine the base salary level of any of the NEOs. The committee reviews NEO salaries at least annually as part of its overall competitive market assessment, as described above. Typically, the committee makes annual salary adjustments in the middle of each year for the 12-month period from July 1 to June 30.

Analysis and Decision. In June 2014, the committee reviewed a market analysis prepared by Mercer. The base salary of the chief executive officer of each company in our peer group, including Hecla, ranged from $350,000 to $856,000 with an average of $643,000 and a median of $646,000, based on data contained in the most recently filed proxy statements of our peer group. The committee determined that the base salary for Mr. Baker was comparable to the base salaries of other chief executive officers in our peer group based on the data contained in their most recently filed proxy statements, and therefore Mr. Baker’s salary was not increased.

The committee noted that the base salary of chief financial officers of companies in our peer group, including Hecla, ranged from $220,000 to $441,000 with an average of $366,000 and a median of $376,000 based on the data contained in their most recently field proxy statements. Based on these findings, the committee increased the base salary for Mr. Sabala to $380,000.

The committee also noted that the base salary of the top operations executives of companies in our peer group, including Hecla, ranged from $310,000 to $680,000 with an average of $438,000 and a median of $427,000 based on the data contained in their most recently filed proxy statements. Based on these findings, the committee increased the base salary for Mr. Radford to $380,000.

The base salaries for Messrs. McDonald, Sienko and Poirier remained unchanged as their salaries were comparable to the base salaries of other executives in our peer group.

The current base salary for each NEO from July 1, 2014, through June 30, 2015 is as follows:

Base Salary for NEOs
NEO	7/1/13 to 6/30/14 Salary ($)	7/1/14 to 6/30/15 Salary ($)	Percentage Increase (%)
Phillips S. Baker, Jr.	605,000	605,000	0
James A. Sabala	355,000	380,000	7.1
Lawrence P. Radford	355,000	380,000	7.1
Dr. Dean W.A. McDonald	275,000	275,000	0
David C. Sienko	250,000	250,000	0
Don Poirier	226,000	226,000	0

Incentive Plans

Company Performance and Relationship to NEO
Compensation. Our incentive compensation plans include the Hecla Mining Company Annual Incentive Plan and the Hecla Mining Company Executive and Senior

Management Long-Term Performance Payment Plan. The plans include performance measures of the most important factors we believe contribute to Hecla’s sustained long-term success that can lead to improved stock price performance.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	53

Hecla Mining Company Annual Incentive Plan (“AIP”).
Consistent with Hecla’s pay-for-performance philosophy, substantially all salaried employees, including our NEOs, are eligible to participate in the AIP. Late in the prior year, or early in the current year, the committee approves a company-wide, short-term incentive pool that is available for payment to salaried employees, including the NEOs, the payment of which is based on Company performance during the prior year.

AIP Components. In 2014, the AIP was amended to use a more formulaic approach to awards, with less committee discretion. The AIP includes the following components and relative weights:

●	quantitative corporate performance factors comprising 50% of the targeted award;
●	qualitative/other goals, normally comprising 25% of the targeted award; and
●	a discretionary factor as determined by the committee, normally comprising 25% of the targeted award.

While each component can achieve two and a half times the target (250%), the maximum total payout is limited to two times the target award level (200%).

For 2014, the quantitative corporate performance factor was divided equally into two parts: EBITDA and production.

The EBITDA target was $145 million, a 56% increase over 2013 EBITDA. Maximum payout was achieved if EBITDA was $250 million, which is $105 million more than target or 72% improvement in EBITDA. There was no payout if EBITDA was less than $115 million.

EBITDA GOAL METRICS
2014 EBITDA Result		% Performance Value
$250mm	Maximum	62.5%
$175mm		50%
$145mm	Target	25%
$115mm	Minimum	10%
< $115mm		0%

The production factor was based on our disclosed estimated production for 2014. Achieving the midpoint of production guidance, with gold converted to silver at a ratio of 60 to 1 would achieve the minimum payout. To achieve target, production must be 7% better than our disclosed estimated 2014 production. Maximum payout was attained if production achieved 24 million ounces or 17% better than that estimate.

PRODUCTION GOAL METRICS 2014 Production in Silver Equivalent Ounces
2014 Production Result		% Performance Value
24.0mm	Maximum	62.5%
23.5mm		50%
22mm	Target	25%
20.5mm	Minimum	10%
< 20.5mm		0%

Target Opportunities. Each NEO has a target award opportunity expressed as a percentage of base salary, along with minimum and maximum award levels. The target award opportunities are determined based on the following: market assessments and the committee’s market positioning policy; the individual NEO’s organization level, scope of responsibility and ability to impact Hecla’s overall performance; and internal equity among the NEOs. Actual awards are paid after the end of each annual performance period and can range from 0% to 200% of the target awards, based on the committee’s assessment of our actual performance and the individual NEO’s goals. Having a maximum award cap reduces the likelihood of windfalls to executives and encourages financial discipline. It is also competitive with typical peer group practice.

For 2014, target AIP award opportunities for the NEOs were as follows:

NEO	Target Annual Incentive (% of base salary)
Phillips S. Baker, Jr.	100%
James A. Sabala	80%
Lawrence P. Radford	80%
Dr. Dean W.A. McDonald	80%
David C. Sienko	60%
Don Poirier	60%

The market analysis prepared by Mercer in June 2014 indicated that annual incentives were generally at the median of peers for Messrs. Baker, Sienko, Radford and Poirier and at the 75th percentile of the survey data for Messrs. Sabala and McDonald.

Performance Measures. Our management develops proposed targets for each Company performance measure based on a variety of factors, including historical corporate performance, internal budgets, forecasts and growth targets, market expectations and strategic objectives. The committee reviews the targets and adjusts them, as it deems appropriate. The committee believes that linking annual incentive awards to pre-established goals creates a performance-based compensation

Compensation Discussion and Analysis

strategy consistent with shareholder interests. The committee also believes that incentive compensation targets should be established to drive real and sustainable improvements in operating performance and the strategic position of the Company.

2014 AIP – Analysis and Decisions. The committee reviewed the performance versus the AIP goals on a quarterly basis. For 2014, based on the assessment by the committee on the Company’s overall performance on both qualitative and quantitative measures under the AIP, the committee determined Company performance to be at 123% of target (out of a possible range of 0-200%).

For 2014, Company performance for quantitative AIP purposes was as follows:

2014 AIP Quantitative Measures	Target	Actual	Performance Value
Production
Silver equivalent ounces	22.0 mm ozs.	22.3 mm ozs.	26%
EBITDA	$145 mm	$148.1 mm	26%

As reflected in the table above, each of the two parts comprising the quantitative corporate performance exceeded its target, and therefore the committee determined that the quantitative factor accounted for 52% of the target 2014 AIP award (out of a possible 0 to 100% of the target 2014 award).

In addition to quantitative corporate performance factors, our AIP has a component that is based on qualitative and other goals relating not only to Hecla as a whole, but also for each NEO. This component is targeted to account for 25% of the total AIP target award, but can account for 0 to 62.5% of the target award.

For our 2014 AIP, qualitative objectives for NEOs included those related to (i) safety, health and environment, (ii) operations, (iii) financial condition, (iv) growth, (v) production, (vi) development, (vii) exploration, (viii) legal, (ix) investor relations, (x) human capital development, and (xi) government and community relations – with quantifiable targets where applicable. The specific objectives for each NEO are chosen to reflect each NEO’s individual responsibilities, with shared goals where appropriate. While most of the goals are subjective in nature, to the extent possible, objective and quantifiable targets are set in order to improve accountability for results.

For 2014, the committee assessed performance under this component at 21% of the target award (below the 25% target and within the possible range of 0-62.5%). The committee based its assessment on the following factors:

✓	the Company’s safety and health performance showed improvements with Lucky Friday remaining below the U.S. Mine Health and Safety Administration (“MSHA”) underground national averages for all injury rates, lost time rates, and citations (although not achieving its target of being below the national average for medical treatment cases), and Greens Creek remaining below the MSHA underground national averages for all injury rates, medical treatment cases, and citations (although not achieving its target of being below the national average for lost time rates);
✓	Casa Berardi showed a 20% improvement in contractor safety rates;
✓	significant progress was made in our rock mechanics programs;
✓	new high-grade, near-surface resources have been defined at the San Sebastian development;
✓	our common stock performed well relative to peers in a difficult market;
✓	senior leadership roles were filled with high caliber candidates at each operation and at corporate;
✓	we made significant progress in innovation in stoping methods;
✓	we gained an agreement on critical bonding requirements at Greens Creek through a cooperative effort with environmental groups, and federal and state agencies; and
✓	a two-year extension to our revolving credit agreement was completed.

The final component of our AIP is at the discretion of the committee and it is targeted to account for 25% of the total AIP target award, but can account for 0 to 62.5% of the target award. For 2014, the committee determined the discretionary factor performance value to be at 50% of the target award (above the 25% target and within the possible range of 0-62.5%). The committee based its assessment primarily on the following significant performance results by Hecla in 2014:

✓	reported record sales of products of $501 million, which was a 31% increase from 2013;
✓	achieved higher silver and gold production by 24% and 56%, respectively, compared to 2013;
✓	generated $83.1 million in net cash flow from operating activities, representing a 212% increase compared to 2013. This improvement was in spite of lower precious metals prices and the final payment in 2014 of $55.4 million in settlement of the Coeur d’Alene Basin litigation;

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	55

✓	maintained a consistent level of overall proven and probable reserves at December 31, 2014, with silver reserves increasing by 2% and gold reserves decreasing by 1%, all in spite of lower precious metals prices compared to 2013. The silver reserves as of December 31, 2014 represent the highest level in the Company’s history;
✓	performed a significant level of exploration and predevelopment activities during the year, drilling targets at our land packages in Alaska, Idaho, Quebec and

Mexico. We further advanced our pre-development project at the San Sebastian property in Mexico;
✓	continued a scaling down of discretionary capital, exploration, and pre-development expenditures initiated in 2013 to address the recent reduction in metals prices; and
✓	achieved the above milestones while maintaining a cash balance of $209.7 million as of December 31, 2014.

Set forth in the table below is each NEO’s target award and actual award, which was paid 75% in cash and 25% in Hecla common stock issued under the 2010 Stock Incentive Plan.

Name	Base Salary (12/31/14) ($)	Base Salary Factor (%)	Target Annual Incentive ($)	% to Target (%)	Actual Award[1] ($)	Cash Received ($)	Equity Received[2] (#)
Phillips S. Baker, Jr.	605,000	100	605,000	152.00	919,600	689,700	69,456
James A. Sabala	380,000	80	304,000	137.50	418,000	313,500	31,571
Lawrence P. Radford	380,000	80	304,000	153.75	467,400	350,550	35,302
Dr. Dean W.A. McDonald	275,000	80	220,000	137.50	302,500	226,875	22,847
David C. Sienko	250,000	60	150,000	150.00	225,000	168,750	16,994
Don Poirier	226,000	60	135,600	91.67	124,300	93,225	9,388

1.	The amount reported in this column was paid in cash and equity to the NEO and is also reported in the Summary Compensation Table on page 67 under “Non-Equity Incentive Plan Compensation.”
2.	The equity portion of the 2014 AIP award was determined by subtracting the cash portion from the total award to determine the equity value, then dividing that by the closing stock price of the Company’s common stock on the NYSE on March 5, 2015 ($3.31).

Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan (“LTIP”). We use the LTIP to focus executives on meeting long-term (three-year) corporate performance goals. The LTIP is also designed to attract and retain executives in a highly competitive talent market. The committee takes into account mining and general industry market practices, as well as the objectives of the LTIP, when determining the terms and conditions of long-term incentive goals, such as resource additions and cash flow generation.

Under the LTIP, a new performance period begins each calendar year and runs for three years. The three-year performance period recognizes that some value-creating activities require a significant period of time to be implemented and for measurable results to accrue. Starting a new plan period each year also gives the committee flexibility to adjust for new business conditions, circumstances or priorities in setting the performance metrics and goals for each three-year cycle. Performance units are assigned to each NEO at the beginning of each three-year period, and provide the basis for the amount of awards made to each NEO under the LTIP. Performance units are designed to encourage management to deliver long-term value. Performance units reinforce Hecla’s business strategy by clearly establishing our key performance elements (e.g., reserve and resource growth, production growth, cash flow, and relative TSR) and the associated long-term performance objectives that must be met for us to be successful and create value for shareholders.

The 2012-2014 LTIP units have a target value of $100 each. The 2013-2015 and 2014-2016 LTIP units have a target value of $125 each, and the 2015-2017 LTIP units return to a target value of $100 each. Currently, the ultimate dollar value of each unit can range from $0 to $375 depending on our performance compared to the goals approved by the committee. The 2012-2014 and 2013-2015 LTIP each has a maximum potential unit value of $300, while the 2014-2016 and 2015-2017 LTIPs have a maximum potential value of $375 per unit. Performance units are paid out as soon as practicable after the end of each performance period, upon approval by the committee. At the discretion of the committee, the payouts may be in the form of cash, common stock, restricted stock units, or a combination of these forms.

2012-2014 LTIP. The tables below summarize the performance unit valuation ranges for reserve and resource growth, production growth, cash flow, and TSR for the 2012-2014 plan period—the four performance goals approved by the committee in February 2012. These are important goals for the following reasons:

●	Silver equivalent reserve and resource growth. Silver equivalent reserve and resource growth remains a fundamental value creator. We need to replace and add reserves and resources to extend mine lives and grow production. This is critical to the achievement of our long-term success. Reserves and resources includes the silver equivalent of gold and base metals.

Compensation Discussion and Analysis

●	Cash flow. The design of the cash flow goal is identical to that contained in prior years since silver cost per ounce and production are key elements in creating shareholder value. When used in the context of our LTIP, “cash flow” is measured by comparing (i) the actual cash cost, after by-product credits multiplied by actual silver/gold production versus (ii) budgeted cash cost, after by-product credits multiplied by the budgeted silver/gold production over a three-year period. “Cash cost, after by-product credits,” a non-GAAP measure, includes all direct and indirect operating cash costs related directly to the physical activities of producing the primary metal, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes, and offsets that amount by the production value of all metals other than the primary metal produced at each unit.
●	Silver production growth. One of the most important components of value is demonstrable production growth.
●	TSR. TSR provides a performance metric relative to our peers. This objective differs from the other objectives which are focused on activities that in an absolute sense should be value drivers: resources, production, and cash flow. TSR measures the price appreciation of our shares, including dividends paid during the performance period, and thereby simulates the actual investment performance of Hecla shares. Any payout is based on how Hecla’s TSR performance compares to the TSR of the common shares of a group of our peer companies.

2012-2014 Performance Unit Valuation

Silver Equivalent Reserve & Resource Growth
Ounce Target (millions)	Additional Reserve (millions)	Unit Value
1,006	200	$100.00
931	125	$50.00
881	75	$40.00
856	50	$25.00
831	25	$15.00
816	10	$5.00

Cash Flow
% of Target	Unit Value
115%	$50.00
110%	$42.50
105%	$32.50
100%	$25.00
95%	$22.50
90%	$20.00
85%	$17.50
80%	$15.00
75%	$12.50
70%	$10.00
65%	$7.50
60%	$0.00
Silver Production Growth
Target (in mm ozs.)	Average Annual Target	Unit Value
48.0	16.0	$100.00
42.0	14.0	$50.00
39.0	13.0	$33.33
36.0	12.0	$25.00
33.0	11.0	$20.00
31.5	10.5	$15.00

Total Shareholder Return
%ile rank within Peer Group Companies	Unit Value
100%	$50.00
90%	$45.00
80%	$40.00
70%	$35.00
60%	$30.00
50%	$25.00
25%	$15.00
<25%	$0.00

2012-2014 LTIP – Analysis and Decisions. The committee assessed performance under the 2012-2014 LTIP as follows:

Performance Measure	Target	Actual Performance	% of Target	Value Earned Per Unit Earned
Silver Equivalent Reserve and Resource Growth	50.0 silver oz. added (millions)	476.1 (millions)	952%	$100.00
Cash Flow	$826.16 Cash Flow (millions)	$781.25 (millions)	95%	$22.25
Silver Production Growth	36.0 silver oz. (millions)	26.4 (millions)	73%	No Payout
Total Shareholder Return	50% Hecla ranking vs. peers	90.9%	182%	$45.50

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	57

During this three-year period, performance in reserve and resource growth exceeded the maximum, TSR exceeded the target, and cash flow generation exceeded the threshold, but was below target. Performance in production growth was below the threshold and did not pay out. As a result, with a range in potential value per unit of $0 to $300, in March 2015 the committee determined that the total 2012-2014 LTIP payout is $167.75 per unit. The committee and the Board further approved payout of the LTIP awards to be 75% in cash and 25% in Hecla common stock issued under the 2010 Stock Incentive Plan.

The following chart shows the number of performance units awarded in 2012 to each NEO, the unit value achieved, the total amount of the award (number of units x $167.75 = cash received), and the amount of cash and number of shares received.

Name	2012-2014 Performance Units (#)	Unit Value ($)	Total Amount of Award[1] ($)	Cash Received ($)	Equity Received[2] (#)
Phillips S. Baker, Jr.	8,250	167.75	1,383,938	1,037,953	104,527
James A. Sabala	3,200	167.75	536,800	402,600	40,544
Lawrence P. Radford	2,500	167.75	419,375	314,531	31,675
Dr. Dean W.A. McDonald	2,500	167.75	419,375	314,531	31,675
David C. Sienko	1,900	167.75	318,725	239,044	24,073
Don Poirier	2,000	167.75	335,500	251,625	25,340

1.	The amount reported in this column was paid in cash and equity to the NEO and is also reported in the Summary Compensation Table on page 67 under “Non-Equity Incentive Plan Compensation.”
2.	The equity portion of the 2012-2014 LTIP award was determined by subtracting the cash portion from the total award to determine the equity value, then dividing that by the closing stock price of the Company’s common stock on the NYSE on March 5, 2015 ($3.31).

Restricted Stock Units. Restricted stock units (“RSUs”) are granted to the NEOs under the Key Employee Deferred Compensation Plan and/or the 2010 Stock Incentive Plan. RSUs are used to retain our NEOs and align their interests with the long-term interests of our shareholders. The committee awarded each NEO RSUs in June 2014. The RSUs vest in three equal amounts with vesting dates of June 25, 2015, June 25, 2016, and June 25, 2017. See “Grants of Plan-Based Awards for 2014” on page 69.

Prior to the grants made in 2014, all outstanding and unvested RSU awards granted to employees were credited with dividend equivalents on unvested RSUs to maintain the economic alignment between the value of an RSU and the value of a share of Company common stock. Upon payment of a dividend by the Company to its shareholders, an employee with an outstanding RSU award was credited with a dollar amount equal to the dividend that would have been paid if the shares subject to that award were vested shares of common stock rather than unvested RSUs. These “dividend equivalents” were paid to an employee only if and when the underlying RSUs vested. See footnotes 1, 2, 3 and 4 to the “Option Exercises and Stock Vested for 2014” on page 71.

In 2014, we granted RSUs to approximately 90 employees, including all NEOs under the 2010 Stock Incentive Plan.

In December 2014, the committee amended the 2010 Stock Incentive Plan and Key Employee Deferred Compensation Plan so that any RSUs vesting after 2014 will no longer be credited with dividend equivalents.

Performance-based Shares. In June 2014, the committee and the independent Board members granted 151,515 performance-based shares to our CEO, with a grant date value of $500,000, comprising one-half of his total equity awards in 2014. The value of these performance-based shares will be based on the TSR of our common stock for the three-year period from January 1, 2014 through December 31, 2016, based on the following percentile rank within a group of peer companies:

Company TSR Rank Among Peers	TSR Performance Multiplier
50th percentile	Threshold award at 50% of target
60th percentile	Target award at grant value
100th percentile	Maximum award at 200% of target

If Hecla’s performance is below the 50th percentile, the award is zero. If Hecla’s performance is between the 50th and 100th percentile, the award is prorated. For any award, the number of shares issued in 2017 at the conclusion of the three-year performance period, will be based on the grant date share price (June 25, 2014) of $3.30.

Hecla’s TSR performance versus that of our peer group will be based on the average share price over the last sixty (60) calendar days prior to January 1, 2014, as the base price and average share price the last sixty (60) calendar days of the three-year performance period to determine relative share value performance and ranking among peers.

Compensation Discussion and Analysis

For 2014, the industry peer group used for purposes of the TSR performance-based award is the same as the one used by the committee in determining executive compensation as described on page 48.

On June 25, 2012, the committee and independent members of the Board of Directors granted 107,759 performance-based shares of Hecla’s common stock, which had a target value of $500,000 with the potential of up to 200% of this target value (subject to specific performance terms and conditions established for these shares) to our CEO under the Key Employee Deferred Compensation Plan. These performance-based shares were awarded based on the TSR of Hecla common stock for the three-year period from January 1, 2012 through December 31, 2014, using the following percentile rank within peer group companies:

●	100th percentile rank = maximum award at 200% of target
●	50th percentile rank = target award at grant value
●	25th percentile rank = threshold award at 50% of target

To determine the relative share performance, Hecla’s TSR performance versus that of peer group companies was based on the average share price over the last sixty (60) calendar days prior to January 1, 2012, as the base price and average share price the last sixty (60) calendar days of the three-year performance period.

The following table shows the calculation of the performance based-share results at the end of the three-year performance period on December 31, 2014. Hecla’s TSR ranked 5th among the 12 peers based on TSR from 2012 through 2014, including dividends paid during that period. Ranking 5th places Hecla at 63.6% among the peer companies, which equates to an award value of $636,000, or 137,069 shares at the $4.64 closing price of Hecla’s common stock on June 25, 2012.

TOTAL SHAREHOLDER RETURN – January 1, 2012 through December 31, 2014
Peer Name	Average Stock Price over 60-day period leading up to 1/1/2012 ($)	Average Stock Price over 60-day period leading up to 12/31/14 ($)	Dividends Paid (1/1/12 thru 12/31/14) ($)	TSR thru 12/31/14 (%)	Rank (#)	Payout ($)
Stillwater Mining	10.93	13.63		24.70	1	1,000,000
Alamos Gold	16.29	7.87	0.62	-51.69	2	909,000
New Gold	8.72	4.14		-52.52	3	818,000
Pan American Silver	24.56	10.865	1.175	-55.76	4	727,000
Hecla	5.97	2.61	0.10	-56.28	5	636,000
Eldorado Gold	16.62	6.49	0.29	-60.95	6	545,000
TARGET PAYOUT						500,000
AuRico Gold	9.29	3.59	0.14	-61.36	7	455,000
Centerra Gold	19.92	5.24	0.48	-73.69	8	364,000
Coeur Mining	27.01	4.39		-83.75	9	273,000
THRESHOLD PAYOUT						250,000
IAMGOLD	19.01	2.77	0.50	-85.43	10	0
Golden Star Resources	1.92	0.26		-86.46	11	0
Allied Nevada Gold	33.80	1.21		-96.42	12	0

Stock Options. The ability to grant stock options under the 1995 Stock Incentive Plan expired in May 2010. All outstanding stock options granted under that plan are still exercisable until their expiration date (May 5, 2015). In June 2010, our shareholders approved the 2010 Stock Incentive Plan. Any stock options granted under this plan will be issued with an exercise price based on the fair market value (the closing sales price of our common stock on the NYSE on the date of grant).

In the past four years, we have not issued any stock options to our NEOs (or any other employee). Before that time, we granted stock options to key employees during the second quarter of the calendar year and occasional grants to new employees upon hire.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	59

Future Compensation Actions

AIP. In March 2015, the committee approved the 2015 AIP goals. The AIP factors were divided into the following components, which may be modified by the committee from time to time, including with respect to the relative weights:

●	quantitative corporate performance factors comprising 50% of the targeted award;
●	qualitative/other goals, normally comprising 25% of the targeted award; and
●	a discretionary factor as determined by the committee, normally comprising 25% of the targeted award.

While each component can achieve two and a half times the target (250%), the maximum total payout is limited to two times the target award level (200%).

For the 2015 AIP, the quantitative corporate performance factors are divided proportionally into three factors: adjusted EBITDA (20%), production (20%) and cash (10%).

The adjusted EBITDA target is $155 million. Maximum payout is achieved if adjusted EBITDA is $170 million, which is $15 million more than target or about 10% improvement in adjusted EBITDA. There is no payout if adjusted EBITDA is less than $130 million. Further, this component of the AIP will not assume fixed metals prices. For AIP purposes, “adjusted EBITDA” is defined as our earnings before interest, taxes, depreciation, and amortization, with additional adjustments for items which we believe are not indicative of the Company’s ongoing operations.

ADJUSTED EBITDA GOAL METRICS
2015 Adjusted EBITDA Result		% Performance Value
$170mm	Maximum	50%
$165mm		40%
$155mm	Target	20%
$130mm	Minimum	10%
<$130mm		0%

The production factor converts gold, lead and zinc to silver equivalent at a ratio of 71 oz. silver to 1 oz. gold, 19.2 lb. lead to 1 oz. silver, and 17.25 lb. zinc to 1 oz. silver. Our production target requires that we achieve 35 million silver equivalent ounces. Maximum payout is attained if production achieves 37 million ounces. The minimum payout is 32 million ounces. Target requires a 2% increase over 2014 silver equivalent production, while the maximum payout requires a 7% increase.

PRODUCTION GOAL METRICS 2015 Production in Silver Equivalent Ounces
2015 Production Result		% Performance Value
37.0mm	Maximum	50%
36.0mm		40%
35.0mm	Target	20%
32.0mm	Minimum	10%
<32.0mm		0%

The cash portion target is $175 million in cash on hand at December 31, 2015, adjusted for acquisitions at year-end. Maximum payout is achieved if cash position at year-end is at or above $200 million, which is the cash position at the beginning of 2015. The threshold payout level is $160 million, below which no payout is earned.

CASH GOAL METRICS
2015 Cash Result		% Performance Value
$200mm	Maximum	25%
$190mm		20%
$175mm	Target	10%
$160mm	Minimum	5%
<$160mm		0%

The qualitative/other goals are recommended by management, approved by the committee, and cover the areas of safety and health, operations, financial and cost controls, development projects, exploration, growth, legal, investors, industry visibility, human capital development and government and community affairs.

LTIP. In an effort to be more transparent in our executive compensation program, we provide the current three-year LTIPs that are outstanding.

2013-2015 LTIP

In February 2013, the committee approved the 2013-2015 LTIP. The 2013-2015 LTIP has three major changes from the completed 2012-2014 LTIP (see page 56 for a description of the 2012-2014 Long-term Incentive Plan):

●	Silver reserve growth, instead of silver equivalent reserve and resource growth;
●	Production growth, instead of silver production growth; and
●	A new metric for the #4 Shaft completion was added, bringing the total performance targets to five, but keeping the total maximum potential payout of $300 per unit.

Compensation Discussion and Analysis

2013-2015 Performance Unit Valuation

Silver Reserve Growth
Ounce Target (millions)	Additional Reserve (millions)	Unit Value
250	100	$100.00
200	50	$50.00
180	30	$25.00
160	10	$5.00
Production Growth
Target (in mm ozs.)	Average Annual Target	Unit Value
65.1	21.7	$50.00
56.1	18.7	$40.00
54.1	18.0	$25.00
51.6	17.2	$10.00

Cash Flow
% of Target	Unit Value
115%	$50.00
110%	$42.50
105%	$32.50
100%	$25.00
95%	$22.50
90%	$20.00
85%	$17.50
80%	$15.00
75%	$12.50
70%	$10.00
65%	$7.50
60%	$0.00

#4 Shaft Completion
100% Completion Date	Unit Value
6/30/15	$50.00
12/31/15	$25.00
2/15/16	$10.00
Total Shareholder Return
%ile rank within Peer Group Companies	Unit Value
100%	$50.00
90%	$45.00
80%	$40.00
70%	$35.00
60%	$30.00
50%	$25.00
25%	$15.00
<25%	$0.00

2014-2016 LTIP

In February 2014, the committee approved the 2014-2016 LTIP. The 2014-2016 LTIP has three major changes from the 2013-2015 LTIP:

●	Silver equivalent reserve growth includes gold converted to silver equivalent at 60 to 1, instead of silver resource growth;
●	Because controlling costs currently is a major focus of investors in precious metals companies, the cash flow metric payout is achieved only if cash flow is at least 80% of target compared to 65% of target for the 2013-2015 plan, and maximum payout is 50% higher than the 2013-2015 plan if 115% of target is realized; and
●	With relative TSR, a minimum payout is only achieved if share performance is as good as or better than 50% of our peers. The target payout of $25 requires performance at 60% of our peers, compared to 50% in the 2013-2015 plan, and having the best performance pays four times target ($100) compared to two times target ($50) in the 2013-2015 plan.

Except as noted above, the 2014-2016 LTIP includes the same components as the 2013-2015 LTIP, and increases the maximum potential payout from $300 to $375 per unit.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	61

2014-2016 Performance Unit Valuation

Silver Equivalent Reserve Growth
Ounce Target (millions)	Additional Reserve (millions) (replacement in situ)	Unit Value
400	103 (191)	$100.00
337	40 (128)	$50.00
327	30 (118)	$25.00
307	10 (98)	$5.00

Cash Flow
% of Target	Unit Value
115%	$75.00
110%	$50.00
105%	$35.00
100%	$25.00
95%	$22.50
90%	$20.00
85%	$17.50
80%	$15.00

#4 Shaft Completion
100% Completion Date	Unit Value
12/31/15	$50.00
5/1/16	$25.00
After 8/1/16	$ 0.00
Silver Equivalent Production Growth
Target (in mm ozs.)	Average Annual Target	Performance Unit Value
75.0	25.0	$50.00
72.0	24.0	$40.00
70.5	23.5	$25.00
68.0	22.6	$10.00

Total Shareholder Return
%ile rank within Peer Group Companies	Unit Value
100%	$100.00
90%	$75.00
80%	$50.00
70%	$35.00
60%	$25.00
50%	$15.00
<50%	$0.00

2015-2017 LTIP

In March 2015, the committee approved the 2015-2017 LTIP. The 2015-2017 LTIP has the same factors as the 2014-2016 LTIP, with the exception of the #4 Shaft completion metric, which is removed as the project nears completion. The only other factor that is different from the 2014-2016 LTIP is as follows:

●	Silver equivalent reserve and resource growth includes gold converted to silver equivalent at 71 to 1.

Except as noted above, the 2015-2017 LTIP includes the same components as the 2014-2016 LTIP, with a maximum potential payout of $375 per unit.

2015-2017 Performance Unit Valuation

Silver Equivalent (includes Gold) Reserve Growth
Ounce Target (millions)	Additional Reserve (millions) (replacement in situ)	Unit Value
420	100 (175)	$100.00
360	40 (115)	$50.00
350	30 (105)	$25.00
320	0 (75)	$5.00

Cash Flow
% of Target	Unit Value
115%	$100.00
110%	$50.00
105%	$35.00
100%	$25.00
95%	$22.50
90%	$20.00
85%	$17.50
80%	$15.00
Silver Equivalent (includes Gold) Production Growth
Target (in mm ozs.)	Average Annual Target	Performance Unit Value
82.5	27.5	$75.00
78.5	26.2	$50.00
77.0	25.7	$25.00
74.5	24.8	$10.00

Total Shareholder Return
%ile rank within Peer Group Companies	Unit Value
100%	$100.00
90%	$75.00
80%	$50.00
70%	$35.00
60%	$25.00
50%	$15.00
<50%	$0.00

Compensation Discussion and Analysis

Other

Guidelines and Timing of Equity Awards. We have no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to executive officers are approved by the committee at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time of the grant. Under the terms of our 2010 Stock Incentive Plan, the fair market value is the closing stock price of our common stock on the NYSE on the date of grant. In addition, the committee typically makes equity grants to NEOs in the first half of the year.

Stock Ownership Policy. We believe that it is important to encourage our executive officers to hold a material amount of our common stock in order to link their long-term economic interest directly to that of our shareholders.

To achieve this goal, in June 2012, the committee developed stock ownership guidelines for the NEOs. The stock ownership guideline established for the NEOs (except the President and CEO) is two times annual base salary, which should be achieved within five years of the adoption of the guidelines. The stock ownership guideline established for the President and CEO is six times annual base salary, to be achieved within five years of adoption of the guidelines.

The following table summarizes the NEOs stock ownership guidelines and each NEO’s status thereunder. As of December 31, 2014, all NEOs met the guidelines based on the closing market price of our common stock on the NYSE as of December 31, 2014 ($2.79). In our calculations, we include shares directly held and unvested RSUs. We do not include unexercised stock options or performance-based shares.

Executive Stock Ownership as of December 31, 2014

NEO	Annual Base Salary ($)	X Annual Base Salary	Total Value of Shares to be Held ($)	Shares Held Directly (#)	Unvested RSUs (#)	Total Shares (#)	Total Value of Shares Held by NEO at 12/31/14 ($2.79) ($)	Meets Guidelines
Baker	605,000	6x	3,630,000	1,441,467	301,201	1,742,668	4,862,044	Yes
Sabala	380,000	2x	760,000	162,841	206,535	369,376	1,030,559	Yes
Radford	380,000	2x	760,000	163,524	211,724	375,248	1,046,942	Yes
McDonald	275,000	2x	550,000	200,182	180,290	380,472	1,061,517	Yes
Sienko	250,000	2x	500,000	112,874	92,771	205,645	573,750	Yes
Poirier	226,000	2x	452,000	161,025	119,977	281,002	783,996	Yes

Nonqualified Deferred Compensation Plan. We maintain the Key Employee Deferred Compensation Plan (the “KEDCP”), a nonqualified deferred compensation plan, under which participants may defer all or a portion of their annual base salary, performance-based compensation awarded under our AIP and LTIP and RSUs granted under the 2010 Stock Incentive Plan.Participants may elect to have their deferred base salary and AIP or LTIP awards valued based on Hecla common stock and credited to a stock account.Deferred RSUs are credited to a stock account.The KEDCP provides for discretionary matching contributions on base salary, AIP and LTIP amounts deferred to a stock account and discretionary company contributions that are credited to a participant’s stock account.The deferral features promote alignment of the interests of participants with those of our shareholders. Investment accounts are credited monthly with an amount based on the prime rate for corporate borrowers. Participants receive distributions from their accounts only upon separation from service with us, a fixed date or schedule selected by the participants, death, disability, an unforeseeable emergency or a change in control, as these events are defined under Section 409A of the Internal Revenue Code.The amounts deferred are unfunded and unsecured obligations of Hecla, receive no preferential standing, and are subject to the same risks as any of our other general obligations.Additional details about the KEDCP are described in the narrative accompanying the “Nonqualified Deferred Compensation for 2014” table on page 72.

Benefits. We provide our employees with a benefits package that is designed to attract and retain the talent needed to manage Hecla. As part of that, all U.S. salaried employees, including the NEOs, are eligible to participate in the Hecla Mining Company Qualified Retirement Plan (the “Retirement Plan”), the Capital Accumulation Plan (a 401(k) plan, which includes matching contributions by Hecla up to 6%), health, vision and dental coverage, various company-paid insurance plans, and paid time off, including vacations and holidays. All Canadian salaried employees, including

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	63

NEOs, are eligible to participate in a similar benefits package.NEOs are eligible to receive certain additional benefits, as described below.The committee intends for the type and value of such benefits offered to be competitive with general market practices.

Nonqualified Defined Benefit Plan. Under the Retirement Plan, upon normal retirement, each participant is eligible to receive a monthly benefit equal to a certain percentage of final average annual earnings for each year of credited service. Additional details about the Retirement Plan are in the narrative accompanying the “Pension Benefits” table that is included in this Proxy Statement on page 80. Under Hecla’s unfunded Supplemental Excess Retirement Plan, the amount of any benefits not payable under the

Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, and the reduction of benefits, if any, due to a deferral of salary made under our KEDCP, will be paid out of our general funds to any employee who may be adversely affected.The Retirement Plan and Supplemental Excess Retirement Plan define earnings for purposes of the plans to include salary plus any other cash incentives.

Personal Benefits. We do not provide company-paid cars, country club memberships, or other similar perquisites to our executives.The only material personal benefit provided by Hecla is a relocation benefit, which is offered as needed to meet specific recruitment needs.

Clawback Policy

At its February 2013 meeting, the Compensation Committee adopted a clawback policy with respect to incentive awards to executive officers.The policy provides that in the event of a restatement of our financial results as a result of material non-compliance with financial reporting requirements, the Board will review incentive compensation that was paid to our current and former executive officers under the Company’s AIP and LTIP (or any successor plans) based solely on the achievement of specific corporate financial goals (“Incentive Award”) during the period of the restatement.If any Incentive Award would have been lower had it been calculated based on the Company’s restated financial results, the Board will, as it deems appropriate, seek to recover from any executive whose conduct is determined by the Board to be the cause or partial cause of the restatement, any portion of an Incentive Award paid in excess of what would have been paid based on the restated financial results.The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Insider Trading Policy

Our insider trading policy prohibits all directors, executive officers (as defined under Section 16 of the Exchange Act) and certain other employees designated as insiders from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results (including the filing of any

Form 10-Q or Form 10-K), or at any other time during the year while in possession of material non-public information about the Company.In addition, directors and officers are prohibited from short-term trading, short sales, options trading, trading on margin, hedging or pledging any securities of the Company.

Change in Control Agreements

We have entered into a change in control agreement (“CIC Agreement”) with each of our NEOs. Under the terms of our CIC Agreements, the CEO and the other NEOs are entitled to payments and benefits upon the occurrence of specified events, including termination of employment (with or without cause) following a change in control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the section entitled “Change in Control and Termination” on page 73.

The termination of employment provisions of the CIC Agreements were entered into to address competitive concerns when the NEOs were recruited to Hecla by providing these individuals with a fixed amount of compensation that would offset the risk of leaving

Compensation Discussion and Analysis

their prior employer or foregoing other opportunities to join the Company. At the time of entering into these arrangements, the committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining Hecla.

In March 2015, the committee approved an amendment to the CIC Agreement with each of our NEOs to eliminate the excise tax gross-up provision and to include a provision for a “Best Net After Tax Payment,” which reduces the amount received by the NEO upon a change in control if the NEO would receive a greater after-tax benefit than he would receive if full several benefits were paid, taking into account all applicable taxes including any excise tax.

The committee believes that these CIC Agreements are important for a number of reasons, including providing reasonable compensation opportunities in the unique circumstances of a change in control that are not provided by other elements of our compensation program. Further, change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key executives will leave Hecla before a transaction closes. The committee also believes that these agreements motivate the executives to make decisions that are in the best interests of our shareholders in the event of a pending change in control. These agreements provide executives with the necessary job stability and financial security during a change in control transaction and the subsequent period of uncertainty to help them stay focused on managing Hecla rather than on their own personal employment situation. The committee believes that all of these objectives serve our shareholders’ interests. The committee also believes that change in control provisions are an essential component of the executive compensation program and are necessary to attract and retain senior talent in the highly competitive talent market in which we compete.

The change in control provisions were developed by the Company and the committee based on market and industry competitive practices. The Company and the committee periodically review the benefits provided under the CIC Agreements to ensure that they serve our interests in retaining our key executives, are consistent with market and industry practice, and are reasonable.

Tax and Accounting Considerations

Our compensation programs are affected by each of the following:

Accounting for Stock-Based Compensation. We also take into account certain other requirements of GAAP in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”) provides that compensation in excess of $1 million paid to the CEO or to any other NEO (other than the chief financial officer) of a public company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Code Section 162(m).

Our primary objective in designing and administering our compensation policies is to support and encourage the achievement of our strategic goals and to enhance long-term shareholder value. We also believe that it is important to preserve flexibility in administering compensation programs. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Code Section 162(m). Further, although we received shareholder approval for our 2010 Stock Incentive Plan at our 2010 Annual Meeting, there is no assurance that such approval satisfied or continues to satisfy the shareholder approval requirements under Code Section 162(m) necessary for amounts awarded under that plan to be fully deductible by Hecla. As a result of the foregoing, amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards, performance awards, stock options and RSUs, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

The committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the committee to be consistent with our compensation policies and in the best interests of the Company and our shareholders.

In 2014, Mr. Baker, our President and Chief Executive Officer, earned amounts subject to Section 162(m) in excess of $1 million, therefore a portion of his total compensation is not deductible by Hecla.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	65

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer or director receives “deferred compensation” that does not satisfy the requirements of Section 409A. We believe that we have designed and operated our plans to appropriately comply with Section 409A.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Hecla’s management and its independent compensation consultant. Based on its review and discussions, the committee recommended to the Board, and the Board has approved, the Compensation Discussion and Analysis included in this Proxy Statement and incorporated by reference in Hecla’s Annual Report on Form 10-K for the year ended December 31, 2014.

Respectfully submitted by
The Compensation Committee of the
Board of Directors

George R. Nethercutt, Jr., Chairman
Ted Crumley
Terry V. Rogers
Dr. Anthony P. Taylor

Compensation Tables

Summary Compensation Table for 2014

The following compensation tables provide information regarding the compensation of our CEO, CFO, and four other NEOs who were the most highly compensated in the calendar year ended December 31, 2014 (“NEOs”).

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)		Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings[5] ($)	All Other Compensation ($)		Total ($)
Phillips S. Baker, Jr.	2014	605,000	—	1,438,288	[8]	0	2,303,538	164,099	15,600	[6]	4,526,525
President and Chief	2013	575,208	—	1,073,874		0	1,497,375	692,922	15,300		3,854,679
Executive Officer	2012	522,917	—	979,305		0	1,355,000	1,059,514	15,000		3,931,736
James A. Sabala	2014	366,458	—	887,623		0	954,800	279,690	15,600	[6]	2,504,171
Senior Vice President	2013	341,458	—	344,999		0	825,750	268,474	15,300		1,795,981
and CFO	2012	313,750	—	327,000		0	552,050	254,701	15,000		1,462,501
Lawrence P. Radford	2014	366,458	—	709,326		0	886,775	98,277	15,600	[6]	2,076,436
Senior Vice	2013	341,458	—	300,000		0	589,950	91,197	15,300		1,337,905
President – Operations	2012	313,750	—	222,000		0	360,980	38,823	15,000		950,553
Dr. Dean W. A. McDonald[9]	2014	275,000	—	562,276		0	721,875	214,384	15,600	[7]	1,789,135
Senior Vice	2013	279,443	—	300,000		0	455,400	183,417	16,210		1,234,470
President - Exploration	2012	242,444	—	294,000		0	337,840	200,307	15,000		1,089,591
David C. Sienko	2014	250,000	—	376,900		0	543,725	78,318	15,600	[6]	1,264,543
Vice President and	2013	241,875	—	154,001		0	387,900	60,693	15,300		859,769
General Counsel	2012	224,167	—	154,000		0	279,460	47,176	15,000		719,803
Don Poirier[9]	2014	226,000	—	412,820		0	459,800	165,348	15,600	[7]	1,279,568
Vice President –	2013	233,080	—	199,999		0	370,620	130,940	16,210		950,849
Corporate Development	2012	210,411	—	193,000		0	292,000	149,824	15,000		860,235

1.	Salary amounts include both base salary earned and paid in cash during the fiscal year listed.
2.	In accordance with SEC rules, the “Bonus” column will only disclose discretionary cash bonus awards. In each of 2012, 2013 and 2014, there were no discretionary cash bonuses awarded to any NEO.
3.	The amounts shown in the “Stock Awards” column and the “Option Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in valuing the awards, please see Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Please see the “Grants of Plan-Based Awards for 2014” table on page 69 for more information about the awards granted in 2014.

Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement     67

4.	This column represents the cash performance payments awarded and earned by the NEOs in the calendar year 2012 under our AIP and LTIP plan period 2010-2012. The 2013 AIP and 2011-2013 LTIP awards were paid 50% in cash and 50% in equity up to target level payout, with any portion above target also paid in the form of RSUs that vested in August 2014. The 2014 AIP and the 2012-2014 LTIP awards were paid 75% in cash and 25% in Hecla’s common stock issued under the 2010 Stock Incentive Plan. The awards for each of the plan years are as follows:

Name	Year	AIP Award ($)	LTIP Plan Period	LTIP Units (#)	Unit Value ($)	LTIP Award ($)	Total AIP and LTIP ($)	Total AIP and LTIP Paid in Cash ($)	Total AIP and LTIP Paid in Shares (#)
	2014	919,600	2012-2014	8,250	167.75	1,383,938	2,303,538	1,727,653	173,983	*
Baker	2013	544,500	2011-2013	8,250	115.50	952,875	1,497,375	684,750	237,610
	2012	605,000	2010-2012	7,500	100.00	750,000	1,355,000	1,355,000	0
	2014	418,000	2012-2014	3,200	167.75	536,800	954,800	716,100	72,115	*
Sabala	2013	479,250	2011-2013	3,000	115.50	346,500	825,750	283,125	158,662
	2012	292,050	2010-2012	2,600	100.00	260,000	552,050	552,050	0
	2014	467,400	2012-2014	2,500	167.75	419,375	886,775	665,081	66,977	*
Radford	2013	399,375	2011-2013	1,650	115.50	190,575	589,950	215,625	109,452
	2012	269,280	2010-2012	917	100.00	91,700	360,980	360,980	0
	2014	302,500	2012-2014	2,500	167.75	419,375	721,875	541,406	54,522	*
McDonald	2013	247,500	2011-2013	1,800	115.50	207,900	455,400	193,125	76,689
	2012	177,840	2010-2012	1,600	100.00	160,000	337,840	337,840	0
	2014	225,000	2012-2014	1,900	167.75	318,725	543,725	407,794	41,067	*
Sienko	2013	180,000	2011-2013	1,800	115.50	207,900	387,900	165,000	65,175
	2012	149,460	2010-2012	1,300	100.00	130,000	279,460	279,460	0
	2014	124,300	2012-2014	2,000	167.75	335,500	459,800	344,850	34,728	*
Poirier	2013	162,720	2011-2013	1,800	115.50	207,900	370,620	157,800	62,228
	2012	132,000	2010-2012	1,600	100.00	160,000	292,000	292,000	0

*	Shares were valued based on the closing price of Hecla’s common stock on the NYSE on March 5, 2015 ($3.31).

5.	The amounts reported in this column are changes between December 31, 2013 and December 31, 2014 in the actuarial present value of the accumulated pension benefits. None of the amounts reported in this column are above-market nonqualified deferred compensation earnings.
6.	These amounts are Hecla’s matching contributions made under Hecla’s Capital Accumulation Plan for the NEOs.
7.	These amounts are for retirement contributions made on behalf of Dr. McDonald and Mr. Poirier. Canadian employees are excluded from participation in the Hecla Capital Accumulation Plan. Dr. McDonald and Mr. Poirier are paid in Canadian funds. The amounts reported are in U.S. dollars based on the applicable exchange rates as reported in The Wall Street Journal from time-to-time.
8.	Includes: (i) restricted stock units (151,515) granted to Mr. Baker on June 25, 2014; and (ii) performance-based shares (151,515) awarded to Mr. Baker on June 25, 2014. See “Performance-based Shares” on page 58 for a description of the performance-based shares.
9.	Dr. McDonald and Mr. Poirier receive their compensation in Canadian funds. The amounts reported for Dr. McDonald and Mr. Poirier are in U.S. dollars based on the applicable exchange rates as reported in The Wall Street Journal from time-to-time during this time period.

Compensation Tables

The following table shows all plan-based awards granted to the NEOs during 2014.

Grants of Plan-Based Awards for 2014

	Grant Date	Long-Term Performance Plan Units (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards[4]			Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards[1] ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Phillips S. Baker, Jr.
Restricted Stock[2]	3/3/14								237,610	3.42	812,626
Restricted Stock[3]	6/25/14								151,515	3.30	500,000
Performance Shares[4]	6/25/14					75,758	151,515	303,030		3.30	125,662
LTIP[6]		9,500	0	1,187,500	3,562,500
AIP[7]			0	605,000	1,210,000
James A. Sabala
Restricted Stock[2]	3/3/14								158,662	3.42	542,624
Restricted Stock[5]	6/25/14								104,545	3.30	344,999
LTIP[6]		3,400	0	425,000	1,275,000
AIP[7]			0	304,000	608,500
Lawrence P. Radford
Restricted Stock[2]	3/3/14								109,452	3.42	374,326
Restricted Stock[5]	6/25/14								101,515	3.30	335,000
LTIP[6]		3,400	0	425,000	1,275,000
AIP[7]			0	304,000	608,500
Dr. Dean W.A. McDonald
Restricted Stock[2]	3/3/14								76,689	3.42	262,276
Restricted Stock[5]	6/25/14								90,909	3.30	300,000
LTIP[6]		2,600	0	325,000	975,000
AIP[7]			0	300,000	600,000
David C. Sienko
Restricted Stock[2]	3/3/14								65,175	3.42	222,899
Restricted Stock[5]	6/25/14								46,667	3.30	154,001
LTIP[6]		1,900	0	237,500	712,500
AIP[7]			0	150,000	300,000
Don Poirier
Restricted Stock[2]	3/3/14
Restricted Stock[5]	6/25/14								62,228	3.42	212,820
LTIP[6]		2,050	0	256,250	768,750				60,606	3.30	200,000
AIP[7]			0	135,600	271,200

1.	We account for equity-based awards in accordance with the requirements of FASB ASC Topic 718, pursuant to which we recognize compensation expense of performance-based share awards to an employee based on the fair value of the award on the grant date. Compensation expense of restricted stock and RSU awards to an employee is based on the stock price at grant date. The compensation expense for restricted stock and RSUs is recognized over the vesting period.
2.	Represents the number of RSUs granted on March 3, 2014 to all NEOs under the terms of the 2010 Stock Incentive Plan. These RSUs were awarded as part of the 2013 AIP and 2011-2013 LTIP awards, of which 50% was paid in equity in the form of RSUs that vested on August 26, 2014.
3.	Represents the number of RSUs granted on June 25, 2014 to Mr. Baker under the terms of the KEDCP. The restrictions lapse for one-third of the RSUs on June 25, 2015, one-third on June 25, 2016, and one-third on June 25, 2017, at which time the units are converted into shares of our common stock.
4.	Represents the number of performance-based shares of Hecla common stock, having a target value of $500,000 with the potential of up to 200% of this target value (subject to specific performance terms and conditions established for these shares) to Mr. Baker under the KEDCP. Award of these performance-based shares will be on the basis of TSR of Hecla common stock for the three-year period from January 1, 2014 through December 31, 2016, based on the following percentile rank within peer group companies:
●	100th percentile rank = maximum award at 200% of target
●	60th percentile rank = target award at grant value
●	50th percentile rank = threshold award at 50% of target
●

Hecla’s TSR performance versus that of peer group companies will be based on average share price over the last 60 calendar days prior to January 1, 2014, as the base price, and average share price the last 60 calendar days of the three-year performance period, plus dividends, to determine relative share value performance and ranking among peers

5.	Represents the number of RSUs granted on June 25, 2014, to the NEOs under the terms of the 2010 Stock Incentive Plan to Messrs. Sabala, Radford, McDonald, Sienko and Poirier. The restrictions lapse for one-third of the RSUs on June 25, 2015, one-third on June 25, 2016, and one-third on June 25, 2017, at which time the units are converted into shares of our common stock. The grant date fair value of the RSUs is the number of restricted shares multiplied by the closing price of the Company common stock on the grant date of $3.30.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	69

6.	Represents the potential value of the payout for each NEO under the 2014-2016 LTIP period if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at risk. The business measurements and performance goals for determining the payout are described in the “Compensation Discussion and Analysis” beginning on page 44. Dollar amounts shown in this column are valued as follows: Threshold, $0; Target, $125; and Maximum, $375. As reflected in the “Summary Compensation Table,” awards were paid out in March 2015 for the three-year period 2012-2014. Awards were paid 75% in cash and 25% in Hecla’s common stock issued under the 2010 Stock Incentive Plan.
7.	Represents the potential value of the payout for each NEO under the 2014 AIP described on page 54. The total payout to each NEO under the 2014 AIP is described in footnote 4 to the “Summary Compensation Table” on page 68. Awards were paid 75% in cash and 25% in Hecla’s common stock issued under the 2010 Stock Incentive Plan.

The following table provides information on the current holdings of stock option and stock awards by the NEOs. This table includes unexercised vested stock option awards, unvested RSUs, and performance-based shares. The stock option exercise prices shown were determined by using the mean between the highest and lowest reported sales prices of our common stock on the NYSE on the date of grant.

Outstanding Equity Awards at Calendar Year-End for 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Stock That Have Not Vested as of 12/31/14[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($)
Phillips S. Baker, Jr.	137,615		5.52	5/5/10	5/5/15
						301,201	840,351
								170,648[4]	476,108
								151,515[5]	422,727
James A. Sabala						206,535	576,233
Lawrence P. Radford						211,724	590,710
Dr. Dean W. A. McDonald	38,226		5.52	5/5/10	5/5/15
						180,290	503,009
David C. Sienko	15,000		4.735	1/29/10	1/29/15
	30,581		5.52	5/5/10	5/5/15
						92,771	258,831
Don Poirier	30,581		5.52	5/5/10	5/5/15
						119,977	334,736

1.	The following table shows the dates on which the restricted stock units in the outstanding equity awards table vest and the corresponding number of shares, subject to continued employment through the vest date.

	Number of Shares Vesting
Vesting Date	Baker	Sabala	Radford	McDonald	Sienko	Poirier
6/25/15	35,920	23,492	15,949	21,121	11,064	13,865
6/21/15	56,883	39,249	34,130	34,130	17,520	22,753
6/25/15	50,505	34,849	33,839	30,303	15,555	20,202
6/21/16	56,883	39,249	34,130	34,130	17,520	22,753
6/25/16	50,505	34,848	33,838	30,303	15,556	20,202
8/5/16	—	—	26,000	—	—	—
6/25/17	50,505	34,848	33,838	30,303	15,556	20,202
Total	301,201	206,535	211,724	180,290	92,771	119,977

2.	The market value of the RSUs is based on the closing market price of our common stock on the NYSE as of December 31, 2014, which was $2.79.
3.	The market value of the performance-based shares is based on the closing market price of our common stock on the NYSE as of December 31, 2014, which was $2.79.
4.	Award of performance-based shares, the value of which will be determined on the basis of TSR of Hecla common stock for the three-year period from January 1, 2013 through December 31, 2015.
5.	Award of performance-based shares, the value of which will be determined on the basis of TSR of Hecla common stock for the three-year period from January 1, 2014 through December 31, 2016.

Compensation Tables

The following table shows information concerning the exercise of stock options and the number of stock awards that vested during calendar year 2014 for each of the NEOs, and the value realized on the exercise of options and vesting of stock awards during calendar year 2014.

Option Exercises and Stock Vested for 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Phillips S. Baker, Jr.	—	—	56,407[1]	201,373
			57,054[2]	188,278
			36,464[3]	120,331
			238,160[4]	771,638
James A. Sabala	—	—	21,152[1]	75,513
			39,368[2]	129,914
			23,847[3]	78,695
			159,029[4]	515,254
Lawrence P. Radford	—	—	26,728[1]	95,419
			34,232[2]	112,966
			16,190[3]	53,427
			109,705[4]	355,444
Dr. Dean W.A. McDonald	—	—	19,037[1]	67,962
			34,232[2]	112,966
			21,441[3]	70,755
			76,866[4]	249,046
David C. Sienko		—	10,295[1]	36,753
			17,573[2]	57,991
			11,231[3]	37,062
			65,326[4]	211,656
Don Poirier	—	—	11,987[1]	42,794
			22,822[2]	75,313
			14,075[3]	46,448
			62,372[4]	202,085

1.	The NEOs were granted these RSUs on June 24, 2011, under the terms of the 2010 Stock Incentive Plan. On March 14, 2014, the restrictions lapsed and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $3.57, which was the closing sales price of our common stock on the NYSE on March 14, 2014. Under the terms of the 2010 Stock Incentive Plan, the RSUs accrued dividends until they vested which were paid in the form of shares.

Name	# of Shares Vested	# of Dividend Equivalent Shares Earned
Baker	54,870	1,537
Sabala	20,576	576
Radford	26,000	728
McDonald	18,519	518
Sienko	10,014	281
Poirier	11,660	327

2.	The NEOs were granted these RSUs on June 21, 2013. On June 21, 2014, the restrictions lapsed and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $3.30, which was the closing sales price of our common stock on the NYSE on June 21, 2014. Under the terms of the 2010 Stock Incentive Plan, the RSUs accrued dividends until they vested which were paid in the form of shares.

Name	# of Shares Vested	# of Dividend Equivalent Shares Earned
Baker	56,882	172
Sabala	39,249	119
Radford	34,129	103
McDonald	34,129	103
Sienko	17,520	53
Poirier	22,753	69

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	71

3.	The NEOs were granted these RSUs on June 25, 2012. On June 25, 2014, the restrictions lapsed and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $3.30, which was the closing sales price of our common stock on the NYSE on June 25, 2014. Under the terms of the KEDCP, the RSUs accrued dividends until they vested which were paid in the form of shares.

Name	# of Shares Vested	# of Dividend Equivalent Shares Earned
Baker	35,920	544
Sabala	23,491	356
Radford	15,948	242
McDonald	21,121	320
Sienko	11,063	168
Poirier	13,865	210

4.	The NEOs were granted these RSUs on March 3, 2014, as part of their 2013 AIP and 2011-2013 LTIP being paid 50% in equity. On August 26, 2014, the restrictions lapsed and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $3.24, which was the closing sales price of our common stock on the NYSE on August 26, 2014. Under the terms of the 2010 Stock Incentive Plan, the RSUs accrued dividends until they vested and which were paid in the form of shares.

Name	# of Shares Vested	# of Dividend Equivalent Shares Earned
Baker	237,610	550
Sabala	158,662	367
Radford	109,452	253
McDonald	76,689	177
Sienko	65,175	151
Poirier	62,228	144

The table below provides information on the nonqualified deferred compensation of the NEOs in 2014.

Nonqualified Deferred Compensation for 20141

Name	Executive Stock Contributions in Last FYE (#)	Registrant Contributions in Last FYE ($)	Aggregate Earnings in Last FYE ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance of Stock at Last FYE (#)
Phillips S. Baker, Jr.	—	—	—	—	—
James A. Sabala	—	—	—	—	—
Lawrence P. Radford	—	—	—	—	—
Dr. Dean W. A. McDonald[2]	—	—	—	—	—
David C. Sienko	—	—	—	—	—
Don Poirier[2]	—	—	—	—	—

1.	No compensation was deferred by NEOs in 2014.
2.	Canadian employees are not eligible to participate in our deferred compensation plan.

Pursuant to the Company’s KEDCP, executives and key employees, including the NEOs, may defer all or a portion of their base salary, awards earned under the LTIP and AIP, and any RSUs granted under the 2010 Stock Incentive Plan. Deferral elections are made by the individual generally in the prior year for amounts to be earned or granted in the following year. Base salary, AIP and LTIP amounts deferred under the KEDCP are credited to either an investment account or a stock account at the participant’s election. Amounts credited to an investment account are valued in cash, credited with deemed interest, and distributed with deemed interest in cash upon a distributable event. RSUs awarded under the 2010 Stock Incentive Plan and deferred by a participant are credited to a stock account. Amounts credited to the stock account of a participant are valued based upon our common stock and are delivered to the participant in shares of our common stock upon a distributable event.

The KEDCP also provides for corporate matching amounts where the participants elect to have their base salary, AIP or LTIP awards credited to a stock account. Matching contributions are also valued based on our common stock and distributed upon a distributable event in stock. The ability to defer compensation promotes alignment of the participants with our common shareholders. It also provides for corporate discretionary allocations of amounts valued based upon our common stock and credited to a stock account.

Compensation Tables

As of the end of the last day of each calendar month, an additional amount is credited to the investment account of the participant equal to the product of (i) the average daily balance of the investment account for the month, multiplied by (ii) the annual prime rate for corporate borrowers quoted at the beginning of the quarter by The Wall Street Journal (or such other comparable interest rate as the Compensation Committee may designate from time to time).

The amounts credited to the investment or stock account of a participant under the KEDCP are distributable or payable within 75 days of the earliest to occur of the following distribution events: (i) the date on which the participant separates from service with us, with the distribution delayed for six months for certain “specified employees”; (ii) “disability” as defined in Section 409A of the Internal Revenue Code; (iii) the participant’s death; (iv) a fixed date or fixed schedule selected by the participant at the time the deferral election was made;

(v) an “unforeseeable emergency,” as defined in Section 409A of the Internal Revenue Code; (vi) a “change in control” of the Company, as defined in regulations issued by the Internal Revenue Service; and (vii) termination of the KEDCP.

The KEDCP is at all times considered to be entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision will at any time be made with respect to segregating our assets for the payment of any amounts under the KEDCP. Any funds that may be invested for purposes of fulfilling our promises under the KEDCP are for all purposes to be part of our general assets and available to general creditors in the event of a bankruptcy or insolvency of the Company. Nothing contained in the KEDCP will constitute a guarantee by us that any funds or assets will be sufficient to pay any benefit under the KEDCP.

Change in Control and Termination

We have a change in control agreement (“CIC Agreement”) with our NEOs (Messrs. Baker, Sabala, McDonald, Poirier, Radford and Sienko).

The CIC Agreements were entered into on February 21, 2014 upon the recommendation to the Board by the Compensation Committee and were approved by the Board on the basis of such recommendation. The CIC Agreements provide that each of the NEOs shall serve in such executive position as the Board may direct. The CIC Agreements become effective only upon a change in control of the Company (the date of such change in control is referred to as the “Effective Date”). The term of employment under the CIC Agreements is three years from the Effective Date (except for Mr. Radford who has a term of two years from the Effective Date). Any CIC Agreements entered into with newly hired executives will contain an employment term of two years from the Effective Date. The CIC Agreements automatically extend for an additional year on each anniversary date of the agreements unless we give notice of nonrenewal 60 days prior to the anniversary date. Under the CIC Agreements, a change in control is, with certain limitations, deemed to occur if: (i) an individual or entity (including a “group” under Section 13d-3 of the Exchange Act) becomes the beneficial owner of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the Company cease to constitute a majority of the Board; (iii) consummation of the sale of all, or substantially all, of the assets of the Company (with certain limitations)occurs; or (iv) the approval of a plan of dissolution or liquidation.

The CIC Agreements are intended to ensure, among other things that, in the event of a change in control, each NEO will continue to focus on adding shareholder value. We seek to accomplish this by assuring that each NEO continues to receive payments and other benefits equivalent to those he was receiving at the time of a change in control for the duration of the employment term under of the CIC Agreement. The CIC Agreements also provide that should an NEO’s employment be terminated either (i) by the NEO for good reason, or (ii) by the Company (other than for cause or disability) after the Effective Date of the CIC Agreement, he would receive from us a lump-sum defined amount generally equivalent to three times the aggregate of his then annual base salary rate and his highest annual incentive prior to the Effective Date. For Mr. Radford and any other CIC Agreements entered into after February 21, 2014, the lump-sum defined amount is generally equivalent to two times.

The NEOs would also be entitled to lump-sum payments representing the difference in pension and supplemental retirement benefits to which they would be entitled on

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	73

(i) the date of actual termination, and (ii) the end of the three-year (or two-year where applicable) employment period under the CIC Agreements. We would also maintain such NEO’s participation in all benefit plans and programs (or provide equivalent benefits if such continued participation was not possible under the terms of such plans and programs).

An NEO whose employment has terminated would not be required to seek other employment in order to receive the defined benefits.

In March 2015, the Compensation Committee approved an amendment to each CIC Agreement eliminating the excise tax gross-up provision and adding a “Best Net After Tax Payment,” which reduces the amount received by the NEO upon a change in control if the NEO would receive a greater after-tax benefit than he would if full severance benefits were paid, taking into account all applicable taxes including any excise tax. See “Payments Made Upon a Change in Control” below.

The table starting on page 76 reflects the amount of compensation to each of the NEOs in the event of termination of such NEO’s employment under the terms of the NEO’s CIC Agreement. That table also shows the amount of compensation payable to each NEO upon voluntary termination; involuntary not for cause termination; for cause termination; termination following a change in control; and in the event of disability or death of the NEO. The amounts shown assume that such termination was effective as of December 31, 2014, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from Hecla.

Payments Made Upon Termination. For voluntary and involuntary not for cause terminations, NEOs may receive: (i) a prorated portion of short-term performance compensation; (ii) any amounts due under matured long-term performance compensation plans; (iii) one month of health and welfare benefits; and (iv) any earned, but unused vacation. Neither of these terminations would impact their vested retirement plans and the 401(k) match would be deposited in their accounts.

Payments Made Upon Retirement. The NEOs could receive a prorated portion of any short-term performance compensation and a prorated portion of any long-term compensation in effect at the time of their retirement. They would also receive one month of health and welfare benefits and any earned but unused vacation, and the 401(k) match would be deposited in their accounts. As of December 31, 2014, Mr. Baker was the only NEO that qualified for early or regular retirement.

Payments Made Upon Death or Disability. Upon death or disability, the NEOs would receive a prorated portion of any short-term performance compensation, as well as a prorated portion of any long-term compensation plans in which the NEO was a participant. In both cases, retirement would be reduced in accordance with the terms of the plans and, in the case of death, the surviving spouse or other beneficiary would receive the payments. They would also receive one month of health and welfare benefits and any accrued, but unused vacation and the 401(k) match would be deposited in their accounts.

Payments Made Upon a Change in Control. If a change in control occurs as defined in the NEOs’ CIC Agreements, they would be eligible for a prorated portion of any short-term performance compensation and a prorated portion of any long-term performance compensation as though they had been employed for an additional three years. They would also receive three years of health and welfare benefits and disability and life insurance premiums would be paid. In addition to any earned, but unused vacation, they would be eligible for up to $20,000 in outplacement assistance and the 401(k) match would be deposited in their accounts. Payment would be as if they had been employed for an additional two years for the CIC Agreement with Mr. Radford and any other CIC Agreements entered into after February 21, 2014.

The CIC Agreements provide for specified payments and other benefits if the NEO’s employment is terminated either (i) by the NEO for good reason, or (ii) by Hecla or its successor other than for cause, death or disability, within the three years (two years for Mr. Radford) following a change in control, or prior to a change in control if it can be demonstrated that the termination was related to a potential change in control. These payments and benefits include the following:

●	all accrued obligations;
●

a lump-sum payment equal to three times the sum of the NEO’s then annual base salary and the NEO’s highest annual and long-term incentive payment for the three years prior to the change in control, with multiples of two years for the CIC Agreement with Mr. Radford and any other CIC Agreement entered into after February 21, 2014;

●

a lump-sum payment equal to the difference in the Retirement Plan and Supplemental Plan benefits to which the NEO would be entitled on (i) the date of actual termination, and (ii) three years later, with two years later for the CIC Agreement with Mr. Radford and any other CIC Agreement entered into after February 21, 2014; and

●	for Messrs. Baker, Sabala, McDonald, Sienko and Poirier, the continued participation for three years in all of Hecla’s benefits plans and programs to which

Compensation Tables

the NEO would be entitled on the date of the change in control (or provision of equivalent benefits if such continued participation was not possible under the terms of such plans and programs), or two years in the case of Mr. Radford and any other CIC Agreement entered into after February 21, 2014.

In addition, the CIC Agreements in conjunction with our equity compensation plans provide for immediate vesting of all stock options and restricted stock awards in the event of a change in control and the NEO is terminated without cause or leaves for good reason (i.e., a “double trigger”). In such a situation, the LTIP would also pay out a prorated award based on target performance, regardless of actual performance. However, this payment directly offsets the cash severance payment by the same amount. These plan provisions are intended to recognize the value of the NEO’s long-term contribution to Hecla and not affect management decisions following termination.

In March 2015, the Compensation Committee approved an amendment to each CIC Agreement eliminating the excise tax gross-up provision and adding a “Best Net After Tax Payment,” which reduces the amount received by the NEO upon a change in control if the NEO would receive a greater after-tax benefit than he would receive if full severance benefits were paid, taking into account all applicable taxes including any excise tax.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	75

Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Termination	Voluntary Termination on 12/31/14 ($)	Involuntary Not For Cause Termination on 12/31/14 ($)	For Cause Termination on 12/31/14 ($)	Termination Following a Change in Control on 12/31/14 ($)		Disability on 12/31/14 ($)	Death on 12/31/14 ($)
Phillips S. Baker, Jr.
Short-term Performance Compensation	919,600	919,600	–	2,758,800	[1]	919,600	919,600
Stock Options	–	–	–	–		–	–
Restricted Stock	–	–	–	840,351		–	–
Long-term Performance Compensation	1,383,938	1,383,938	1,383,938	4,151,814	[2]	2,250,600	2,250,600
Benefits & Perquisites:
Retirement Plans[3]	3,531,964	3,531,964	3,531,964	6,174,833		6,784,308	4,479,742
Deferred Compensation[4]	–	–	–	–		–	–
Health and Welfare Benefits[5]	1,614	1,614	1,614	58,104		1,614	1,614
Disability Income[6]	–	–	–	–		959,750	–
Life Insurance Benefits[7]	–	–	–	11,103		–	325,000
Change in Control Payment[8]	–	–	–	1,815,000		–	–
Earned Vacation Pay[9]	46,536	46,536	46,536	46,536		46,536	46,536
Outplacement	–	–	–	20,000		–	–
Total	5,883,652	5,883,652	4,964,052	15,876,541		10,962,408	8,023,092
James A. Sabala
Short-term Performance Compensation	418,000	418,000	–	1,437,750	[1]	418,000	418,000
Stock Options	–	–	–	–		–	–
Restricted Stock	–	–	–	576,233		–	–
Long-term Performance Compensation	536,800	536,800	536,800	1,610,400	[2]	876,800	876,800
Benefits & Perquisites:
Retirement Plans[3]	1,076,457	1,076,457	1,076,457	2,006,038		1,171,039	822,394
Deferred Compensation[4]	–	–	–	–		–	–
Health and Welfare Benefits[5]	1,190	1,190	1,190	42,840		1,190	1,190
Disability Income[6]	–	–	–	–		559,937	–
Life Insurance Benefits[7]	–	–	–	11,103		–	325,000
Change in Control Payment[8]	–	–	–	1,140,000		–	–
Earned Vacation Pay[9]	21,922	21,922	21,922	21,922		21,922	21,922
Outplacement	–	–	–	20,000		–	–
Total	2,054,369	2,054,369	1,636,369	6,866,286		3,048,888	2,465,306
Lawrence P. Radford
Short-term Performance Compensation	467,400	467,400	–	934,800	[1]	467,400	467,400
Stock Options	–	–	–	–		–	–
Restricted Stock	–	–	–	590,710		–	–
Long-term Performance Compensation	419,375	419,375	419,375	838,750	[2]	732,707	732,707
Benefits & Perquisites:
Retirement Plans[3]	231,114	231,114	231,114	408,363		390,562	254,983
Deferred Compensation[4]	–	–	–	–		–	–
Health and Welfare Benefits[5]	1,614	1,614	1,614	38,736		1,614	1,614
Disability Income[6]	–	–	–	–		1,018,159	–
Life Insurance Benefits[7]	–	–	–	7,402		–	325,000
Change in Control Payment[8]	–	–	–	760,000		–	–
Earned Vacation Pay[9]	21,922	21,922	21,922	21,922		21,922	21,922
Outplacement	–	–	–	20,000		–	–
Total	1,141,425	1,141,425	674,025	3,620,683		2,632,364	1,803,626

Compensation Tables

Executive Benefits and Payments Upon Termination	Voluntary Termination on 12/31/14 ($)	Involuntary Not For Cause Termination on 12/31/14 ($)	For Cause Termination on 12/31/14 ($)	Termination Following a Change in Control on 12/31/14 ($)		Disability on 12/31/14 ($)	Death on 12/31/14 ($)
Dr. Dean W.A. McDonald
Short-term Performance Compensation	302,500	302,500	–	907,500	[1]	302,500	302,500
Stock Options	–	–	–	–		–	–
Restricted Stock	–	–	–	503,099		–	–
Long-term Performance Compensation	419,375	419,375	419,375	1,258,125	[2]	679,375	679,375
Benefits & Perquisites:
Retirement Plans[3]	879,528	879,528	879,528	1,468,151		1,115,670	763,248
Deferred Compensation[4]	–	–	–	–		–	–
Health and Welfare Benefits[5]	244	244	244	8,784		244	244
Disability Income[6]	–	–	–	–		468,102	–
Life Insurance Benefits[7]	–	–	–	7,811		–	189,000
Change in Control Payment[8]	–	–	–	825,000		–	–
Earned Vacation Pay[9]	15,865	15,865	15,865	15,865		15,865	15,865
Outplacement	–	–	–	20,000		–	–
Total	1,617,512	1,617,512	1,315,012	5,014,335		2,581,756	1,950,232
David C. Sienko
Short-term Performance Compensation	225,000	225,000	–	675,000	[1]	225,000	225,000
Stock Options	–	–	–	–		–	–
Restricted Stock	–	–	–	258,831		–	–
Long-term Performance Compensation	318,725	318,725	318,725	956,175	[2]	508,725	508,725
Benefits & Perquisites:
Retirement Plans[3]	216,433	216,433	216,433	348,182		613,720	369,383
Deferred Compensation[4]	–	–	–	–		–	–
Health and Welfare Benefits[5]	492	492	492	17,712		492	492
Disability Income[6]	–	–	–	–		1,329,856	–
Life Insurance Benefits[7]	–	–	–	9,531		–	251,000
Change in Control Payment[8]	–	–	–	750,000		–	–
Earned Vacation Pay[9]	14,423	14,423	14,423	14,423		14,423	14,423
Outplacement	–	–	–	20,000		–	–
Total	775,073	775,073	550,073	3,049,854		2,692,216	1,369,023
Don Poirier
Short-term Performance Compensation	124,300	124,300	–	488,160	[1]	124,300	124,300
Stock Options	–	–	–	–		–	–
Restricted Stock	–	–	–	334,736		–	–
Long-term Performance Compensation	335,500	335,500	335,500	1,006,500	[2]	540,500	540,500
Benefits & Perquisites:
Retirement Plans[3]	627,530	627,530	627,530	1,036,687		921,430	615,533
Deferred Compensation[4]	–	–	–	–		–	–
Health and Welfare Benefits[5]	244	244	244	8,784		244	244
Disability Income[6]	–	–	–	–		548,912	–
Life Insurance Benefits[7]	–	–	–	8,663		–	226,000
Change in Control Payment[8]	–	–	–	678,000		–	–
Earned Vacation Pay[9]	13,038	13,038	13,038	13,038		13,038	13,038
Outplacement	–	–	–	20,000		–	–
Total	1,100,612	1,100,612	976,312	3,594,568		2,148,424	1,519,615

1.	Represents three times the highest annual incentive payment paid in the last three years for Messrs. Baker, Sabala, McDonald, Sienko and Poirier. Represents two times the highest annual incentive payment paid in the last three years for Mr. Radford.
2.	Represents three times the highest long-term incentive payment paid in the last three years for Messrs. Baker, Sabala, McDonald, Sienko and Poirier. Represents two times the highest long-term incentive payment paid in the last three years for Mr. Radford.
3.	Reflects the estimated lump-sum present value of qualified and nonqualified retirement plans to which the NEO would be entitled. Mr. Baker is the only NEO that qualified for early or regular retirement on December 31, 2014, under our retirement plan.
4.	Reflects the lump-sum present value held in the NEO’s account under our KEDCP as of December 31, 2014.
5.	Reflects the estimated lump-sum value of all future premiums, which will continue to be paid by the Company on behalf of Messrs. Baker, Sabala, McDonald, Sienko and Poirier under our health and welfare benefit plans for three years upon change in control and for one month otherwise. Reflects the estimated lump-sum value of all future premiums, which will continue to be paid by the Company on behalf of Mr. Radford under our health and welfare benefit plans for two years upon change in control and for one month otherwise.
6.	Reflects the estimated lump-sum present value of all future payments, which the NEO would be entitled to receive under our disability program.
7.	Reflects the estimated lump-sum value of the cost of coverage for life insurance provided by us to the NEO; provided, however, that the amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to the NEO’s beneficiaries upon his death.
8.	Represents three times annual base salary for Messrs. Baker, Sabala, McDonald, Sienko and Poirier. Represents two times annual base salary for Mr. Radford.
9.	Represents lump-sum payment of earned vacation time accrued.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	77

Equity Compensation Plan Information

As of December 31, 2014, the Company has three equity incentive compensation plans that have been approved by the shareholders under which shares of the Company’s common stock have been authorized for issuance to directors, officers, employees, and consultants. All outstanding awards relate to our Common Stock.

	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders:
2010 Stock Incentive Plan	–	N/A	15,414,727
1995 Stock Incentive Plan[1]	259,342	5.47	–
Stock Plan for Nonemployee Directors	–	N/A	555,167
Key Employee Deferred Compensation Plan	–	N/A	676,992
Equity Compensation Plans Not Approved by Security Holders	–	–	–
Total	259,342	5.47	16,646,886

1.	The 1995 Stock Incentive Plan expired on May 5, 2010. No additional stock options or restricted stock can be granted under this plan. However all outstanding stock options and restricted stock granted under this plan will continue to be governed by the provisions of the plan.

Other Benefits

Retirement Plan

Our NEOs participate in the Hecla Mining Company Qualified Retirement Plan (the “Retirement Plan”), which covers substantially all of our employees, except for certain hourly employees who are covered by separate plans. Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of our contributions, and related expenses or income, is specifically attributable to our officers. We also have an unfunded Supplemental Excess Retirement Plan adopted in November 1985 (the “SERP”) under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, as amended (the “Acts”), and the loss, if any, due to a deferral of salary made under our KEDCP and/or our 401(k) Plan will be paid out of our general funds to any employee who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the Retirement Plan to any employee is $210,000, subject to specified adjustments, and is calculated using earnings not in excess of $260,000. Upon reaching the normal retirement age of 65, each participant is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1.75% of the difference, if any, between final average annual earnings and the applicable covered compensation level. The Retirement Plan and SERP define earnings for purposes of the plans to be “a wage or salary for services of employees inclusive of any bonus or special pay including gain-sharing programs, contract miners’ bonus pay and the equivalent,” except that on or after July 1, 2013, earnings are defined as “base salary or wages for personal services and elective deferrals plus

Other Benefits

(i) elective deferrals not includable in the gross income of the Employee under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b) and 457, (ii) one-half (1/2) of any performance based or annual incentive bonus, (iii) one-half (1/2) of any safety incentive award, (iv) paid time off, other than pay while on disability leave, (v) any post-employment payment for services performed during the course of employment that would have been paid to the Employee prior to the severance from employment if the Employee had continued in employment with an

Employer, and (vi) compensation for overtime at the Employee’s regular rate of pay.”

The following table shows estimated aggregate annual benefits under our Retirement Plan and the SERP payable upon retirement to a participant who retires in 2014 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels as in effect on January 1, 2014.

Estimated Annual Retirement Benefits

Final Average Annual Earnings	Years of Credited Service
	5	10	15	20	25	30	35
$100,000	$6,028	$12,055	$18,083	$24,110	$30,138	$36,165	$42,193
150,000	10,403	20,805	31,208	41,610	52,013	62,415	72,818
200,000	14,778	29,555	44,333	59,110	73,888	88,665	103,443
250,000	19,153	38,305	57,458	76,610	95,763	114,915	134,068
300,000	23,528	47,055	70,583	94,110	117,638	141,165	164,693
350,000	27,903	55,805	83,708	111,610	139,513	167,415	195,318
400,000	32,278	64,555	96,833	129,110	161,388	193,665	225,943
450,000	36,653	73,305	109,958	146,610	183,263	219,915	256,568
500,000	41,028	82,055	123,083	164,110	205,138	246,165	287,193
550,000	45,403	90,805	136,208	181,610	227,103	272,415	317,818
600,000	49,778	99,555	149,333	199,110	248,888	298,665	348,443
650,000	54,153	108,305	162,458	216,610	270,763	324,915	379,068
700,000	58,528	117,055	175,583	234,110	292,638	351,165	409,693
750,000	62,903	125,805	188,708	251,610	314,513	377,415	440,318
800,000	67,278	134,555	201,833	269,110	336,388	403,665	470,943
850,000	71,653	143,305	214,958	286,610	358,263	429,915	501,568
900,000	76,028	152,055	228,083	304,110	380,138	456,165	532,193
950,000	80,403	160,805	241,208	321,610	402,013	482,415	562,818
1,000,000	84,778	169,555	254,333	339,110	423,888	508,665	593,443

Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2014, the following executive officers have completed the indicated number of full years of credited service: P. Baker, 13 years; J. Sabala, 6 years; L. Radford, 3 years; D. McDonald, 8 years; D. Sienko, 4 years; and D. Poirier, 7 years.

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	79

Pension Benefits

The following table shows pension information under the Hecla Mining Company Retirement Plan and the SERP for the NEOs as of December 31, 2014. The terms and conditions for participation in, and payments from these plans are described above under “Retirement Plan.” The actuarial present value of accumulated benefit is determined using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age of 65, or the current age if eligible for early retirement. These assumptions are described in the pension footnotes to our financial statements included in our Annual Report on Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Calendar Year ($)
	Hecla Mining Company Retirement Plan	13	347,310	–
Phillips S. Baker, Jr.	Hecla Mining Company Supplemental Excess
	Retirement Plan		3,184,654	–
	Hecla Mining Company Retirement Plan	6	266,623	–
James A. Sabala	Hecla Mining Company Supplemental Excess
	Retirement Plan		809,834	–
	Hecla Mining Company Retirement Plan	3	93,640	–
Lawrence P. Radford	Hecla Mining Company Supplemental Excess
	Retirement Plan		137,474	–
	Hecla Mining Company Retirement Plan	8	296,181	–
Dr. Dean W.A. McDonald	Hecla Mining Company Supplemental Excess
	Retirement Plan		583,347	–
	Hecla Mining Company Retirement Plan	4	101,391	–
David C. Sienko	Hecla Mining Company Supplemental Excess
	Retirement Plan		115,042	–
	Hecla Mining Company Retirement Plan	7	242,460	–
Don Poirier	Hecla Mining Company Supplemental Excess
	Retirement Plan		385,070	–

Other Business

As of the date of this Proxy Statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above.

However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

By Order of the Board of Directors

Michael B. White
Corporate Secretary

April 8, 2015

Appendix A

Reconciliation of Non-GAAP Measures to GAAP

Reconciliation of Earnings Before Interest, Taxes, Depreciation, and Amortization (non-GAAP) to Net Income (Loss) (GAAP)

The non-GAAP measure of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is calculated as net income (loss) before the following items: interest expense, income tax provision (benefit), and depreciation, depletion, and amortization expense. Management believes that, when presented in conjunction with comparable GAAP measures, EBITDA is useful to investors in evaluating our operating performance. The table below presents reconciliations between the non-GAAP measure EBITDA to the GAAP measure of net income (loss) for the years ended December 31, 2014, 2013 and 2012 (in thousands).

	Year ended December 31,
	2014	2013	2012
Net income (loss) (GAAP)	$17,824	$(25,130)	$14,954
Interest expense, net of amount capitalized(1)	26,775	21,689	2,427
Income tax provision (benefit)	(5,240)	(9,795)	8,879
Depreciation, depletion, and amortization	112,173	82,366	50,113
EBITDA	$151,532	$69,130	$76,373

(1)	On April 12, 2013, we completed an offering of $500 million in aggregate principal amount of our Senior Notes due May 1, 2021 (the “Notes”), and issued additional Notes in 2014 to fund one of our defined benefit pension plans. See Note 6 of Notes to Consolidated Financial Statements in our Form 10-K for the calendar year ended December 31, 2014, for more information. The Notes bear interest at a rate of 6.875% per year from the date of original issuance or from the most recent payment date to which interest has been paid or provided for. Interest on the Notes is payable on May 1 and November 1 of each year, commencing November 1, 2013.

Reconciliation of Adjusted EBITDA (non-GAAP) to Net Income (Loss) (GAAP)

The non-GAAP measure of Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is calculated as net income before the following items: interest expense, income tax provision (benefit), depreciation, depletion, and amortization expense, exploration expense, pre-development expense, interest and other income (expense), gains and losses on derivative contracts, provisional price gains and losses, provisions for closed operations expense, stock-based compensation, and unrealized losses on investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income (loss) to Adjusted EBITDA (in thousands):

Year Ended
December 31, 2014
Net income (loss)	$17,824
Plus: Interest expense, net of amount capitalized	26,775
Plus/(Less): Income taxes	(5,240)
Plus: Depreciation, depletion and amortization	111,134
Plus: Exploration expense	17,698
Plus: Pre-development expense	1,969
Plus/(Less): Foreign exchange (gain) loss	(11,535)
Less: Gains on derivative contracts	(9,134)
Plus/(Less): Provisional price (gains)/losses	2,277
Plus: Provision for closed operations and environmental matters	10,215
Plus: Stock-based compensation	9,494
Plus: Unrealized losses on investments	3,224
Plus/(Less): Other	(286)
Adjusted EBITDA	$174,415

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	A-1

Reconciliation of Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) to Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP)

The tables below present reconciliations between the non-GAAP measures of Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits to the GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization for our operations for the year ended December 31, 2014 (in thousands, except costs per ounce).

Cash Cost, After By-product Credits is an important operating statistic that we utilize to measure each mine’s operating performance. It also allows us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver mining company, we also use the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines, but not Casa Berardi, which is a primary gold mine - to compare our performance with that of other primary silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. Cash Cost, After By-product Credits, per Ounce, provides management and investors an indication of operating cash flow, after consideration of the average price, received from production. Management also uses this measurement for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of this non-GAAP measure is the same as that reported by other mining companies.

The Casa Berardi section below reports Cash Cost, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties.

A-2

Appendix A

As depicted in the Total, Greens Creek and Lucky Friday Unit tables below, by-product credits comprise an essential element of our silver unit cost structure distinguishing our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of Cash Cost, After By-product Credits, per Silver Ounce include:

	Total, Greens Creek and Lucky Friday Units
In thousands (except per ounce amounts)	Year ended December 31,
	2014	2013	2012
By-product value, all silver properties:
Zinc	$95,701	$77,616	$84,087
Gold	61,871	66,907	75,860
Lead	66,082	48,973	30,969
Total by-product credits	$223,654	$193,496	$190,916

By-product credits per silver ounce, all silver properties
Zinc	$8.65	$8.71	$13.15
Gold	5.59	7.51	11.86
Lead	5.97	5.50	4.85
Total by-product credits	$20.21	$21.72	$29.86

By-product credits included in our presentation of Cash Cost, After By-product Credits, per Gold Ounce for our Casa Berardi Unit include:

	Casa Berardi Unit(3)
In thousands (except per ounce amounts)	Year ended December 31,
	2014	2013
Silver by-product value	$ 464	$ 262
Silver by-product credits per gold ounce	$3.62	$4.19

Cost of sales and other direct production costs and depreciation, depletion and amortization is the most comparable financial measure calculated in accordance with GAAP to Cash Cost, After By-product Credits. The sum of the cost of sales and other direct production costs and depreciation, depletion and amortization for our operating units in the tables below is presented in our Consolidated Statement of Operations and Comprehensive Income (Loss) (in thousands) included in our audited financial statements which are included in our Annual Report on Form 10-K for the calendar year ended December 31, 2014.

	Total, Greens Creek and Lucky Friday Units
In thousands (except per ounce amounts)	Year ended December 31,
	2014	2013	2012
Cash Cost, Before By-product Credits(1)	$276,842	$254,460	$208,178
By-product credits	(223,654)	(193,496)	(190,916)
Cash Cost, After By-product Credits	53,188	60,964	17,262
Divided by silver ounces produced	11,065	8,907	6,394
Cash Cost, Before By-product Credits, per Silver Ounce	25.02	28.56	32.55
By-product credits per silver ounce	(20.21)	(21.72)	(29.85)
Cash Cost, After By-product Credits, per Silver Ounce	$4.81	$6.84	$2.70
Reconciliation to GAAP:
Cash Cost, After By-product Credits	$53,188	$60,964	$17,262
Depreciation, depletion and amortization	72,936	63,098	43,522
Treatment costs	(82,639)	(76,824)	(73,355)
By-product credits	223,654	193,496	190,916
Change in product inventory	(1,649)	(246)	(1,381)
Reclamation and other costs	2,046	2,100	663
Cost of sales and other direct production costs and depreciation,
depletion and amortization (GAAP)	$267,536	$242,588	$177,627

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Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	A-3

	Greens Creek Unit
In thousands (except per ounce amounts)	Year ended December 31,
	2014	2013	2012
Cash Cost, Before by-Product Credits(1)	$199,247	$203,496	$208,178
By-product credits	(176,650)	(170,563)	(190,916)
Cash Cost, After By-product Credits	22,597	32,933	17,262
Divided by silver ounces produced	7,826	7,448	6,394
Cash Cost, Before By-product Credits, per Silver Ounce	25.46	27.32	32.55
By-product credits per silver ounce	(22.57)	(22.90)	(29.85)
Cash Cost, After By-product Credits, per Silver Ounce	$2.89	$4.42	$2.70
Reconciliation to GAAP:
Cash Cost, After By-product Credits	$22,597	$32,933	$17,262
Depreciation, depletion and amortization	63,505	55,265	43,522
Treatment costs	(63,313)	(67,341)	(73,355)
By-product credits	176,650	170,563	190,916
Change in product inventory	(1,706)	159	(1,381)
Reclamation and other costs	1,949	1,947	663
Cost of sales and other direct production costs and depreciation,
depletion and amortization (GAAP)	$199,682	$193,526	$177,627

	Lucky Friday Unit(2)
In thousands (except per ounce amounts)	Year ended December 31,
	2014	2013	2012
Cash Cost, Before By-product Credits(1)	$77,595	$50,964	$—
By-product credits	(47,004)	(22,933)	—
Cash Cost, After By-product Credits	30,591	28,031	—
Divided by silver ounces produced	3,239	1,459	—
Cash Cost, Before By-product Credits, per Silver Ounce	23.95	34.93	—
By-product credits per silver ounce	(14.51)	(15.72)	—
Cash Cost, After By-product Credits, per Silver Ounce	$9.44	$19.21	$—
Reconciliation to GAAP:
Cash Cost, After By-product Credits	$30,591	$28,031	$—
Depreciation, depletion and amortization	9,431	7,833	—
Treatment costs	(19,326)	(9,482)	—
By-product credits	47,004	22,933	—
Change in product inventory	57	(405)	—
Reclamation and other costs	97	153	—
Cost of sales and other direct production costs and depreciation,
depletion and amortization (GAAP)	$67,854	$49,063	$—

	Casa Berardi Unit(3)
In thousands (except ounce and per ounce amounts)	Year ended December 31,
	2014	2013	2012
Cash Cost, Before By-product Credits(1)	$106,438	$59,717	$—
By-product credits	(464)	(262)	—
Cash Cost, After by-product credits	105,974	59,455	—
Divided by gold ounces produced	128,244	62,532	—
Cash Cost, Before By-product Credits, per Gold Ounce	829.97	954.98	—
By-product credits per gold ounce	(3.62)	(4.19)	—
Cash Cost, After By-product Credits, per Gold Ounce	$826.35	$950.79	$—
Reconciliation to GAAP:
Cash Cost, After By-product Credits	$105,974	$59,455	$—
Depreciation, depletion and amortization	38,198	18,030	—
Treatment costs	(564)	(268)	—
By-product credits	464	262	—
Change in product inventory	3,151	(3,766)	—
Reclamation and other costs	820	142	—
Cost of sales and other direct production costs and depreciation,
depletion and amortization (GAAP)	$148,043	$73,855	$—

A-4

Appendix A

	Total, All Locations
In thousands	Year ended December 31,
	2014	2013	2012
Reconciliation to GAAP:
Cash Cost, After By-product Credits	$159,162	$120,419	$17,262
Depreciation, depletion and amortization	111,134	81,128	43,522
Treatment costs	(83,203)	(77,092)	(73,355)
By-product credits	224,118	193,758	190,916
Change in product inventory	1,502	(4,012)	(1,381)
Suspension-related costs	—	—	—
Reclamation and other costs	2,867	2,242	663
Cost of sales and other direct production costs and depreciation,
depletion and amortization (GAAP)	$415,580	$316,443	$177,627

(1)	Includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, after by-product revenues earned from all metals other than the primary metal produced at each unit.
(2)	Various accidents and other events resulted in temporary suspensions of production at the Lucky Friday unit during 2011 and throughout 2012. See the Lucky Friday Segment section in our Form 10-K for the calendar year ended December 31, 2014, for further discussion. As a result, Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits, Per Silver Ounce are not presented for 2012. Care-and-maintenance, mine rehabilitation, investigation, and other costs incurred during the suspension periods not related to production have been excluded from Cash Cost, Before By-product Credits and the calculation of Cash Cost, After By-product Credits, Per Silver Ounce produced.
(3)	On June 1, 2013, we completed the acquisition of Aurizon Mines Ltd., which gave us 100% ownership of the Casa Berardi mine in Quebec, Canada. The information presented reflects our ownership of Casa Berardi commencing as of that date. See Note 15 of Notes to Consolidated Financial Statements in our Form 10-K for the calendar year ended December 31, 2014, for more information. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Hecla Mining Company Notice of 2015 Annual Meeting and Proxy Statement	A-5

Meeting to be held at: Lavery, de Billy, L.L.P. 1 Place Ville Marie Suite 4000 Montreal, Quebec, Canada For directions contact (514) 871-1522

HECLA MINING COMPANY
6500 N. MINERAL DRIVE, SUITE 200
COEUR D'ALENE, ID 83815

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M82769-P61843	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
HECLA MINING COMPANY		For All	Withhold All	For All Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS 2 AND 3

1.	ELECTION OF DIRECTORS	☐	☐	☐
Nominees:

	01)	George R. Nethercutt, Jr.
	02)	John H. Bowles

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.	PROPOSAL to ratify and approve the selection of BDO USA, LLP, as independent auditors of the Company for the calendar year ending December 31, 2015.	☐	☐	☐

3.	Advisory resolution to approve executive compensation.	☐	☐	☐

4.	In their discretion on all other business that may properly come before the meeting or any adjournment or adjournments thereof.

This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR the election of the two nominees for Director and FOR the approval of Proposals 2 and 3. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M82770-P61843

HECLA MINING COMPANY
6500 N. Mineral Drive, Suite 200
Coeur d'Alene, Idaho 83815-9408

ANNUAL MEETING OF SHAREHOLDERS
May 21, 2015

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR
LISTED IN ITEM 1 AND "FOR" PROPOSALS 2 AND 3

The undersigned, revoking any previous proxies, hereby appoints PHILLIPS S. BAKER, JR. and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Company's Annual Meeting of Shareholders on May 21, 2015, and any adjournments or postponements thereof, and there to vote the undersigned's shares of common stock of the Company on the matters listed on the reverse side as described in the Board of Directors Proxy Statement for such meeting, a copy of which has been received by the undersigned.

Continued and to be signed on reverse side